SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U5S

ANNUAL REPORT

For the year ended December 31, 2002

Filed pursuant to the
Public Utility Holding Company Act of 1935 by

ALLEGHENY ENERGY, INC.

10435 Downsville Pike

Hagerstown, Maryland 21740-1766

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 AND UPDATED THROUGH DECEMBER 31, 2003

		Number of	% of	Issuer's	Owner's
	Type of	Common	Voting	Book	Book
Name of Company	Company	Shares Owned	Power	Value*	Value*
				(Thousands of Dollars)
Allegheny Energy, Inc. (AYE)	Holding
Allegheny Energy Service Corporation (AESC)	Service	5,000	100	2,131	2,131
Monongahela Power Company (MP)	Electric	5,891,000	100	477,590	493,443
Mountaineer Gas Company (MGC)	Gas	1,831,687	100	127,845	127,845
Mountaineer Gas Services, Inc. (MGS)	Gas	100	100	10,316	10,316
Universal Coil, LLC (UC)	(1)	None	50	None	None
The Potomac Edison Company (PE)	Electric	22,385,000	100	396,062	396,063
PE Transferring Agent, LLC (PETA)	(1)	None	None	3,038	3,038
West Penn Power Company (WPP)	Electric	24,361,586	100	481,025	481,025
The West Virginia Power & Transmission Company (WVP&T)*	(2)	30,000	100	6,015	6,015
West Penn West Virginia Water Power Company (WPWVWPC)*	(3)	5	100	32	31
Unsecured debt				15	15
West Penn Funding Corporation (WPFC)	(4)	100	100	294,389	294,389
West Penn Funding LLC (WPFLLC)	(4) (1)	None	100	4,678	4,678
West Penn Funding, LLC-West (WPFLLCW)	(1)	None	100	513	513
West Penn Transferring Agent LLC (WPTA)	(1)	None	100	101	101
Allegheny Energy Supply Company, LLC (AES)	Holding (1) (5)	None	98.025	1,049,299	1,029,855
Allegheny Energy Supply Capital, LLC (AESCAP)	(1)	None	100	1,789,413	1,789,413
Allegheny Energy Supply Capital Midwest, LLC (AESCAPM)	(1)(23)	None	100	11	11
Allegheny Energy Supply Conemaugh, LLC (AESCON)	(1)	None	100	77,043	77,043
Allegheny Energy Supply Conemaugh Fuels, LLC (AESCONF)	(1)	None	100	(7)	(7)
Conemaugh Fuels, LLC (CONF)	(24)(25)
Allegheny Energy Supply Gleason Generating Facility, LLC (AESGGF)	(1)	None	100	349,038	349,038
Allegheny Energy Supply Lincoln Generating Facility, LLC (AESLGF)	(1)	None	100	245,365	245,365
Allegheny Energy Supply Wheatland Generating Facility, LLC (AESWGF)	(1)	None	100	290,883	290,883
Energy Financing Company, L.L.C. (EFC)	(1) (7)	None	100	159,164	159,164
Lake Acquisition Company, L.L.C. (LAC)	(1)	None	100	663	663
Allegheny Energy Supply Development Services, LLC (AESD)	(1)	None	100	15,960	15,961
NYC Energy LLC (NYC)	(1)	None	50	20	10
Acadia Bay Energy Company, LLC (ABEC)	(1)	None	100	(105,215)	(105,215)
Buchanan Energy Company of Virginia, LLC (BECVA)	(1)	None	100	28,658	28,658
Buchanan Generation, LLC (BG)	(1) (8)	None	50	28,658	28,658
Allegheny Trading Finance Company, LLC (ATF)	(6) (9)	None	100	579,736	579,736
Allegheny Energy Supply Units 3, 4 & 5, LLC (AES 3, 4 & 5)	(1) (10) (11)	None	100	0	0
Allegheny Energy Supply Hunlock Creek, LLC (AESHC)	(1)	None	100	18,614	18,614
Hunlock Creek Energy Ventures (HCEV)	(12) (8)	None	50	19,007	19,007

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 AND UPDATED THROUGH DECEMBER 31, 2003 (Continued)

		Number of	% of	Issuer's	Owner's
	Type of	Common	Voting	Book	Book
Name of Company	Company	Shares Owned	Power	Value*	Value*
				(Thousands of Dollars)
Allegheny Ventures, Inc. (AV)	(5)	100	100	119,972	119,972
AYP Energy, Inc. (AYP)	(6)	100	100	270	270
Allegheny Communications Connect, Inc. (ACC)	(13)	100	100	78,387	78,387
Allegheny Communications Connect of Virginia, Inc. (ACCVA)	(13)	100	100	1	1
Allegheny Communications Connect of Pennsylvania, LLC (ACCPA)	(1) (13)	None	100	82	82
Allegheny Communications Connect of Ohio, LLC (ACCOH)	(1) (13)	None	100	None	None
Allegheny Communications Connect of West Virginia, LLC (ACCWV)	(1) (13)	None	100	None	None
AFN Finance Company No. 2, LLC (AFN2)	(1)	None	100	271	270
Odyssey Communications, LLC (ODC)	(1) (13)	None	40	1,075	1,075
AFN, LLC (AFN)	(1) (13)	None	45.43	None	None
Allegheny Energy Solutions, Inc. (AESOL)	(14)	100	100	17,519	17,519
MABCO Steam Company, LLC (MABCO)	(1)	None	19.968	4,505	4,505
APS Cogenex, L.L.C. (APSCO)	(1) (17) (8)	None	50	1,706	1,706
Utility Associates, Inc. (UAI)	(18)	111	10	None	None
Alliance Gas Services Holdings, LLC (AGSH)	(1) (19)	None	100	12,124	10,913
Ohio Valley Electric Corporation (OVEC)	(20) (21)	12,500	12-1/2	1,250	1,250
Indiana-Kentucky Electric Corporation (IKEC)	(20)	17,000	100	3,400	3,400
Green Valley Hydro, LLC (GVH)	(1)	None	100	2,124	2,123

Subsidiaries of More Than One System Company
Allegheny Generating Company (AGC)	Generating
Owners:
Monongahela Power Company		229.716	22.97	31,531	31,533
Allegheny Energy Supply Company, LLC		770.284	77.03	105,738	105,736
Allegheny Pittsburgh Coal Company (APC)	(22)
Owners:
Monongahela Power Company		2500	25	(3,495)	(3,679)
Unsecured debt				3,495	3,495
The Potomac Edison Company		2500	25	(3,616)	(3,679)
Unsecured debt				3,616	3,616
West Penn Power Company		5000	50	(7,061)	(7,357)
Unsecured debt				7,061	7,061

*As of December 31, 2002.

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 AND UPDATED THROUGH DECEMBER 31, 2003 (Continued)

* Inactive

(1)      Limited liability company. An LLC has no common stock. The percentage of voting power represents the percent of ownership interest in the LLC owned by the system company.
(2)      Owns land for power development.
(3)      Owns land for water power development.
(4)      Purchased and owned intangible transition property and pledged the same to a bond trustee to facilitate the issuance of transition bonds.
(5)      Unregulated non-utility, also a holding company.
(6)      Bulk power marketer.
(7)      Energy Financing Company, L.L.C. merged into Allegheny Energy Supply Lincoln Generating Facility, LLC on September 30,
           2003.
(8)      Each LLC is run by the sole member.
(9)      Allegheny Trading Finance Company converted from a regular corporation to a limited liability company and name changed to Allegheny Trading Finance Company, LLC on September 16, 2003.
(10)    Owner of three combined cycle generating units.
(11)    Allegheny Energy Supply Units 3, 4 & 5, LLC formed on March 13, 2003.
(12)    General Partnership engaged in owning, operating, and marketing of the output of its facilities at wholesale only.
(13)    Exempt telecommunications company.
(14)    Unregulated marketer of electric energy and other energy related services.
(15)    Allegheny Energy Solutions, Inc. ownership interest in MABCO Steam Company, LLC was assigned to Allegheny
           Ventures, Inc. on August 1, 2002.
(16)    This company is run by the company with the largest percentage of ownership interest (a non-system company).
(17)    Allegheny Energy Solutions, Inc. ownership interest in APS Cogenex, L.L.C. was assigned to Allegheny Ventures, Inc.
           on July 31, 2002.
(18)    Develops and implements field data collection solutions exclusively for the utility industry.
(19)    Provides administrative and support services to Fellon-McCord Associates, Inc.
(20)    Exempt from registration as a holding company under Section 3 (a) pursuant to Rule 2.
(21)    Allegheny Energy, Inc. owns 12.50% of the capital stock of the Ohio Valley Electric Corporation, the balance owned by unaffiliated companies. Ohio Valley Electric Corporation owns 100% of the capital stock of Indiana-Kentucky Electric
           Corporation. These companies were formed October 1, 1952, to build electric generating facilities to supply power under a long-term contract to the Energy Research and Development Administration's (formerly Atomic Energy
           Commission) uranium diffusion project at Portsmouth, Ohio. See Holding Company Act Release No. 11578.
(22)    Owns coal reserves as a long-term resource.
(23)    The Company's existence ended on December 31, 2003 when it was merged with Allegheny Energy Supply Capital,
           LLC with the surviving company being Allegheny Energy Supply Capital, LLC.
(24)    Conemaugh Fuels, LLC was formed on July 12, 2002 by the owners of the Conemaugh Power Station. Allegheny Energy
           Supply Conemaugh Fuels, LLC owned a 4.86% ownership interest in Conemaugh Fuels, LLC representing Allegheny's ownership interest in this PA power station.
(25)    Allegheny Energy Supply Conemaugh Fuels, LLC transferred its ownership interest in Conemaugh Fuels, LLC to a non-system company on June 26, 2003.

1A

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 AND UPDATED THROUGH DECEMBER 31, 2003 (Continued)

NOTES

          In 2002, AES formed Buchanan Energy Company of Virginia, LLC (BECVA). BECVA, incorporated in Virginia on March 14, 2002, and is a wholly owned subsidiary of AES. BECVA owns the AES portion of a joint venture in a generating station.

          In 2002, BECVA formed Buchanan Generation, LLC (BG). BECVA owns 50% of BG, incorporated in Virginia on January 16, 2002. BG owns a joint venture in a generating station.

          In 2002, AES formed Allegheny Energy Supply Capital Midwest, LLC (AESCAPM). AESCAPM, incorporated in Delaware on February 26, 2002, and is a wholly owned subsidiary of AES. AESCAPM was formed to centralize finance activities for AES.

          In 2002, AESD acquired a 50% ownership interest in NYC Energy LLC (NYC), incorporated in Delaware on June 1, 1998, to hold an interest in a generating station.

          In 2002, AES formed Allegheny Trading Finance Company (ATF). ATF incorporated in Delaware on October 16, 2002, and is a wholly owned subsidiary of AES. ATF holds certain power contracts and facilitates AES trading operations. Allegheny Trading Finance Company was converted to a Delaware limited liability company (Allegheny Trading Finance Company, LLC) in 2003.

          In 2002, WPFC formed West Penn Funding, LLC-West (WPFLLCW). WPFLLCW, incorporated in Delaware on May 28, 2002, and is a wholly owned subsidiary of WPFC. WPFLLCW was formed to facilitate the holding of Pennsylvania Transition Bonds.

          In 2003, AYE formed Allegheny Energy Supply Units 3, 4 & 5, LLC (AES 3, 4 & 5). AES 3, 4 & 5 incorporated in Delaware on March 13, 2003, and is a wholly owned subsidiary of AYE. AES 3, 4 & 5 was formed to hold Units 3, 4 & 5 of the recently completed construction of three combined cycle electric generating units.

          In 2003, AESCAPM merged into AESCAP with AESCAP being the surviving company. The merger was effective December 31, 2003.

          In 2003, AESCONF transferred all of its ownership interest in CONF to a non-system company. The transfer was effective June 26, 2003.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS
None.
ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

          All have been reported in certificates filed pursuant to Rule 24, Form U-6B-2, and Schedules IX for Allegheny Energy Supply Company, LLC, Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company, except on July 24, 2003 Allegheny Energy, Inc. (AE) issued by private placement $300 million of Mandatorily Convertible Trust Preferred Securities (Convertible Preferred Securities) through its wholly owned subsidiary, Allegheny Capital Trust I (Trust). The Trust issued to purchasers, Convertible Preferred Securities, which represented an undivided interest in AE Notes held by the Trust, together with attached warrants for the purchase of AE Common Stock. The Trust paid over 100% of the proceeds received from the purchasers of the Convertible Preferred Securities to AE in exchange for AE's Notes, together with the attached warrants. Upon the occurrence of the Mandatory Exercise Event, the Convertible Preferred Securities will be converted automatically into common stock of AE on the Mandatory Exercise Date. The Mandatory Exercise Event is defined as any day on which purchases and sales of AYE common stock are reported on the NYSE that is the 20th Trading Day within the 30 consecutive Trading Day period ending on such Trading Day on which the closing price of a share of AYE common stock is equal to or greater than $15 per share. Interest payments are to be made on the fifteenth day of March, June, September and December. The date of maturity is June 15, 2008.

ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES
	Calendar Year 2002 (Dollar Amounts in Thousands)

		Number of Shares or Principal Amount
Name of Issuer and Title of Issue	Name of Company Acquiring, Redeeming, or Retiring Securities	Acquired	Redeemed	Retired	Consideration	Commission Authorization

Monongahela Power Company

7.375% First Mortgage Bonds	Monongahela Power Company			$25,000	$25,000	Rule 42
4.35% Greene County Pollution Control Notes	Monongahela Power Company			$1,753	$1,753	Rule 42

West Penn Funding LLC

6.63% Transition Bonds
Class A-2	West Penn Funding LLC		$70,295		$70,295	Rule 42

Mountaineer Gas Company

7.00% Property Mortgage	Mountaineer Gas Company		$15		$15	Rule 42
7.59% Unsecured Notes	Mountaineer Gas Company		$3,333		$3,333	Rule 42

Allegheny Energy Supply Company, LLC

Variable Rate Medium Term Notes	Allegheny Energy Supply Company, LLC			$80,000	$80,000	Rule 42
8.25 % Medium Term Notes	Allegheny Energy Supply Company, LLC	$650,000			$650,000	Rule 42
4.35% Greene County Pollution Control Notes (The Potomac Edison Company)	Allegheny Energy Supply Company, LLC			$3,200	$3,200	Rule 42
4.35% Greene County Pollution Control Notes (Monongahela Power Company)	Allegheny Energy Supply Company, LLC			$307	$307	Rule 42
8.13% Medium Term Notes	Allegheny Energy Supply Company, LLC		$77,301		$77,301	Rule 42

West Penn Power Company

8% QUIDS Series A	West Penn Power Company		$70,000		$70,000	Rule 42
5.66% Medium Term Notes	West Penn Power Company		$32,050		$32,050	Rule 42
5.56% Medium Term Notes	West Penn Power Company		$ 1,500		$ 1,500	Rule 42
6.625% Medium Term Notes	West Penn Power Company	$80,000			$80,000	Rule 42

ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES (Continued)
	Calendar Year 2002 (Dollar Amounts in Thousands)

		Number of Shares or Principal Amount
Name of Issuer and Title of Issue	Name of Company Acquiring, Redeeming, or Retiring Securities	Acquired	Redeemed	Retired	Consideration	Commission Authorization

AFN Finance Company No. 2, LLC

3.809 % Medium Term Notes	AFN Finance Company No. 2, LLC		$10,500		$10,500	Rule 42

ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES (Continued)
	Calendar Year 2002 (Dollar Amounts in Thousands)

		Number of Shares or Principal Amount
Name of Issuer and Title of Issue	Name of Company Acquiring, Redeeming, or Retiring Securities	Acquired	Redeemed	Retired	Consideration	Commission Authorization

Monongahela Power Company

5.66% Medium Term Notes	Monongahela Power Company		$ 5,000		$ 5,000	Rule 42
5.71% Medium Term Notes	Monongahela Power Company		$ 1,975		$ 1,975	Rule 42
5.57% Medium Term Notes	Monongahela Power Company		$ 1,000		$ 1,000	Rule 42
5.63% Medium Term Notes	Monongahela Power Company		$20,500		$20,500	Rule 42
5.56% Medium Term Notes	Monongahela Power Company		$15,000		$15,000	Rule 42
4-1/2% Marion Co PC Notes	Monongahela Power Company		$ 2,599		$ 2,599	Rule 42
4-1/2% Pleasants Co PC Notes	Monongahela Power Company		$ 8,631		$ 8,631	Rule 42
4-1/2% Preston Co PC Notes	Monongahela Power Company		$5,020		$5,020	Rule 42

Mountaineer Gas Company
7.00% Property Mortgage	Mountaineer Gas Company		$15		$15	Rule 42
7.59% Unsecured Notes	Mountaineer Gas Company		$3,333		$3,333	Rule 42

Allegheny Generating Company
5.625% Debenture	Allegheny Generating Company		$50,000		$50,000	Rule 42

Allegheny Energy, Inc.

11-7/8% Mandatorily Convertible
Trust Preferred Securities	Allegheny Energy, Inc.	$300,000			$300,000	Rule 42

ITEM 4. ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES (Continued)
	Calendar Year 2002 (Dollar Amounts in Thousands)

		Number of Shares or Principal Amount
Name of Issuer and Title of Issue	Name of Company Acquiring, Redeeming, or Retiring Securities	Acquired	Redeemed	Retired	Consideration	Commission Authorization

Allegheny Energy Supply, Company, LLC
4.95% Washington Co. PC Notes	Allegheny Energy Supply Company, LLC		$61,500		$61,500	Rule 42
4-1/2 % Marion Co. PC Notes	Allegheny Energy Supply Company, LLC		$456		$456	Rule 42
4-1/2% Pleasants Co. PC Notes	Allegheny Energy Supply Company, LLC		$1,514		$1,514	Rule 42
4-1/2% Preston Co. PC Notes	Allegheny Energy Supply Company, LLC		$880		$880	Rule 42
ITEM 5. INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES 1. As of December 31, 2002, there were three investments aggregating $30,101.00. 2. None.

ITEM 6.  OFFICERS AND DIRECTORS

PART I     Names, principal business addresses, and positions of officers and directors of all system companies as of December 31, 2002 and updated through December 31, 2003.

The following symbols are used in the tabulation:

AS	Acting Secretary	VP	Vice President
C	Controller	A	Member of Audit Committee
CA	Chief Accountant	X	Member of Executive Committee
CEO	Chief Executive Officer	F	Member of Finance Committee
CFO	Chief Financial Officer	M	Member of Management Review and Director Affairs Committee (renamed Management Compensation and Development Committee as of 4/4/03)
CH	Chairman	NB	Member of New Business Committee (dissolved 4/4/03)
COO	Chief Operating Officer	N	Nominating and Governance Committee (formed 4/4/03)
D	Director	SA	Member of Strategic Affairs Committee (dissolved 11/14/03)
df	Directors' Fees	s	Salary
EVP	Executive Vice President	(1)	Retired/Resigned in 2003
GA	General Auditor	(2)	Appointed/Elected in 2003
GC	General Counsel	(3)	Interim Position 2003
ICFO	Interim Chief Financial Officer	(4)	Company sold to Constellation Energy Group effective 12/31/02
P	President	(5)	Energy Financing Company, L.L.C. merged into Allegheny Energy Supply Lincoln Generating Facility, LLC on 9/30/03
S	Secretary	(6)	Retired/Resigned in 2002
SVP	Senior Vice President	(7)	Allegheny Trading Finance Company converted to LLC on 9/16/03
T	Treasurer	(8)	Advisory Director 6/29/01 - 1/28/02
VC	Vice Chairman	(9)	Allegheny Energy Supply Capital Midwest, LLC merged into Allegheny Energy Supply Capital, LLC on 12/31/03
ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Paul M. Barbas 800 Cabin Hill Drive Greensburg, PA	VP (1)	s VP (1)	D P (1)	D EVP (1)	D EVP (1)	D EVP (1)
David C. Benson 4350 Northern Pike Monroeville, PA	VP	s VP	D (2)
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T ICFO (1)	s VP T	VP T	T	T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	s S (1)	S (1)	S (1)	S (1)	S (1)
Terence A. Burke 10435 Downsville Pike Hagerstown, MD		s VP
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD	VP C (1)	s VP C (1)	VP C (1)	C (1)	C (1)	C (1)
Peter J. Dailey 4350 Northern Pike Monroeville, PA	VP (1)	VP (1)
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH P F* CEO SA X (2)	s D CH P CEO X (2)	D CH CEO (2)	D CH CEO (2)	D CH CEO (2)	D CH CEO (2)
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	VP (1)	s VP (1)	D VP (1)	D VP (1)	D VP (1)	D VP (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C (2)	VP C (2)	VP C (2)	C (2)	C (2)	C (2)
Philip L. Goulding 800 Cabin Hill Drive Greensburg, PA	VP (2)	VP (2)
James R. Haney 800 Cabin Hill Drive Greensburg, PA		s VP		VP	VP	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP GC (1)	s VP (1)	D VP (1)	D VP (1)	D VP (1)	D VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP GC (2)	s VP (2)	VP (2)	VP (2)	VP (2)	VP (2)
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA		s VP		VP	VP	VP
Bryan G. Moorhouse 10435 Downsville Pike Hagerstown, MD		s VP
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	SVP (1)	s SVP (1)	D (1)	D (1)	D (1)	D (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH P X F NB CEO SA (1)	s D CH P X CEO (1)	D CH CEO (1)	D CH X CEO (1)	D CH X CEO (1)	D CH X CEO (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Karl V. Pfirrmann 800 Cabin Hill Drive Greensburg, PA		s VP (1)		VP (1)	VP (1)	VP (1)
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	SVP (1) P CEO COO (2) (1)	SVP (6) EVP (1) COO (2) (1)	D VC (1) COO P (2) (1)	D P (1) CEO COO (2) (1)	D P (1) COO CEO (2) (1)	D P (1) COO CEO (2) (1)
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	VP (2)	s VP (2)	D P (2)	D P (2)	D P (2)	D P (2)
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA	VP	s VP	VP	VP	VP	VP
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	CFO SVP (2)	s SVP (2)	D VP (2)	D VP (2)	D VP (2)	D VP (2)
Cynthia A. Shoop 10435 Downsville Pike Hagerstown, MD		s VP (1)
Paul E. Slobodian 10435 Downsville Pike Hagerstown, MD	VP (2) (1)	s VP (2) (1)	VP (2) (1)	VP (2) (1)	VP (2) (1)	VP (2) (1)
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)	AS (3)	AS (3)	AS (3)	AS (3)
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	CFO SVP (1)	s SVP (1)	D VP (1)	D VP X (1)	D VP X (1)	D VP X (1)
H. Furlong Baldwin Mercantile Bankshares Corporation Two Hopkins Plaza Baltimore, MD	D M A (2)	D (2)
Eleanor Baum 51 Astor Place New York, NY	df A D F M**	D
Lewis B. Campbell 40 Westminster Street Providence, RI	df D M** (1)	D (1)
Cyrus F. Freidheim, Jr. Chiquita Brands International, Inc. 250 East Fifth Street, Suite 2400 Cincinnati, OH	D M N (2)	D M N (2)
James J. Hoecker 3000 K Street N.W., Suite 300 Washington, DC	df D A (1)	D (1)
Wendell F. Holland One Penn Center - 19th Floor 1617 John F. Kennedy Blvd. Philadelphia, PA	df D A NB SA (1)	D (1)
Julia L. Johnson Netcommunications, Inc. 614 Grand Highway Clermont, FL 34711	D F N (2)	D (2)
Ted J. Kleisner 300 West Main Street White Sulphur Springs, WV	df D F A N***	D

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Frank A. Metz, Jr. 1 Stirlington Road P.O. Box 29 Sloatsburg, NY	df D F M X SA	D X
Steven H. Rice 300 Park Avenue, 17th Floor New York, NY	df D A X F* N NB	D X
Gunnar E. Sarsten 11436 Scarborough's Neck Road P.O. Box 459 Belle Haven, VA	df D M NB N	D
* Paul J. Evanson served from 6/10/03 to 11/14/03 and Steven H. Rice served from 5/12/94 to 11/14/03. ** Served from 4/4/03 to 11/14/03. *** Ted J. Kleisner served from 6/5/03 to 11/14/03.

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	The West Virginia Power & Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana- Kentucky Electric Corporation
Paul M. Barbas 800 Cabin Hill Drive Greensburg, PA	D (1)	D (1)	D P (1)	D P (1)
David C. Benson 4350 Northern Pike Monroeville, PA	D (2) VP	D (2)	D (2)	D (2)	D
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	VP T	VP T	VP T
Gus H. Boswell 10435 Downsville Pike Hagerstown, MD			VP (1)	VP (1)
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	S (1)	S (1)	S (1)
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD	VP C (1)	VP C (1)	VP GA (1)	VP GA (1)
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH CEO (2)	D CH CEO (2)	D CH CEO (2)	D CH CEO (2)
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	D VP (1)	VP (1)	VP (1)	VP (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C (2)	VP C (2)	VP GA (2)	VP GA (2)
James P. Garlick 4350 Northern Pike Monroeville, PA	VP				D (2)
James R. Haney 800 Cabin Hill Drive Greensburg, PA		VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	D VP (1)	D VP (1)	VP (1)	VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP (2)	VP (2)	VP (2)	VP (2)
Thomas J. Kalup 4350 Northern Pike Monroeville, PA					D (2)	D X (2)
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA		VP
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	D P (1)	D (1)			D (1)	D X (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH CEO (1)	D CH CEO (1)	D CH CEO (1)	D CH CEO (1)	D (1)
Karl V. Pfirrmann 800 Cabin Hill Drive Greensburg, PA		VP (1)
ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	The West Virginia Power & Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana- Kentucky Electric Corporation
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	D P (1)	COO (2) (1)	COO (2) (1)	COO (2) (1)
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	D (2)	D P (2)	D P (2)	D P (2)
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	D VP (2)	D VP (2)	D VP (2)	D VP (2)
Paul E. Slobodian 10435 Downsville Pike Hagerstown, MD		VP (2) (1)	VP (2) (1)	VP (2) (1)
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)	AS (3)	AS (3)
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	VP (1)	D VP (1)	D VP (1)	D VP (1)
Robert L. Barbee P.O. Box 468 Piketon, OH					s CA	CA
John D. Brodt P.O. Box 468 Piketon, OH					s S T	S T
H. Peter Burg 76 South Main Street Akron, OH					D
William S. Doty 20 N.W. Fourth Street Evansville, IN					D X (2)
E. Linn Draper, Jr. 1 Riverside Plaza Columbus, OH					D X P	D X P
Henry W. Fayne 1 Riverside Plaza Columbus, OH					D
Arthur R. Garfield 76 South Main Street Akron, OH					D X (1)	D X (1)
Andrew E. Goebel 20 N.W. Fourth Street Evansville, IN					D X (1)	D (1)
David L. Hart 1 Riverside Plaza Columbus, OH					VP	VP
Ronald G. Jochum 20 N.W. Fourth Street Evansville, IN						D
David E. Jones P.O. Box 468 Piketon, OH					s VP	VP

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	The West Virginia Power & Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana- Kentucky Electric Corporation
Holly K. Koeppel 1 Riverside Plaza Columbus, OH					D
Armando A. Pena 1 Riverside Plaza Columbus, OH					VP	VP
Guy L. Pipitone 76 South Main Street Akron, OH					D
Albert H. Potter 110 East Wayne Street Fort Wayne, IN						D
John C. Procario 139 East Fourth Street Cincinnati, OH					D X
John R. Sampson 101 West Ohio Street, Suite. 1320 Indianapolis, IN						D
Thomas V. Shockley, III 1 Riverside Plaza Columbus, OH					D
A. Roger Smith 220 West Main Street Louisville, KY					D X
Stanley F. Szwed 76 South Main Street Akron, OH					D X (2)
Paul W. Thompson 220 West Main Street Louisville, KY					D
W. Steven Wolff 1065 Woodman Drive Dayton, OH					D

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Green Valley Hydro, LLC	Allegheny Energy Supply Company, LLC	West Penn Funding Corporation	West Penn Funding LLC	Energy Financing Company, L.L.C. (5)	Allegheny Energy Supply Capital, LLC
Flavio C. Bartmann 1030 Fifth Avenue, Apt. 2W New York, NY		D (8)
David C. Benson 4350 Northern Pike Monroeville, PA	VP	D P (2)
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	T	P	P CFO	P	P
Domenic A. Borriello 1209 Orange Street Wilmington, DE				D (1)
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	S (1)	S (1)	S (1)	S (1)	S (1)
Terence A. Burke 10435 Downsville Pike Hagerstown, MD			D	D	D	D
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD	C (1)	C (1)
Kristine W. Eppes 2325-B Renaissance Drive Las Vegas, NV			VP	VP	VP	VP
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO (2)	D CH CEO (2)
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD		D VP (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C (2)	C (2)
James P. Garlick 4350 Northern Pike Monroeville, PA	VP	VP
Robert W. Grier 2325-B Renaissance Drive Las Vegas, NV			D VP	VP	D VP	D VP
David R. Hancock 2325-B Renaissance Drive Las Vegas, NV					C (1)	C (1)
Bryan H. Hanks 800 Cabin Hill Drive Greensburg, PA	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP (1)	D VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP (2)	VP (2)
Thomas J. Kalup 4350 Northern Pike Monroeville, PA		VP (2)
ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Green Valley Hydro, LLC	Allegheny Energy Supply Company, LLC	West Penn Funding Corporation	West Penn Funding LLC	Energy Financing Company, L.L.C. (5)	Allegheny Energy Supply Capital, LLC
Kim E. Lutthans 2325-B Renaissance Drive Las Vegas, NV				D (1)
Michael G. Morgan 2325-B Renaissance Drive Las Vegas, NV				D (2)
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	P (1)	D P (1)	P (1)	P (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	CH (1)	D CH CEO (1)
Beth L. Peoples 2325-B Renaissance Drive Las Vegas, NV				D (2)
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	P COO (2) (1)	D (1)
Joseph H. Richardson * 800 Cabin Hill Drive Greensburg, PA		D (2)
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA	VP	VP
Bruce M. Sedlock 800 Cabin Hill Drive Greensburg, PA			D	D	D	D
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP (2)	D VP (2)		VP (2)
Thomas C. Sheppard, Jr. 1310 Fairmont Avenue Fairmont, WV				D
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)	AS (3)	AS (3)	AS (3)	AS (3)
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	VP (1)	D VP (1)		VP (1)	VP (1)
Keith L. Warchol 10435 Downsville Pike Hagerstown, MD			T	T	T	T
Anthony Wilson 10435 Downsville Pike Hagerstown, MD			VP	VP

* Elected 12/1/03
ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	West Penn Funding, LLC - West	Allegheny Energy Supply Capital Midwest, LLC (9)	Buchanan Energy Company of Virginia, LLC	Allegheny Energy Supply Units 3, 4 & 5, LLC
David C. Benson 4350 Northern Pike Monroeville, PA			VP	VP (2)
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	P	P	T	T (2)
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	S (1)	S (1)
Terence A. Burke 10435 Downsville Pike Hagerstown, MD	D	D
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD			C (1)	C (2) (1)
Kristine W. Eppes 2325-B Renaissance Drive Las Vegas, NV	VP	VP
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA			CH CEO (2)	CH CEO (2)
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD			VP (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA			C (2)	C (2)
James P. Garlick 4350 Northern Pike Monroeville, PA			VP	VP (2)
Robert W. Grier 2325-B Renaissance Drive Las Vegas, NV	D VP	D VP
David R. Hancock 2325-B Renaissance Drive Las Vegas, NV	C (1)	C (1)
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD			VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA			VP (2)	VP (2)
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	P (1)		P (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD			CH CEO (1)
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA			P COO (1)	P COO (2) (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	West Penn Funding, LLC - West	Allegheny Energy Supply Capital Midwest, LLC (9)	Buchanan Energy Company of Virginia, LLC	Allegheny Energy Supply Units 3, 4 & 5, LLC
Bruce M. Sedlock 800 Cabin Hill Drive Greensburg, PA	D	D
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA			VP (2)	VP (2)
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA				VP (2)
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)	AS (3)	AS (2) (3)
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD			VP (1)
Keith L. Warchol 10435 Downsville Pike Hagerstown, MD	T	T
Anthony Wilson 10435 Downsville Pike Hagerstown, MD	VP

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy Solutions, Inc.	West Penn Transferring Agent LLC	Allegheny Communications Connect, Inc.	AYP Energy, Inc.
Paul M. Barbas 800 Cabin Hill Drive Greensburg, PA	D P (1)		D P (1)	D P (1)
David C. Benson 4350 Northern Pike Monroeville, PA	D (2)		D (2)	D (2)
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	T	VP T	VP T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	S (1)	S (1)	S (1)
Terence A. Burke 10435 Downsville Pike Hagerstown, MD		VP
Ron E. Cardwell, II 800 Cabin Hill Drive Greensburg, PA	VP (1)
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD	VP C (1)		VP C (1)	VP C (1)
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	D CH CEO (2)		D CH CEO (2)	D CH CEO (2)
John W. Flinko 100 Brush Run Road Greensburg, PA			VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	D VP (1)		D VP (1)	VP (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C (2)		VP C (2)	VP C (2)
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	D VP (1)		D VP (1)	VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP (2)		VP (2)	VP (2)
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	D (1)		D (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH CEO (1)	D CH CEO (1)	D CH CEO (1)	D CH (1)
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	D COO P VC (1)		D COO P VC (1)	D COO P VC (1)
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	D P (2)		D P (2)	D P (2)
Patricia A. Schaub 800 Cabin Hill Drive Greensburg, PA	VP		VP

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy Solutions, Inc.	West Penn Transferring Agent LLC	Allegheny Communications Connect, Inc.	AYP Energy, Inc.
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	D VP (2)	D P COO (2)	D VP (2)	D VP (2)
Paul E. Slobodian 10435 Downsville Pike Hagerstown, MD	VP (2) (1)		VP (2) (1)	VP (2) (1)
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)	AS (3)	AS (3)
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	D VP (1)	D P COO (1)	D VP (1)	D VP (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	PE Transferring Agent, LLC	Allegheny Communications Connect of Virginia, Inc.	Mountaineer Gas Company	Mountaineer Gas Services, Inc.
Paul M. Barbas 800 Cabin Hill Drive Greensburg, PA		D P (1)	D VP (1)	D VP (1)
David C. Benson 4350 Northern Pike Monroeville, PA		D (2)	D (2)	D (2)
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	VP T	VP T	VP T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	S (1)	S (1)	S (1)
Terence A. Burke 10435 Downsville Pike Hagerstown, MD	VP
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD		VP C (1)	VP C (1)	VP C (1)
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA		D CH CEO (2)	D CH CEO (2)	D CH CEO (2)
John W. Flinko 100 Brush Run Road Greensburg, PA		VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD		VP (1)	D VP (1)	D VP (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA		VP C (2)	VP C (2)	VP C (2)
James R. Haney 800 Cabin Hill Drive Greensburg, PA			VP	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD		VP (1)	D VP (1)	D VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA		VP (2)	VP (2)	VP (2)
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA			VP	VP
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD			D (1)	D (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH (1)	D CH CEO (1)	D CH CEO (1)	D CH CEO (1)
Karl V. Pfirrmann 800 Cabin Hill Drive Greensburg, PA			VP (1)	VP (1)
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA		D VC COO (2) VC (1)	D COO (2) (1)	D COO (2) (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	PE Transferring Agent, LLC	Allegheny Communications Connect of Virginia, Inc.	Mountaineer Gas Company	Mountaineer Gas Services, Inc.
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA		D P (2)	D P (2)	D P (2)
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	D P COO (2)	D VP (2)	D VP (2)	D VP (2)
Paul E. Slobodian 10435 Downsville Pike Hagerstown, MD		VP (2) (1)	VP (2) (1)	VP (2) (1)
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)	AS (3)	AS (3)
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	D P (1)	D VP (1)	D VP (1)	D VP (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Communications Connect of Pennsylvania, LLC	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC
Paul M. Barbas 800 Cabin Hill Drive Greensburg, PA		P (1)
David C. Benson 4350 Northern Pike Monroeville, PA	VP		VP	VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	VP T	T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	S (1)	S (1)	S (1)
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD	C (1)	VP C (1)	C (1)	C (1)
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO (2)	CH CEO (2)	CH CEO (2)	CH CEO (2)
John W. Flinko 100 Brush Run Road Greensburg, PA		VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD		VP (1)	D (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C (2)	VP C (2)	C (2)	C (2)
James P. Garlick 4350 Northern Pike Monroeville, PA	VP		VP	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP (1)	VP (1)	D VP (1)	VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP (2)	VP (2)	VP (2)	VP (2)
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	D P COO (1)	VP (1)	D P COO (1)	P COO (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH CEO (1)	CH CEO (1)	D CH CEO (1)	CH CEO (1)
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	P COO (2) (1)	VC COO (2) (1)	P COO (2) (1)	P COO (2) (1)
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA		P (2)
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP (2)		VP (2)	VP (2)
Paul E. Slobodian 10435 Downsville Pike Hagerstown, MD		VP (2) (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Communications Connect of Pennsylvania, LLC	Allegheny Energy Supply Conemaugh, LLC	Allegheny Energy Supply Conemaugh Fuels, LLC
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)	AS (3)	AS (3)
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	VP (1)		VP (1)	VP (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Lake Acquisition Company, L.L.C.	Allegheny Trading Finance Company, LLC	Allegheny Trading Finance Company (7)
David C. Benson 4350 Northern Pike Monroeville, PA	VP	VP	VP	VP		VP (1)
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	T	T	T	P (2)	T (1)
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	S (1)	S (1)	S (1)		S (1)
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD	C (1)	C (1)	C (1)	C (1)		C (1)
Kristine W. Eppes 2325-B Renaissance Dr. Las Vegas, NV					VP (2)	VP (1)
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO (2)	CH CEO (2)	CH CEO (2)	CH CEO (2)
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD						D VP (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C (2)	C (2)	C (2)	C (2)
James P. Garlick 4350 Northern Pike Monroeville, PA	VP	VP	VP	VP		VP (1)
Robert W. Grier 2325-B Renaissance Dr. Las Vegas, NV					VP (2)
David R. Hancock 2325-B Renaissance Dr. Las Vegas, NV					C (1)
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP (1)	VP (1)	VP (1)	VP (1)		D VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP (2)	VP (2)	VP (2)	VP (2)
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	P COO (1)	P COO (1)	P COO (1)	P COO (1)		D P COO (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	CH CEO (1)	CH CEO (1)	CH CEO (1)	CH CEO (1)		CH CEO D (1)
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	P COO (2) (1)	P COO (2) (1)	P COO (2) (1)	P COO (2) (1)		D (1)
Patricia A. Schaub 10435 Downsville Pike Hagerstown, MD						VP (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Lake Acquisition Company, L.L.C.	Allegheny Trading Finance Company, LLC	Allegheny Trading Finance Company (7)
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP (2)	VP (2)	VP (2)	VP (2)
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)	AS (3)	AS (3)	AS (3)
Keith L. Warchol 10435 Downsville Pike Hagerstown, MD					T
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	VP (1)	VP (1)	VP (1)	VP (1)		D VP (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy Supply Development Services, LLC	Allegheny Communications Connect of West Virginia, LLC	AFN Finance Company No. 2, LLC	Acadia Bay Energy Company, LLC
Paul M. Barbas 800 Cabin Hill Drive Greensburg, PA		P (1)	P (1)
David C. Benson 4350 Northern Pike Monroeville, PA	VP			VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	VP T	VP T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	S (1)	S (1)	S (1)
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD	C (1)	VP C (1)	VP C (1)	C (1)
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO (2)	CH CEO (2)	CH CEO (2)	CH CEO (2)
John W. Flinko 100 Brush Run Road Greensburg, PA		VP	VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	D (1)	VP (1)	VP (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	C (2)	VP C (2)	VP C (2)	C (2)
James P. Garlick 4350 Northern Pike Monroeville, PA	VP			VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	D VP (1)	VP (1)	VP (1)	VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP (2)	VP (2)	VP (2)	VP (2)
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	D P COO (1)	VP (1)		P COO (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH CEO (1)	CH CEO (1)	CH CEO (1)	CH CEO (1)
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	D P COO (2) (1)	VC (1) COO P (2) (1)	VC (1) COO P (2) (1)	P COO (2) (1)
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA		P (2)	P (2)
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA	VP (2)		VP (2)	VP (2)
Paul E. Slobodian 10435 Downsville Pike Hagerstown, MD		VP (2) (1)	VP (2) (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Energy Supply Development Services, LLC	Allegheny Communications Connect of West Virginia, LLC	AFN Finance Company No. 2, LLC	Acadia Bay Energy Company, LLC
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)	AS (3)	AS (3)
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD	D VP (1)		VP (1)	VP (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Communications Connect of Ohio, LLC	Alliance Gas Services Holdings, LLC
Paul M. Barbas 800 Cabin Hill Drive Greensburg, PA	P (1)	D P (1)
David C. Benson 4350 Northern Pike Monroeville, PA		D (2)
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	VP T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S (1)	S (1)
Ron E. Cardwell, II 800 Cabin Hill Drive Greensburg, PA		VP (1)
Ronald K. Clark 10435 Downsville Pike Hagerstown, MD	VP C (1)	VP C (1)
Paul J. Evanson 800 Cabin Hill Drive Greensburg, PA	CH CEO (2)	D CH CEO (2)
Andrew R. Fellon 9960 Corporate Campus Drive Louisville, KY		VP
John W. Flinko 100 Brush Run Road Greensburg, PA	VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	VP (1)	VP (1)
Thomas R. Gardner 800 Cabin Hill Drive Greensburg, PA	VP C (2)	VP C (2)
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP (1)	D VP (1)
David B. Hertzog 800 Cabin Hill Drive Greensburg, PA	VP (2)	VP (2)
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD
John C. McCord 9960 Corporate Campus Drive Louisville, KY
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	VP (1)
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	CH CEO (1)	D CH CEO (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Allegheny Communications Connect of Ohio, LLC	Alliance Gas Services Holdings, LLC
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	VC COO (2) (1)	D VC COO (2) (1)
Joseph H. Richardson 800 Cabin Hill Drive Greensburg, PA	P (2)	D P (2)
Jeffrey D. Serkes 800 Cabin Hill Drive Greensburg, PA		D VP (2)
Paul E. Slobodian 10435 Downsville Pike Hagerstown, MD	VP (2) (1)	VP (2) (1)
Robert T. Vogler 10435 Downsville Pike Hagerstown, MD	AS (3)	AS (3)
Bruce E. Walenczyk 10435 Downsville Pike Hagerstown, MD		D VP (1)

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Utility Associates, Inc.	AFN, LLC	Odyssey Communications, LLC
David W. Arneson 2 West Second Street Tower II, 16th Floor Tulsa, OK		CFO S
Paul M. Barbas 800 Cabin Hill Drive Greensburg, PA		D (1)
John D. Biery 2 West Second Street Tower II, 16th Floor Tulsa, OK		VP
Brian L. Cantrell 2 West Second Street Tower II, 16th Floor Tulsa, OK		P
Patrick J. Carey 7 Piedmont Ctr Suite 330 Atlanta, GA	D S T
Ted M. Davis 7 Piedmont Ctr Suitte 330 Atlanta, GA	D P
John W. Flinko 100 Brush Run Road Greensburg, PA			D
Michael P. Friloux 2 West Second Street Tower II, 16th Floor Tulsa, OK		VP
Bill C. Hampton 2 West Second Street Tower II, 16th Floor Tulsa, OK		EVP CEO
James B. Kauffman 800 Cabin Hill Drive Greensburg, PA	D
Kevin Keough 76 South Main Street Akron, OH		D
Holly Koeppel 1 Riverside Plaza Columbus, OH		D
J. B. Manley 2 West Second Street Tower II, 16th Floor Tulsa, OK		VP
Robert S. McKeeman 7 Piedmont Ctr Suite 330 Atlanta, GA	D
Charles R. Nevins, II 100 Bush Run Road Greensburg, PA	D (1)
Joseph M. Opferman 100 Brush Run Road Greensburg, PA			D S T

ITEM 6. OFFICERS AND DIRECTORS PART I (Continued)
	Utility Associates, Inc.	AFN, LLC	Odyssey Communications, LLC
Jim Quarforth 401 Spring Lane Suite 300 Waynesboro, VA		D
Joe Warnement 5400 Legacy Drive Plano, TX		D
Alex P. Yawny 100 Brush Run Road Greensburg, PA			D P

ITEM 6. OFFICERS AND DIRECTORS (Continued) PART II Financial connections of officers and directors as of December 31, 2002
Name of Officer or Director (1)	Name and Location of Financial Institution (2)	Positions Held in Financial Institution (3)	Applicable Exemption Rule (4)
William J. Lhota	Huntington Bancshares, Inc. 41 S. High Street Columbus, OH 43215	Director	Rule 70(c) & (f)
A. E. Goebel	Old National Bank Evansville, IN	Director	No interlocking authority required

ITEM 6. PART III. Disclosures for Allegheny companies are as follows:

          (1)  Allegheny Energy, Inc. (AE), Allegheny Energy Service Corporation (AESC), Monongahela Power Company (Monongahela and MP), The Potomac Edison Company (Potomac Edison and PE), West Penn Power Company (West Penn and WP), Allegheny Energy Supply Company, LLC (AES), and Allegheny Generating Company (AGC) sections of the combined Annual Report on Form 10-K for 2002 of AE, MP, PE, WP, AES and AGC and of the AE Proxy Statement. The executive officers of AE are also executive officers of AESC and receive their compensation from AESC as shown in Item 6 Part I of this Form U5S, and together with the directors owned as of December 1, 2003 beneficially 48,072 shares of common stock of AE. AESC does not file a proxy statement or a Form 10-K.

          (2)  Allegheny Pittsburgh Coal Company, The West Virginia Power & Transmission Company, West Penn West Virginia Water Power Company, Acadia Bay Energy Company, LLC, Allegheny Energy Supply Lincoln Generating Facility, LLC, Alliance Gas Services Holdings, LLC, Allegheny Energy Supply Gleason Generating Facility, LLC, Allegheny Energy Supply Wheatland Generating Facility, LLC, Energy Financing Company, L.L.C., Lake Acquisition Company, L.L.C., Allegheny Communications Connect of Ohio, LLC, Allegheny Communications Connect of West Virginia, LLC, Allegheny Energy Supply Capital, LLC, Green Valley Hydro, LLC, AFN Finance Company No. 2, LLC, Allegheny Energy Supply Development Services, LLC, West Penn Funding Corporation, Allegheny Energy Solutions, Inc., West Penn Transferring Agent, LLC, Allegheny Communications Connect, Inc., AYP Energy, Inc., Mountaineer Gas Company, Mountaineer Gas Services, Inc., Universal Coil, LLC, PE Transferring Agent, LLC, Allegheny Energy Supply Hunlock Creek, LLC, Allegheny Energy Supply Conemaugh, LLC, Allegheny Communications Connect of Virginia, Inc., Allegheny Communications Connect of Pennsylvania, LLC, Buchanan Energy Company of Virginia, LLC, Buchanan Generation, LLC, Allegheny Trading Finance Company, LLC, Allegheny Energy Supply Units 3, 4 & 5, LLC (AES 3, 4 & 5), Hunlock Creek Energy Ventures, Allegheny Ventures, Inc., Odyssey Communications, LLC, AFN, LLC, and APS Cogenex, L.L.C. do not file proxy statements or Form 10-K's. Their directors and executive officers do not receive any compensation from these companies, but receive compensation as employees of certain of the companies as reported in (1) above. West Penn Funding LLC files a Form 10-K. Its officers and directors do not receive any compensation from this company, but receive compensation as employees of certain of the companies reported in (1) above.

          (3)  Ohio Valley Electric Corporation and Indiana-Kentucky Electric Corporation do not file proxy statements or a Form 10-K. These companies are not wholly owned by Allegheny Energy, Inc. or its subsidiaries (see ITEM 1 of this Form U5S), and none of their executive officers are employees of the Allegheny Energy companies. The compensation and interest in system securities of directors who are employees of the Allegheny Energy companies are reported in (1) above.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
ITEM 11. EXECUTIVE COMPENSATION (from 2002 Form 10-K)

          We are required to report the compensation paid by Allegheny in 2002, 2001, and 2000 to the Chief Executive Officer and four other highest paid executive officers of Allegheny during such period. Allegheny instituted substantial changes to its senior management in 2003. As discussed in ITEM 1. BUSINESS-Recent Events-Allegheny's Response, Messrs. Alan J. Noia, Michael P. Morrell, Bruce E. Walenczyk, and Richard J. Gagliardi, among other executive officers, retired from Allegheny during 2003. As of the date of this report, it is anticipated that the individuals for whom we will be required to report compensation paid in 2003 will include Alan J. Noia, Jay S. Pifer, Paul J. Evanson, Jeffrey D. Serkes, Joseph H. Richardson and David B. Hertzog. The compensation arrangements between Allegheny and Messrs. Evanson, Serkes, Richardson, and Hertzog are described below. During 2002, and for 2001 and 2000, the annual compensation paid by AE, Monongahela, Potomac Edison, West Penn, AE Supply, and AGC directly or indirectly to the Chief Executive Officer and each of the four highest paid executive officers of Allegheny whose cash compensation exceeded $100,000 for services in all capacities to Allegheny was as follows:

Summary Compensation Table (a) AE, Monongahela, Potomac Edison, West Penn, AE Supply, and AGC Annual Compensation
Name and Principal Position (b)	Year	Salary ($)	Annual Incentive ($) (c)	No. of Options	Long-Term Performance Plan Payout ($) (d)	All Other Compensation ($) (e)

Alan J. Noia Chairman, President, & Chief Executive Officer	2002 2001 2000	800,000 700,000 600,000	0 562,500 600,000	0 0 100,000	0 256,636 729,810	9,182 11,371 10,861

Michael P. Morrell Senior Vice President	2002 2001 2000	380,000 300,000 270,000	0 170,700 304,400	0 0 50,000	0 106,761 278,022	8,492 7,358 25,343

Jay S. Pifer Senior Vice President	2002 2001 2000	365,000 285,000 270,000	0 191,300 185,900	0 0 50,000	0 98,548 264,121	8,350 7,640 9,221

Bruce E. Walenczyk (f) Senior Vice President & Chief Financial Officer	2002 2001	300,000 190,384	0 126,200	0 60,000	0 0	7,782 241,707

Richard J. Gagliardi Vice President	2002 2001 2000	295,000 255,000 225,000	0 138,400 166,100	0 0 30,000	0 73,911 222,418	7,276 7,151 7,007

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

       (a)    The individuals appearing in this chart performed policy-making functions for all registrants in 2002. The compensation shown is for all services in all capacities to AE and its subsidiaries. All salaries, annual incentives, and long-term payouts of these executives are paid by AESC.

(b) Positions held in 2002. See ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANTS-Executive Officers of the Registrants, for a description of the Registrants' executive officers.

       (c)     Incentive awards (primarily Annual Incentive Plan awards) are based upon performance in the year in which the figure appears, but are paid in the following year. The Annual Incentive Plan has been continued for 2003.

       (d)    In 1998, the Board of Directors of AE implemented a Long-Term Incentive Plan for senior officers of AE and its subsidiaries, which was approved by the shareholders of AE at the Annual Meeting in May 1998. A fifth cycle (the first three-year performance period of this new Plan) began on January 1, 1998, and ended on December 31, 2000. The figure shown for 2000 represents the dollar value paid in 2001 to each of the named executive officers who participated in Cycle
                V.

      A sixth cycle began on January 1, 1999, and ended on December 31, 2001. The figure shown for 2001 represents the dollar value paid in 2002 to each of the named executive officers who participated in Cycle VI. A seventh cycle began on January 1, 2000, and ended on December 31, 2002. There was no payment for Cycle VII, as reflected in the compensation table for 2002. An eighth cycle began on January 1, 2001 and will end on December 31, 2003. A ninth cycle began on January 1, 2002, and will end on December 31, 2004. After completion of each cycle, awards may be paid in the form of AE's common stock if performance criteria have been met.

       (e)     The figures in this column include, if applicable, the present value of the executive's cash value at retirement attributable to that year's premium payment for life insurance purchased under the Executive Life Insurance Plan. The figures in this column also include the premium paid for the basic group life insurance plan. In addition, amounts in this column include
                 Allegheny's contribution for the ESOSP. For 2002, the figures shown include amounts representing (1) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Basic Group Life Insurance Plan and the Executive Life Insurance Plan, and (2) ESOSP contributions, respectively, as follows: Mr. Noia, $4,440 and $4,742; Mr. Morrell, $3,392 and $5,100; Mr. Pifer, $3,250 and $5,100; Mr. Gagliardi,
                 $2,628 and $4,648; and Mr. Walenczyk, $2,682 and $5,100.

(f) Mr. Walencyzk joined Allegheny on April 16, 2001. The figure included in the All Other Compensation column for 2001 includes a $35,000 starting bonus and $205,143 for relocation expenses.
Executive Life Insurance Plan

          Alan J. Noia, Jay S. Pifer, and Richard J. Gagliardi and other executive officers are covered under the Executive Life Insurance Plan (ELIP). In 1992, Allegheny purchased life insurance policies for participants to meet the obligations under the ELIP. The applicable premium for each covered participant is paid by Allegheny. The death benefit under the ELIP is equal to the insured's base salary, excluding bonuses, while the participant is actively employed by Allegheny. Upon retirement, the death benefit increases to two times base salary for 12 months, then decreases 20 percent per year until the earlier of the fifth anniversary of retirement or the insured's attainment of age 70, at which time the death benefit becomes equal to the insured's final base salary at the time of retirement.

Basic Group Life Insurance Plan

          Allegheny provides life insurance to all employees, subject to meeting eligibility requirements, including the named executive officers under a basic group life insurance plan that pays a death benefit equal to the insured's base salary, excluding bonuses, during employment and $25,000 during retirement.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
ESOSP

          The ESOSP was established as a non-contributory stock ownership plan for all eligible employees, effective January 1, 1976, and amended in 1984 to include a savings program. All of Allegheny's employees, subject to meeting eligibility requirements, may elect to participate in the ESOSP. Under the ESOSP, each eligible employee can elect to have from two to twelve percent of his or her compensation contributed to the ESOSP on a pre-tax basis, and an additional one to six percent on a post-tax basis. Participants direct the investment of contributions to specified mutual funds. Fifty percent of pre-tax contributions, up to six percent of an employee's compensation, is matched by Allegheny with common stock of AE. For 2002, the maximum amount of compensation to be factored into these calculations was $170,000. Pre-tax contributions may be withdrawn only if financial hardship requirements are met or employment is terminated. At present, employees may not purchase AE common stock under the ESOSP.

Retirement Plan

          Allegheny maintains a retirement plan covering substantially all employees (Retirement Plan). The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted.

          Allegheny also maintains a SERP for executive officers and other senior managers. All executive officers, except Messrs. Evanson, Serkes, Hertzog, and Richardson, are participants in the SERP. An officer will be eligible to receive benefits under the SERP only if he or she has been credited with at least 10 years of service with Allegheny and has reached his or her 55th birthday. Under the SERP, an eligible participant will receive a supplemental retirement benefit equal to his or her Average Compensation multiplied by the sum of: (1) two percent for each year of service up to 25; (2) one percent for each year of service from 25 to 30; and (3) one-half percent for each year of service from 30 to 40, less benefits paid under the Retirement Plan and less two percent for each year that a participant retires prior to his or her 60th birthday. The Plan also provides for use of Average Compensation in excess of the Code maximums.

          A participant's benefits are capped at 60 percent of Average Compensation (including for this purpose retirement benefits paid under the Retirement Plan and benefits payable from other employers), less two percent for each year the participant retires prior to reaching age 60.

          The SERP defines Average Compensation as 12 times the average monthly earnings, including overtime and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly salary, together with 100 percent of the actual award paid under the Annual Incentive Plan.

A participant may elect to receive the plan benefit in such form as those available under the Retirement Plan.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

          To provide funds to pay these benefits, beginning January 1, 1993, Allegheny purchased insurance on the lives of some of the participants in the SERP, including Messrs. Noia, Morrell, Pifer, and Gagliardi. If the assumptions made as to mortality experience, policy dividends, and other factors are realized, Allegheny will recover all premium payments, plus a factor for the use of Allegheny's money at the earlier of (1) the death of the insured, or (2) upon the later of ten years from the policy inception or the insured's retirement. Upon maturity of the insurance contracts, the covered participants are given the choice of receiving (1) an annuity payment, or (2) the lump sum cash equivalent of the value of their monthly benefit payment under the SERP. The portion of the premiums required to be deemed compensation by the SEC for this insurance is included in the All Other Compensation column of the Executive Compensation chart.

          The following table shows estimated maximum annual benefits payable to participants in the SERP following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation, retirement at age 65, and without consideration of any effect of various options which may be elected prior to retirement. The benefits under the SERP are not subject to any deduction for Social Security or any other offset amounts.

PENSION PLAN TABLE
	Years of Credited Service
Average Compensation (a)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$ 60,000	$ 80,000	$100,000	$110,000	$115,000	$120,000
300,000	90,000	120,000	150,000	165,000	172,500	180,000
400,000	120,000	160,000	200,000	220,000	230,000	240,000
500,000	150,000	200,000	250,000	275,000	287,500	300,000
600,000	180,000	240,000	300,000	330,000	345,000	360,000
700,000	210,000	280,000	350,000	385,000	402,500	420,000
800,000	240,000	320,000	400,000	440,000	460,000	480,000
900,000	270,000	360,000	450,000	495,000	517,000	540,000
1,000,000	300,000	400,000	500,000	550,000	575,000	600,000
1,100,000	330,000	440,000	550,000	605,000	632,500	660,000
1,200,000	360,000	480,000	600,000	660,000	690,000	720,000
1,300,000	390,00	520,000	650,000	715,000	747,000	780,000

(a)          The earnings of Messrs. Noia, Morrell, Pifer, Walenczyk, and Gagliardi covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of December 31, 2002, they had been credited with 33, 6, 39, 1-1/2, and 24 years of service, respectively, under the Retirement Plan. Under agreements with Mr. Morrell, he has been credited with 11 years of service in addition to his years of actual service. Under the Retirement Plan and the SERP, based on the survivor option selected prior to retirement by the executive, monthly benefits of $65,683 will be paid to Mr. Noia; $13,454 to Mr. Morrell; $2,967 to Mr. Walenczyk; and $17,249 to Mr. Gagliardi. At retirement, Mr. Pifer will receive a monthly benefit of $27,815 (in the form of a single life annuity).

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
Early Retirement Option Program

          During August of 2002, and subsequently in March and April of 2003, AE offered a voluntary ERO to the named and other executive officers who are age 50 or older as of October 1, 2003. The ERO provides AE with the right to designate a retirement date for each electing employee. The retirement date may not be prior to June 1, 2003 or after January 1, 2005. Employees who have elected to participate in the ERO may rescind their elections at any time prior to the designated retirement effective date.

The provisions of the ERO are as follows:
1. The 10-year service requirement to receive a benefit under the SERP has been waived.
2. Based on their age at retirement, officers receive from a minimum of three additional years of service up to a maximum of five additional years under the SERP.
3. The early retirement reduction factors under the SERP have been removed.

          As of the date of this report, the following executive officers have accepted the ERO and retired: Richard J. Gagliardi, Thomas K. Henderson, Michael P. Morrell, Karl V. Pfirrmann, and Bruce E. Walenczyk.

          In addition, two other current executive officers elected the ERO: David C. Benson and Regis F. Binder. Dates have not been designated for their retirements. As part of the provisions of the ERO, although the Company is bound to allow an executive to retire pursuant to the ERO up until the date designated for his or her retirement, the executive may elect to not retire.

Long-Term Incentive Plan

          The Board of Directors and shareholders of AE approved the 1998 Long-Term Incentive Plan (LTIP) to assist Allegheny in attracting and retaining key employees and directors and motivating performance. The LTIP is administered by the Management Compensation and Development Committee (the Committee), which may delegate to an executive officer the power to determine the employees (other than himself or herself) eligible to receive awards. The Committee may from time to time designate key employees and directors to participate in the LTIP for a particular year. The number of shares of AE common stock initially authorized for issuance under the LTIP is 10 million, subject to adjustments for recapitalizations or other changes to AE's common shares. No participant in the LTIP may be granted more than 600,000 shares (or rights or options in respect of more than 600,000 shares) in any calendar year. For purposes of this limit, shares subject to an award that is to be earned over a period of more than one calendar year will be allocated to the first calendar year in which such shares may be earned.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
Stock Option Awards

          The LTIP permits awards of options to purchase AE common stock on terms and conditions as determined by the Committee. Stock options are issued at strike prices equal to the fair market value (as defined in the LTIP) of AE common stock as of the date of the option grant. The terms of option awards are set forth in option award agreements. The Committee may award non-qualified stock options or incentive stock options (each as defined in the LTIP). No participant in the LTIP may receive incentive stock option awards under the LTIP or any other Allegheny compensation plan that would result in incentive stock options to purchase shares of AE common stock with an aggregate fair market value of more than $100,000 first becoming exercisable by such participant in any one calendar year.

          Options awarded under the LTIP will terminate upon the first to occur of: (i) the option's expiration under the terms of the related option award agreement; (ii) termination of the award following termination of the participant's employment under the rules described in the next paragraph; and (iii) 10 years after the date of the option grant. The Committee may accelerate the exercise period of awarded options, and may extend the exercise period of options granted to employees who have been terminated.

          In the event of the termination of employment of a participant in the LTIP, options not exercisable at the time of the termination will expire as of the date of the termination and exercisable options will expire 90 days from the date of termination. In the event of termination of a participant's employment due to retirement or disability, options not exercisable will expire as of the date of termination and exercisable options will expire one year after the date of termination. In the event of the death of a participant in the LTIP, all options not exercisable at the time of death will expire, and exercisable options will remain exercisable by the participant's beneficiary until the first to occur of one year from the time of death or, if applicable, one year from the date of the termination of such participant's employment due to retirement or disability.

          The Committee may establish dividend equivalent accounts with respect to awarded options. A participant's dividend equivalent account will be credited with notional amounts equal to dividends that would be payable on the shares for which the participant's options are exercisable, assuming that such shares were issued to the participant. The participant or other holder of the option will be entitled to receive cash from the dividend equivalent account at such time or times and subject to such terms and conditions as the Committee determines and provides in the applicable option award agreement. If an option terminates or expires prior to exercise, the dividend equivalent account related to the option will be concurrently eliminated and no payment in respect of the account will be made.

          The Committee may permit the exercise of options or the payment of applicable withholding taxes through tender of previously acquired shares of AE common stock or through reduction in the number of shares issuable upon option exercise. The Committee may grant reload options to participants in the event that participants pay option exercise prices or withholding taxes by such methods.

          In the event of a change of control of Allegheny (as defined in the LTIP), unless provided to the contrary in the applicable option award agreement, all options outstanding on the date of the change in control will become immediately and fully exercisable.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
Restricted Share Awards

          The Committee may grant shares of common stock on terms, conditions and restrictions as the Committee may determine. Restrictions, terms, and conditions may be based on performance standards, period of service, share ownership, or other criteria. Performance-based awards intended for federal income tax deductibility will be subject to performance targets with respect to operating income, return on investment, return on shareholders' equity, stock price appreciation, earnings before interest, taxes and depreciation/amortization, earnings per share, and/or growth in earnings per share. The terms of restricted stock awards will be set forth in award agreements.

          The participant will be an owner of restricted shares awarded to him or her under the LTIP. The shares may not be transferred, pledged, or assigned (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the participant is treated as the owner under the internal revenue code) prior to the lapse of the applicable restrictions. A participant's restricted shares will be forfeited to Allegheny in the event that the participant ceases to be employed by Allegheny prior to the expiration of the applicable forfeiture period. The Committee may waive an award's forfeiture provisions under appropriate circumstances.

          In the event of a change of control of Allegheny (as defined in the LTIP), unless provided to the contrary in the applicable restricted stock award agreement, the restrictions applicable to all restricted stock awards will terminate fully on the date of the change of control.

Performance Awards

          The Committee may grant performance awards, which will consist of a right to receive a payment that is either measured by the fair market value of a specified number of shares of AE common stock, increases in the fair market value of AE common stock during an award period and/or consists of a fixed cash amount. Performance awards may be made in conjunction with or in addition to restricted stock awards. Award periods will be two or more years or other annual periods as determined by the Committee. The Committee may permit newly eligible participants to receive performance awards after an award period has commenced.

          The Committee establishes performance targets in connection with performance awards. In the case of awards intended to be deductible for federal income tax purposes, performance targets will relate to operating income, return on investment, return on shareholders' equity, stock price appreciation, earnings before interest, taxes and depreciation/amortization, earnings per share, and/or growth in earnings per share. The Committee prescribes formulas to determine the percentage of the awards to be earned based on the degree of attainment of award targets. Allegheny may make payments in respect of performance awards in the form of cash or shares of AE common stock, or a combination of both.

          In the event of a participant's retirement during an award period, the participant will not receive a performance award unless otherwise determined by the Committee, in which case the participant will be entitled to a prorated portion of the award.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

       In the event of the death or disability of a participant during an award period, the participant or his or her representative will be entitled to a prorated portion of the performance award. A participant will not be entitled to a performance awards if his or her employment terminates prior to the conclusion of an award period, provided that the Committee may determine in its discretion to pay performance awards, including full (i.e., non-prorated) awards, to any participant whose employment is terminated. In the event of a change of control of Allegheny, all performance awards for all award periods will immediately become payable to all participants and will be paid within 30 days after the change in control.

          The Committee may, unless the relevant award agreement otherwise specifies, cancel, rescind, or suspend an award in the event that the LTIP participant engages in competitive activity, discloses confidential information, solicits employees, customers, partners or suppliers of Allegheny, or undertakes any other action determined by the Committee to be detrimental to Allegheny.

Termination of Certain Provisions

          The LTIP contains provisions intended to ensure that certain restricted share awards and performance awards to "covered employees" under Section 162(m) of the Internal Revenue Code are exempt from the $1 million deduction limit contained in that Section of the Code. Those exemptive provisions, by their terms and under the applicable IRS regulations, expired as of May 14, 2003. Any pending, but unvested, awards issued under such provisions are unaffected by the provisions' expiration, but any future restricted stock or performance awards to covered employees will not be eligible for the exemption from the Section 162(m) limit unless the provisions are re-approved by the shareholders. AE may seek stockholder reauthorization of the LTIP with respect to such provisions, but has no present intention to do so. Allegheny may choose alternative methods to compensate covered employees who would have received compensation under the terminated provisions of the LTIP had such provisions not terminated.

ALLEGHENY ENERGY, INC. LONG-TERM INCENTIVE PLAN SHARES AWARDED IN 2002 (CYCLE IX)
			Estimated Future Payout
Name	Number of Shares	Performance Period Until Payout	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
Alan J. Noia* Chief Executive Officer	20,707	2002-2004	12,424	20,707	41,414
Michael P. Morrell* Senior Vice President	7,593	2002-2004	4,556	7,593	15,185
Jay S. Pifer Senior Vice President	7,248	2002-2004	4,349	7,248	14,495
Bruce E. Walenczyk* Senior Vice President & Chief Financial Officer	6,040	2002-2004	3,624	6,040	12,079
Richard J. Gagliardi* Vice President	4,487	2002-2004	2,692	4,487	8,973

*  Messrs. Noia, Morrell, Walenczyk, and Gagliardi retired in 2003. Under the LTIP, the Management Compensation and Development Committee (the Committee) of AE's Board of Directors may authorize payment of prorated or full awards to retired LTIP participants. As of the date of this report, the Committee has not taken action in this regard.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

          The named executives were awarded the above number of performance shares for Cycle IX under the LTIP. Such number of shares is only a target. Each executive's 2002-2004 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of AE common stock, based on the price of such stock on December 31, 2001. The plan provides that at the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of AE common stock on December 31, 2004, and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies, or otherwise leaves the employment of Allegheny prior to the end of the three-year period, the executive may nevertheless receive an award based on the number of months worked during the period. The final value of an executive's account, if any, will be paid to the executive in early 2005.

          The actual payout of an executive's award may range from zero to 200 percent of the target amount before dividend reinvestment. The payout is based upon stockholder performance versus the peer group. The stockholder rating is then compared to a pre-established percentile-ranking chart to determine the payout percentage of target. A ranking below 30 percent results in a zero-percent payout. The minimum payout begins at the 30-percent ranking, which results in a payout of 60 percent of target, ranging up to a payout of 200 percent of target if there is a 90-percent or higher ranking

OPTION EXERCISE CHART
Name	Shares Acquired on Exercise	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options As of 12/31/2002		Value of Unexercised In-The-Money Options As of 12/31/2002
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael P. Morrell	16,000(2)	$105,455.79	50,000	50,000	0	0
(1) Value after taxes, costs, and fees. (2) The options in respect of the referenced shares were exercised on April 5, 2002.
Annual Incentive Plan

          Allegheny has established an Annual Incentive Plan (the Short-Term Incentive Plan) for the purpose of attracting and retaining quality managerial talent and to reward attainment of performance goals. Under the Short-Term Incentive Plan, the Management Compensation and Development Committee of AE's Board of Directors determines award levels, subject to full Board approval, based upon the recommendation of the Chief Executive Officer. Awards may be granted to executives whose responsibilities can affect the performance of their business units and through unit performance, the performance of AE. The Board may not authorize awards if, in the Board's opinion, AE's performance is less than satisfactory from the perspective of the stockholders. Awards will be based on attainment of a variety of business unit and individual goals. The plan assigns numerical performance ratings with respect to the level of attainment of program goals. Award determinations will be based the extent to which performance falls short, meets, or exceeds plan targets. Awards will be payable in current cash, deferred cash or stock. AE has registered 1,000,000 shares of its common stock for distribution under the Short-Term Incentive Plan, and 982,197 of such shares remain available for issuance under the plan.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
Agreements with Certain Executive Officers
Change In Control Contracts

          AE has entered into change in control contracts with the named executive officers as set forth in the Executive Compensation Table and with certain other Allegheny executive officers (Agreements). Each Agreement sets forth (1) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of AE (as defined in the Agreements) and (2) the employee's obligation to continue his or her employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that if there is a Change in Control, unless employment is terminated by AE for Cause, Disability, or Retirement or by the employee for other than Good Reason (each as defined in the Agreements), severance benefits payable to the employee will consist of a cash payment equal to 2.99 times the employee's base annual salary and target short-term incentive together with AE maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement expires on December 31, 2001, but is automatically extended for one-year periods thereafter unless either AE or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for 36 months after a Change in Control.

Employment Agreement with Paul J. Evanson

          AE and AESC entered into an employment agreement with Paul J. Evanson on June 9, 2003. Mr. Evanson will serve as Chairman of the Board of Directors of AE and President and Chief Executive Officer of AE for a five-year term that began on June 16, 2003. Mr. Evanson's annual base salary under the agreement will not be less than $900,000 for the term of the agreement and will be increased annually to reflect increases in the consumer price index. Mr. Evanson received an initial make-whole payment of $6,300,000 under the agreement to induce him to accept employment and compensate him for forfeitures of financial and other benefits from his former employer.

          Mr. Evanson will be eligible to receive annual incentive compensation under the AE Annual Incentive Plan, with a target bonus opportunity of 100 percent of base salary and a maximum bonus opportunity of 200 percent of base salary. On January 2, 2004, Mr. Evanson will receive a grant of options to purchase 1,500,000 shares of AE common stock under the LTIP at a per-share exercise price equal to the closing price of AE common stock on the New York Stock Exchange on such date. One-fifth of the options will vest on June 9 of each of 2004 through 2008, provided that Mr. Evanson remains employed by AE on each applicable vesting date. Upon the occurrence of a change in control of AE (as defined in the employment agreement), all options will immediately vest.

          On January 2, 2004, AE will grant to Mr. Evanson between 1,600,000 and 2,300,000 stock units. Additional stock units will be granted at such time if the closing price of AE common stock on January 2, 2004 (the 2004 Closing Price) exceeds the blended price by at least $0.50. The blended price is equal to the sum of (x) .25 multiplied by the closing price of AE common stock on June 9, 2003, and (y) .75 multiplied by the closing price of AE common stock on the fifth business day after the date on which AE publicly announces its 2002 financial results.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

          If the 2004 Closing Price exceeds the blended price by at least $0.50, additional stock units will be granted equal to $1.5 million divided by the 2004 Closing Price and, in addition, the same number of additional stock units will be granted for each additional $1.00 by which the 2004 Closing Price exceeds the blended price. One-fifth of the units will vest on each June 9 from 2004 through 2008, provided Mr. Evanson remains employed by AE on each applicable vesting date. Additional stock units will be credited to Mr. Evanson to account for the value of cash dividends paid on AE common stock. AE will pay to Mr. Evanson the full value of each vested stock unit on each applicable vesting date, in cash or stock at AE's option, subject to his election to defer the payments. All of the stock units will vest on a change in control of AE, or if one or more persons acquire collectively ownership of at least 10 percent of AE voting stock and the right to veto a corporate action and any such person exercises veto power over a corporate action which has been recommended by Mr. Evanson.

          Mr. Evanson will also accrue a lump sum cash payment, in lieu of benefits under the SERP, at the rate of $66,667 for each month of employment. The payment will be made on termination of employment for any reason.

          In the event of termination due to death or disability, all of Mr. Evanson's stock options and stock units will vest, and all vested stock options will remain exercisable for three years (but in no event after their normal expiration date). Mr. Evanson will also receive a prorated target bonus for the year of termination.

          If Mr. Evanson is terminated without cause (as defined in the employment agreement) or if Mr. Evanson resigns for good reason (as defined in the employment agreement) or for any reason in the 30-day period commencing six months following a change in control, AE will pay to Mr. Evanson a cash severance payment equal to three times the sum of his base salary and target bonus amount, as well as his target bonus prorated for the year in which his termination occurs. For three years from the date of termination, Mr. Evanson will be provided with life, health, and disability coverage, or a cash amount sufficient to procure such coverage. All of Mr. Evanson's stock options and stock units will vest. Vested stock options will be immediately exercisable and will remain exercisable for five years from the termination date (but in no event after their normal expiration date). Mr. Evanson will also receive, in lieu of payments under the SERP, a cash payment in a lump sum equal to $4,000,000.

          If, prior to January 2, 2004, Mr. Evanson's employment is terminated by AESC without cause, due to death or disability, by Mr. Evanson for good reason, or a change in control occurs, Mr. Evanson (or his heirs in the case of a termination due to death) will receive, in addition to the amounts and benefits described above, a grant of vested and exercisable options under the LTIP to purchase 1,500,000 shares of AE common stock. Vested options will remain exercisable for five years from the termination date (but in no event after their normal expiration date) at an exercise price equal to the closing price of AE common stock on the date of termination or change in control. Mr. Evanson will also receive either a number of registered shares of AE common stock equal to the sum of (x) 1,600,000 plus (y) the number of additional stock units that Mr. Evanson would have been granted on January 2, 2004, based on the closing price of AE common stock on the actual date of termination or change in control, or at the discretion of Allegheny, cash equal to the result of multiplying such number of shares by the closing price of AE stock on the date of termination or change in control, as applicable.

          In the event of termination of Mr. Evanson's employment at any time after June 9, 2008, AESC will pay him a prorated target bonus and all stock options and other equity awards granted to Mr. Evanson shall be fully vested. Mr. Evanson will also be entitled to a prompt lump sum cash payment equal to his accrued pension benefit.

          The agreement provides that, in the event that compensation payable to Mr. Evanson under the agreement is subject to an excise tax under Section 4999 of the Internal Revenue Code, AE will make an additional payment to Mr. Evanson equal to the amount of such excise tax, as well as the income tax and excise tax applicable to such payment.

          The agreement subjects Mr. Evanson to certain confidentiality, non-competition, and non-solicitation covenants, and indemnifies him against costs and liabilities arising from legal proceedings brought against him in relation to his employment.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
Employment Agreement with Jeffrey D. Serkes

          AE and AESC entered into an employment agreement with Jeffrey D. Serkes on July 3, 2003. Mr. Serkes will serve as the Chief Financial Officer of AE for a three-year term, which began on July 7, 2003. Mr. Serkes's annual base salary under the agreement will not be less than $500,000 for the term of the agreement. Mr. Serkes received an initial make-whole payment of $250,000 under the agreement in respect of financial and other benefits forfeited as a result of his accepting employment with AE.

          Mr. Serkes will be eligible to receive annual incentive compensation under the AE Annual Incentive Plan, with a target bonus opportunity of 100 percent of base salary and a maximum bonus opportunity of 200 percent of base salary. On January 2, 2004, Mr. Serkes will receive a grant of options to purchase 550,000 shares of AE common stock under the AE 1998 LTIP at a per-share exercise price equal to the closing price of AE common stock on the New York Stock Exchange on such date. One-third of the options will vest on July 3 of each of 2004 through 2006, provided that Mr. Serkes remains employed by AE on each applicable vesting date. Upon the occurrence of a change in control of AE (as defined in the employment agreement), all options will immediately vest.

          On January 2, 2004, AE will grant to Mr. Serkes 550,000 stock units. Additional stock units will be granted at such time if the closing price of AE common stock on January 2, 2004 (the 2004 Closing Price) exceeds the blended price by at least $0.50. The blended price is equal to the sum of (x) .25 multiplied by the closing price of AE common stock on July 3, 2003 and (y) .75 multiplied by the closing price of AE common stock on the fifth business day after the date on which AE publicly announces its 2002 financial results. If the 2004 Closing Price exceeds the blended price by at least $0.50, additional stock units will be granted equal to $550,000 divided by the 2004 Closing Price and, in addition, the same number of additional stock units will be granted for each additional $1 by which the 2004 Closing Price exceeds the blended price. One-third of the units will vest on each July 3 of 2004 through 2006, provided Mr. Serkes remains employed by AE on each applicable vesting date. Additional stock units will be credited to Mr. Serkes to account for the value of cash dividends paid on AE common stock. AE will pay to Mr. Serkes the full value of each vested stock unit on each applicable vesting date, in cash or stock at AE's option, subject to his election to defer the payments. All of the stock units will vest on a change in control of AE.

          In the event of termination due to death or disability, all of Mr. Serkes's stock options and stock units will vest, and all vested stock options will remain exercisable for two years (but in no event after their normal expiration date). Mr. Serkes will also receive a prorated target bonus for the year of termination and the lump sum cash amount described below will become immediately payable.

          In lieu of benefits under the SERP, Mr. Serkes will accrue a lump sum cash amount of $41,667 for each month of employment at AE, which is payable at age 55. However, if at any time after Mr. Serkes' employment with AE terminates, Moody's reduces its rating of AE below Ba2 or Standard and Poor's Rating Services reduces its rating of AE below BB, the lump sum cash amount shall become immediately payable at the request of Mr. Serkes. Mr. Serkes may elect, in lieu of a lump sum, to receive payment of such amount in any form provided for under the SERP. If Mr. Serkes is terminated by AESC without cause (as defined in the employment agreement), resigns with good reason (as defined in the employment agreement), or his employment terminates after the expiration of the term of the agreement, he will be fully vested in his accrued lump sum cash amount or, if greater, $1,500,000.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

          If Mr. Serkes is terminated by AE without cause, or if Mr. Serkes resigns with good reason, AE will pay to Mr. Serkes a cash severance payment equal to his annual base salary and target bonus multiplied by the greater of (x) two and (y) the fraction determined by dividing the number of months remaining in the term of employment by twelve. For two years from the date of termination (or, if longer, for the remainder of the term of employment), Mr. Serkes will be provided with life, health, and disability coverage, or a cash amount sufficient to procure such coverage. All of Mr. Serkes' stock options and stock units will vest to the extent they would have vested had Mr. Serkes continued his employment with AE for two years or, if longer, through the remainder of the term of employment. Vested stock options will be immediately exercisable and will remain exercisable for three years from the termination date (but in no event after their normal expiration date). Mr. Serkes will also receive a prorated target bonus for the year of termination and the lump sum cash amount described above will become immediately payable.

          If, prior to January 2, 2004, Mr. Serkes' employment is terminated by AE without cause, due to death or disability, by Mr. Serkes for good reason, or a change in control occurs, Mr. Serkes (or his heirs in the case of a termination due to death) will receive, in addition to the amounts and benefits described above, a grant of vested and exercisable options under the LTIP to purchase 550,000 shares of AE common stock, exercisable for a period of three years, at an exercise price equal to the closing price of AE common stock on the date of termination or change in control, and either a number of registered shares of AE common stock equal to the sum of (x) 550,000 plus (y) the number of additional stock units that Mr. Serkes would have been granted on January 2, 2004, based on the closing price of AE common stock on the actual date of termination or change in control or, at the discretion of Allegheny, cash equal to the result of multiplying such number of shares by the closing price of AE stock on the date of termination or change in control, as applicable.

          If Mr. Serkes is terminated by AE without cause or resigns with good reason following a change in control or in anticipation of a change in control, or if Mr. Serkes resigns for any reason during the 30-day period commencing six months following a change in control, AE will pay to Mr. Serkes a cash severance payment equal to three times his annual base salary and target bonus, as well as his target bonus prorated for the year in which his termination occurs. For three years from the date of termination, Mr. Serkes will be provided with life, health and disability coverage, or a cash amount sufficient to procure such coverage. All of Mr. Serkes's stock options and stock units will vest. Vested stock options will be immediately exercisable and will remain exercisable for three years from the termination date (but in no event after their normal expiration date). In addition, Mr. Serkes will be entitled to a prompt lump sum cash payment equal to the greater of $1,500,000 and his accrued pension benefit, in lieu of payment of such amount at age 55.

In the event of termination of Mr. Serkes's employment at any time after July 3, 2006, AESC will pay him a prorated target bonus.

          The agreement provides that, in the event that compensation payable to Mr. Serkes under the agreement is subject to an excise tax under Section 4999 of the Internal Revenue Code, AE will make an additional payment to Mr. Serkes equal to the amount of such excise tax, as well as the income tax and excise tax applicable to such payment.

          The agreement subjects Mr. Serkes to certain confidentiality, non-competition, and non-solicitation covenants, and indemnifies him against costs and liabilities arising from legal proceedings brought against him in relation to his employment.

Employment Agreement with David B. Hertzog

          AE and AESC entered into an employment agreement on July 18, 2003 with David B. Hertzog to serve as Vice President and General Counsel of AE and AESC. The term of the agreement commenced July 28, 2003 and will continue for five years unless earlier terminated in accordance with the terms of the agreement. Mr. Hertzog will receive an annual base salary of at least $450,000 for the term of the agreement. He will also be eligible to receive an annual incentive bonus with a target bonus opportunity of 77.78 percent of base salary and a maximum bonus opportunity of 155.56 percent of base salary. In order to make Mr. Hertzog whole for certain financial and other benefits foregone as a result of accepting employment with AE, AE paid to Mr. Hertzog a lump sum cash payment of $800,000 as of the commencement of the term of the agreement.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

          On January 2, 2004, AE will grant Mr. Hertzog under the LTIP options for the purchase of 300,000 shares of AE common stock. If AE cannot obtain authorization under PUHCA for the grant, AE will grant to Mr. Hertzog stock appreciation rights on 300,000 shares of AE common stock, payable in cash and on terms substantially economically equivalent to the stock options, in lieu of the options. The exercise price for the options will be the closing price of AE common stock on January 2, 2004. One fifth of the options will vest on July 18 of each of 2004 through 2008, provided that Mr. Hertzog continues to be employed by AE on each applicable vesting date. Upon the occurrence of a change in control (as defined in the employment agreement) of AE, all of the options will immediately vest.

          On January 2, 2004, AE will grant 300,000 stock units to Mr. Hertzog. AE will also grant to Mr. Hertzog additional stock units at such time if the closing price of AE common stock on the New York Stock Exchange on January 2, 2004 (the 2004 Closing Price) exceeds the blended price by at least $0.50. The blended price is equal to the sum of (x) .25 multiplied by the closing price of AE common stock on July 18, 2003 and (y) .75 multiplied by the closing price of AE common stock on the fifth business day after the date on which AE publicly announces its 2002 financial results. If the 2004 Closing Price exceeds the blended price by at least $0.50, additional stock units will be granted equal to $300,000 divided by the 2004 Closing Price, and, in addition, the same number of additional stock units will be granted for each additional whole dollar by which the 2004 Closing Price exceeds the blended price. Additional units will also be credited in respect of any dividends paid on AE common stock. One fifth of the units will vest on July 18 of each of 2004 through 2008, provided that Mr. Hertzog continues to be employed by AE on each applicable vesting date. Upon the occurrence of a change in control of AE, all of the units will immediately vest. The value of a unit will be equal to the price of AE common stock on the date such unit vests. The units will be payable promptly upon vesting in cash or stock at the discretion of AE, subject to the election of Mr. Hertzog to defer the payments.

          Mr. Hertzog will also accrue a lump sum cash payment, in lieu of benefits under the SERP, at the rate of $20,833.33 for each month of employment. The payment will be made on termination of employment for any reason. Mr. Hertzog may elect, in lieu of a lump sum, to receive payment of such amount in any form provided under the SERP.

          In the event of termination due to death or disability, all of Mr. Hertzog's stock options and stock units will vest, and all vested stock options will remain exercisable for two years (but in no event after their normal expiration dates). In addition, under such circumstances, Mr. Hertzog will be entitled to a prorated target bonus.

     If Mr. Hertzog is terminated without cause, or Mr. Hertzog terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive a lump sum cash payment equal to the product of the severance factor multiplied by the sum of (x) the annual base salary for the year in which the termination occurs plus (y) the target bonus for such year. The severance factor will be equal to the greater of (x) two and (y) a fraction, the numerator of which is the number of whole and partial months remaining in the term of the agreement on the date of the termination and the denominator of which is twelve, provided that the severance factor will not exceed three. Mr. Hertzog will be provided with life, health and disability coverage, or a cash amount sufficient to procure such coverage, for a period equal to the greater of two years or the remainder of the term of employment, but in no event for longer than three years. Mr. Hertzog would also be entitled to receive a lump sum payment equal to the greater of (x) $1,250,000 and (y) his accrued lump sum cash payment. All stock options and stock units would vest to the extent that all such awards would vest had Mr. Hertzog continued his employment for two years from the date of termination (or, if longer, for the remainder of the term of employment), and all vested stock options would remain exercisable for three years from the date of termination (but in no event after their normal expiration date). Mr. Hertzog would also be entitled to a prorated payment in respect of the target bonus for the year of termination.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

          If, prior to January 2, 2004, Mr. Hertzog's employment is terminated by AE without cause (as defined in the employment agreement), due to death or disability, by Mr. Hertzog with good reason, or a change in control occurs, Mr. Hertzog will receive, in addition to the amounts and benefits described above, (x) a grant of vested and exercisable stock options for the purchase of 300,000 AE common shares, exercisable for a period of three years, at a per share price equal to the closing price on the date of termination or change in control and (y) a number of registered shares of AE common stock (or the cash equivalent) equal to the sum of (i) 300,000 plus (ii) the number of additional units that would have been granted except that the date of termination or change in control will be substituted for January 2, 2004, for purposes of the additional units calculation.

          If Mr. Hertzog's employment is terminated by AE without cause or by Mr. Hertzog for good reason either following a change in control of AE, or in anticipation of a change in control, or if Mr. Hertzog resigns for any reason during the 30-day period commencing six months following a change in control, he will be entitled to receive a lump sum cash payment equal to three times the sum of (x) the base salary then in effect and (y) his target bonus for the year in which the termination occurs. For three years from the date of termination, Mr. Hertzog would be provided with life, health and disability coverage, or a cash amount sufficient to procure such coverage. Mr. Hertzog would also be entitled to a lump sum payment equal to the greater of (x) $1,250,000 and (y) the accrued lump sum cash payment. All stock options and stock units would vest, and all vested stock options would remain exercisable for three years from the date of termination (but in no event after their normal expiration dates). Mr. Hertzog would also be entitled to a prorated payment in respect of the target bonus for the year of termination.

          In the event of a termination of Mr. Hertzog's employment at any time after July 28, 2008, AESC will pay him a prorated target bonus, and a lump sum payment equal to the greater of (x) $1,250,000 and (y) his accrued pension benefit. In addition, each stock option and other equity or equity-related award will be vested to the extent of the greater of (x) a prorated portion of such award based upon the portion of the award vesting period during which Mr. Hertzog was employed by AESC or (y) the extent specified in the award, and all options shall continue to be exercisable for the period specified in the applicable option agreement or, if longer, for one year (but in no event after their normal expiration dates).

           The employment agreement provides that in the event that compensation payable to Mr. Hertzog under the agreement is subject to an excise tax under Section 4999 of the Internal Revenue Code, AE will make an additional payment equal to the amount of the excise tax as well as the income tax and excise tax applicable to such payment.

          The employment agreement subjects Mr. Hertzog to certain confidentiality, non-competition and non-solicitation covenants, and indemnifies him against costs and liabilities arising from legal proceedings brought against him in relation to his employment.

Employment Agreement with Joseph H. Richardson

            AE and AESC entered into an employment agreement on August 6, 2003 with Joseph H. Richardson to serve as President of Allegheny Power and President of each of Monongahela, Potomac Edison and West Penn. The term of the agreement commenced August 25, 2003 and will continue for three years and thereafter for successive one year terms, unless terminated by a party at least 90 days prior to the end of the term. Mr. Richardson will receive an annual base salary of at least $400,000 for the term of the agreement. He will also be eligible to receive an annual incentive bonus with a target bonus opportunity of 50 percent of base salary and a maximum bonus opportunity of 100 percent of base salary. For 2003, the target and maximum bonus amounts will be $83,833 and $166,666, respectively.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

          On January 2, 2004, AE will grant Mr. Richardson under the LTIP options for the purchase of 200,000 shares of AE common stock. If AE cannot obtain authorization under PUHCA for the grant, AE will grant to Mr. Richardson stock appreciation rights on 200,000 shares of AE common stock, payable in cash and on terms substantially economically equivalent to the stock options, in lieu of the options. The exercise price for the options will be the closing price of AE common stock on January 2, 2004. One fifth of the options will vest on August 25 of each of 2004 through 2008, provided that Mr. Richardson continues to be employed by AE on each applicable vesting date. Upon the occurrence of a change in control (as defined in the employment agreement) of AE, all of the options will immediately vest.

          On January 2, 2004, AE will grant 50,000 stock units to Mr. Richardson. AE will also grant to Mr. Richardson additional stock units at such time if the closing price of AE common stock on the New York Stock Exchange on January 2, 2004 (the 2004 Closing Price) exceeds the blended price by at least $0.50. The blended price is equal to the sum of (x) .25 multiplied by the closing price of AE common stock on August 25, 2003, and (y) .75 multiplied by the closing price of AE common stock on the fifth business day after the date on which AE publicly announces its 2002 financial results. If the 2004 Closing Price exceeds the blended price by at least $0.50, additional stock units will be granted equal to $50,000 divided by the 2004 Closing Price and, in addition, the same number of additional stock units will be granted for each additional whole dollar by which the 2004 Closing Price exceeds the blended price. Additional units will also be credited in respect of any dividends paid on AE common stock. One fifth of the units will vest on August 25 of each of 2004 through 2008, provided that Mr. Richardson continues to be employed by AE on each applicable vesting date. Upon the occurrence of a change in control of AE, all of the units will immediately vest. The value of a unit will be equal to the price of AE common stock on the date such units vests. The units will be payable promptly upon vesting in cash or stock at the discretion of AE, subject to the election of Mr. Richardson to defer the payments.

          Mr. Richardson will be eligible to participate in the LTIP and Allegheny's other employee benefit plans, other than the SERP. Upon Mr. Richardson's attainment of age 65, he shall be entitled to a lump sum cash payment equal to $5,000 for each month of employment with Allegheny (the "pension benefit"). Mr. Richardson may choose to receive the pension benefit in any form provided for under the SERP in lieu of a lump sum. In the event of a termination of employment for cause or a termination by Mr. Richardson, he will receive the pension benefit accrued up to the date of termination.

          In the event of termination due to death or disability, all of Mr. Richardson's stock options and stock units will vest, and all vested stock options will remain exercisable for two years (but in no event after their normal expiration date). In addition, under such circumstances, Mr. Richardson or his beneficiaries will be entitled to a pro-rated target bonus. Mr. Richardson would also be entitled to a lump sum payment equal to his pension benefit accrued to the date of termination.

          If Mr. Richardson is terminated without cause, he will be entitled to receive, in addition to all accrued compensation and benefits, a lump sum cash payment equal to two times the sum of (x) the base salary then in effect and (y) his target bonus for the year in which the termination occurs. Mr. Richardson would also be entitled to a lump sum payment equal to the greater of (x) $300,000 and (y) the accrued pension benefit. All stock options and stock units would vest to the extent that all such awards would vest had Mr. Richardson continued his employment for two years from the date of termination, and all vested stock options would remain exercisable for three years from the date of termination (but in no event after their normal expiration dates). Mr. Richardson would also be entitled to a prorated payment in respect of the target bonus for the year of termination.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)

          If, prior to January 2, 2004, Mr. Richardson's employment is terminated by AE without cause or, due to death or disability or a change in control occurs, Mr. Richardson will receive, in addition to the amounts, and benefits described above, (x) a grant of stock options for the purchase of 200,000 AE common shares, exercisable for a period of three years, at a per share price equal to the closing price on the date of termination or change in control and (y) a number of registered shares of AE common stock (or the cash equivalent) equal to the sum of (i) 50,000 plus (ii) the number of additional units that would have been granted except that the date of termination or change in control will be substituted for January 2, 2004 for purposes of the additional units calculation.

          If Mr. Richardson's employment is terminated by AE without cause or by Mr. Richardson for good reason (as defined in the employment agreement) either following a change in control of AE, or in anticipation of a change in control, he will be entitled to receive a lump sum cash payment equal to three times the sum of (x) the base salary then in effect and (y) the target bonus for the year in which the termination occurs. For three years from the date of termination, Mr. Richardson would be provided with life, health and disability coverage, or a cash amount sufficient to procure such coverage. Mr. Richardson would also be entitled to a lump sum payment equal to the greater of (x) $300,000 and (y) his accrued pension benefit. All stock options and stock units would vest, and all vested stock options would remain exercisable for three years from the date of termination (but in no event after their normal expiration dates). Mr. Richardson would also be entitled to a prorated payment in respect of the target bonus for the year of termination.

In the event of termination of Mr. Richardson's employment at any time after August 25, 2006, AESC will pay him a prorated target bonus.

          The employment agreement provides that in the event that compensation payable to Mr. Richardson under the agreement is subject to an excise tax under Section 4999 of the Internal Revenue Code, AE will make an additional payment equal to the amount of the excise tax, as well as the income tax and excise tax applicable to such payment.

          The employment agreement subjects Mr. Richardson to certain confidentiality, non-competition, and non-solicitation covenants, and indemnifies him against costs and liabilities arising from legal proceedings brought against him in relation to his employment.

Named Executive Officer Employment Contracts

          AE has entered into Employment Contracts with the named executive officers as set forth in the Executive Compensation Table and certain other executive officers. Each Contract provides for a two-year initial term and has a one-year renewal provision. The Contracts provide for specified levels of severance protection based on the reason for termination. The Contracts provide that base salary will not be reduced and the officers will remain eligible for participation in Allegheny's executive compensation and benefit plans during the duration of the Contract.

          The Contracts provide that in the event that the employee's employment is terminated without Cause (as defined under the contracts) or that the employee terminates employment with Good Reason (as defined under the contracts), the employee will be eligible during a specified number of months (Continuation Period) for (1) severance pay equal to the sum of the employee's monthly base salary at the time of termination plus one-twelfth of the employee's target annual bonus and (2) continuation of employee benefit plan and executive compensation plan eligibility. Under such circumstances, if the employee had completed 15 years of service with Allegheny prior to the date of termination, the employee would be entitled to receive benefits under the SERP as if the employee had attained age 55 or older, adding the Continuation Period to the employee's age for this purpose. The Continuation Period varies among the named executive officers from 18 to 30 months. The monthly severance pay and continuation period for Mr. Pifer is $66,250 and 18 months.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
Agreements in Respect of Named Executive Officer Retirements

          Alan J. Noia.    In connection with the retirement of Mr. Noia on May 1, 2003, Mr. Noia entered into an agreement with AE and AESC. Under the agreement, Mr. Noia will receive monthly severance payments in accordance with terms of his existing employment contract for 30 months of approximately $133,333. Mr. Noia is a participant in SERP, and is eligible to receive SERP payments. The agreement required AE to purchase insurance or annuity policies as necessary to fully insure or annuitize the SERP benefits in accordance with past practice relating to SERP benefits. The agreement required AE to pay to Mr. Noia obligations accrued to him under existing arrangements prior to retirement as of his retirement date and, accordingly, $72,422 was paid to him in May 2003, with respect to his accrued benefit under the 1993 deferred compensation plan. The agreement provides that Mr. Noia's deferred stock awards under the LTIP are payable in the form of AE common stock in January 2004. The agreement provides that Mr. Noia's vested stock options will continue to remain exercisable until May 2006. The agreement permits Mr. Noia to request a release from certain non-competition covenants, provided that such a release will result in the loss of any vested but unexercised options outstanding at the time of the release. In recognition of ongoing matters in which Allegheny may require communication and cooperation with Mr. Noia, the agreement also provides that for three years Mr. Noia will be provided or reimbursed the cost of office space and support at AE, and certain maintenance and connection for his home security monitoring system previously installed by AE for a three-year period. Mr. Noia has agreed to cooperate with Allegheny with respect to ongoing or future litigation and proceedings.

           Michael P. Morrell.    Mr. Morrell elected to retire under the ERO effective September 1, 2003. Under the terms of the ERO, Mr. Morrell was credited with three additional years of service under the SERP. Mr. Morrell also entered into an agreement with AESC under which AESC agreed to waive the requirement that Mr. Morrell serve ten years with Allegheny in order to be credited with eight additional years of service for purposes of the SERP. Mr. Morrell's retirement under the agreement will effect the termination of his Employment Agreement and Change in Control Contract with AE. The agreement also subjects Mr. Morrell to certain, confidentiality, non-competition and non-solicitation covenants.

          Bruce E. Walenczyk.    On June 1, 2003, Mr. Walenczyk elected to retire under the ERO. Mr. Walenczyk and AESC are parties to an agreement in connection with Mr. Walenczyk's retirement under which: (1) Mr. Walenczyk is entitled to the benefits provided for in the ERO; and (2) Mr. Walenczyk received a payment of $150,000 on June 13, 2003 and will receive a payment of $150,000 on January 9, 2004. Mr. Walenczyk's retirement under the agreement effected the termination of his Employment Agreement and Change in Control Agreement. The agreement also subjects Mr. Walenczyk to certain confidentiality, non-competition and non-solicitation covenants. Mr. Walenczyk has agreed to cooperate with Allegheny with respect to ongoing or future litigation and proceedings.

          Richard J. Gagliardi.    On August 1, 2003, Mr. Gagliardi elected to retire under the ERO. Mr. Gagliardi and AESC are parties to an agreement in connection with Mr. Gagliardi's retirement under which: (1) Mr. Gagliardi is entitled to the benefits provided for in the ERO; and (2) Mr. Gagliardi will receive payments totaling $24,585 for consulting services, payable in five installments beginning on August 8, 2003. Mr. Gagliardi's retirement under the agreement effected the termination of his Employment Agreement and Change in covenants, and requires Mr. Gagliardi to cooperate with Allegheny in connection with ongoing or future litigation and proceedings.

Jay S. Pifer. Mr. Pifer was also provided with an enhanced benefit under the SERP. His SERP benefit will be based on highest one-year earnings.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
Compensation Committee Interlocks and Insider Participation

          The members of AE's Management Compensation and Development Committee for the fiscal year ended December 31, 2002 were: Frank A. Metz, Jr. (chairman); Eleanor Baum; Lewis B. Campbell and Gunnar E. Sarsten. There were no interlocking directorships, and there was no insider participation on this committee during the fiscal year ended December 31, 2002.

Compensation of Directors

          In 2002, directors who were not officers or employees (outside directors) received for all services to the registrants $22,000 in retainer fees, $1,000 for each Board meeting attended and $1,000 for each Committee meeting attended. Beginning in November 2002, the members of the Audit Committee received $1,200 for each meeting of the Audit Committee attended. The Chairperson of each committee, other than the Executive Committee, receives an additional fee of $4,000 per year. The Chairman of the Audit Committee receives $8,000 per year.

          Under an unfunded deferred compensation plan, an outside director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum.

          In addition to the foregoing compensation, the outside directors of AE receive an annual retainer of $12,000 in shares of common stock. Further, a Deferred Stock Unit Plan for Outside Directors (Plan) provides for a lump sum payment (payable at the director's election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of AE's common stock. Outside directors who serve at least five years on the Board and leave at or after age 65, or upon death or disability, or as otherwise directed by the Board, will receive payments under the Plan. In 2002, AE credited each outside director's account with 375 deferred stock units.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (from 2002 Form 10-K)

          The table below shows the number of shares of AE common stock that are beneficially owned, directly or indirectly, by each director and named executive officer of AE, Monongahela, Potomac Edison, West Penn, AGC, and AE Supply and by all directors and executive officers of each such company as a group as of September 15, 2003. To the best of AE's knowledge, there is no person who is a beneficial owner of more than five percent of the voting securities of AE.

Name	Named Executive Officer or Director of	Shares of AE Common Stock**	Percent of Class
Eleanor Baum	AE	6,260	.05% or less
David C. Benson	AE, AGC, AE Supply	6,588	.05% or less
Lewis B. Campbell	AE	4,214	.05% or less
Paul J. Evanson	AE, MP, PE, WP, AGC, AE Supply	0***	.05% or less
Richard J. Gagliardi	*	22,743	.05% or less
James J. Hoecker	AE	2,173	.05% or less
Wendell F. Holland	AE	4,937	.05% or less
Ted J. Kleisner	AE	2,173	.05% or less
Frank A. Metz, Jr.	AE	7,779	.05% or less
Michael P. Morrell	*	29,111	.05% or less
Alan J. Noia	*	83,865	.07% or less
Jay S. Pifer	AE, MP, PE, WP, AGC, AE Supply	36,688	.05% or less
Steven H. Rice	AE	7,945	.05% or less
Joseph H. Richardson	MP, PE, WP	0***	.05% or less
Gunnar E. Sarsten	AE	10,260	.05% or less
Jeffrey D. Serkes	AE, MP, PE, WP, AGC, AE Supply	0***	.05% or less
Bruce E. Walenczyk	*	0	.05% or less

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
All directors and executive officers of AE as a group (23 persons)	233,132	.18% or less
All directors and executive officers of MP as a group (16 persons)	192,706	.15% or less
All directors and executive officers of PE as a group (16 persons)	192,706	.15% or less
All directors and executive officers of WP as a group (16 persons)	192,706	.15% or less
All directors and executive officers of AGC as a group (13 persons)	189,677	.15% or less
All directors and executive officers of AE Supply as a group (15 persons)	193,997	.15% or less
* Messrs. Gagliardi, Morrell, Noia, and Walenczyk are Named Executive Officers for 2002, but retired during 2003 and held no offices as of September 15, 2003. They are also included in the totals.

**     Excludes the outside directors' accounts in the Deferred Stock Unit Plan which, at June 30, 2003, were valued at the number of shares shown: Baum, 6,152; Campbell, 1,514; Hoecker, 1,148; Holland, 3,831; Kleisner, 1,144; Metz, 6,483; Rice, 4,683; and
          Sarsten, 5,778.

***    In connection with their employment agreements, Messrs. Evanson, Richardson and Serkes will receive AE stock options and stock units. A description of the employment agreements is included under ITEM 11. EXECUTIVE COMPENSATION
          Agreements with Certain Executive Officers.

As of September 15, 2003, all of the shares of common stock of Monongahela (5,891,000), Potomac Edison (22,385,000), and West Penn (24,361,586) are owned by AE. All of the common stock of AGC is owned by AE Supply (77.03 percent) and Monongahela (22.97 percent). As of June 30, 2003, ML IBK Positions, Inc. owned 1.974 percent of the ownership interests in AE Supply, and AE held the remainder. See ITEM 3. LITIGATION.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Form 10-K)
Allegheny Equity Compensation Plan Information

          The table below shows information as of September 15, 2003 related to the number of shares of AE common stock to be issued upon exercise of outstanding options and the number of securities remaining available for future issuance under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders.[1]	1,788,306	$35.40	7,769,358
Equity compensation plans not approved by security holders.[2]	n/a	n/a	982,197
Total	1,788,306	$35.40	8,751,555

1     The compensation plan relevant to this category is the Long Term Incentive Plan. See ITEM 11. EXECUTIVE
       COMPENSATION-Long-Term Incentive Plan, for a description of this Plan.
2      The compensation plan relevant to this category is the Annual Incentive Plan. See ITEM 11. EXECUTIVE
       COMPENSATION-Annual Incentive Plan, for a description of this Plan.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
(from 2002 Form 10-K)

          In 2002 and 2003, the law firm Swidler Berlin Shereff Friedman, LLP performed legal services for AE and its subsidiaries. Mr. Hoecker, a former Director of AE, is a partner at Swidler Berlin Shereff Friedman, LLP. Mr. Hoecker resigned as Director effective October 13, 2003.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Proxy Statement dated October 14, 2003)
MANAGEMENT COMPENSATION AND DEVELOPMENT COMMITTEE REPORT
General

          The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Compensation and Development Committee (the Committee) of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

          The Committee continues to believe that with the advent of competition to this industry, a large portion of compensation should be included in incentive plans and linked to corporate and business performance. This continues to be the case in 2003.

The Executive Compensation Program is intended to meet three objectives:
• Create a strong link between executive compensation and total return to stockholders.
•

Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance, but exceed median levels for performance exceeding expectations.

• Ensure internal compensation equity by maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.
Executive Compensation Program

          In 2002, the Company's executive compensation program had three components: base salary, short-term incentive awards, and long-term incentive awards. In addition, in 2003, the Company has agreed to issue stock units to certain new executives under the terms of their employment agreements, as described in more detail beginning on page 34 of the Proxy Statement dated October 14, 2003.

          The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic, and regulatory pressures.

          To ensure that the Company's salary structure and total compensation continue to be competitive, comparisons are made each year through an annual compensation survey, prepared by a leading consulting firm, with those of comparable energy companies for 2002. The survey companies are part of an energy services industry database.

         This comparison involves matching Company positions, including that of the Chief Executive Officer, with those in the survey companies that have comparable duties and responsibilities. For 2002, the survey again indicated that the Company's executive compensation structure was below the median. This survey data became the basis for the consulting firm's recommendations as to market prices for each position and total compensation.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Proxy Statement dated October 14, 2003)
Base Salary

          The base salaries of all executive officers, including the Chief Executive Officer, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In considering base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the Chief Executive Officer including (a) a performance assessment of each executive (other than himself) based on that executive's position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results including total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio.

Short-Term Incentive Awards

          The Company has established an Annual Incentive Plan (the Short-Term Incentive Plan) for the purpose of attracting and retaining quality managerial talent and to reward attainment of performance goals. Under the Short-Term Incentive Plan, the Committee determines award levels, subject to full Board approval, based upon the recommendation of the Chief Executive Officer. Awards may be granted to executives whose responsibilities can affect the performance of their business units and, through unit performance, the performance of the Company. The Board may not authorize awards if, in the Board's opinion, the Company's performance is less than satisfactory from the perspective of the stockholders. Awards are based on attainment of a variety of business unit and individual goals. The plan assigns numerical performance ratings with respect to the level of attainment of program goals. Award determinations are based the extent to which performance falls short, meets or exceeds plan targets. Awards are payable in current cash, deferred cash, or stock as determined by the Committee. The Company has registered 1,000,000 shares of its common stock for distribution under the Short-Term Incentive Plan, and 982,197 of such shares remain available for issuance under the plan.

Long-Term Incentive Awards: Stock Option Awards, Restricted Share Awards and Performance Awards

          The Board of Directors and shareholders of the Company approved the 1998 Long-Term Incentive Plan (LTIP) to assist the Company in attracting and retaining key employees and directors, and motivating performance. The LTIP is administered by the Committee, which may delegate to an executive officer the power to determine the employees (other than himself or herself) eligible to receive awards. The Committee may from time to time designate key employees and directors to participate in the LTIP for a particular year. The number of shares of Company common stock initially authorized for issuance under the LTIP is 10 million, subject to adjustments for recapitalizations or other changes to the Company's common shares. No participant in the LTIP may be granted more than 600,000 shares (or rights or options in respect of more than 600,000 shares) in any calendar year. For purposes of this limit, shares subject to an award that is to be earned over a period of more than one calendar year will be allocated to the first calendar year in which such shares may be earned.

Stock Option Awards

          The LTIP permits awards of options to purchase the Company's common stock on terms and conditions as determined by the Committee. Stock options are issued at strike prices equal to the fair market value (as defined in the LTIP) of the Company's common stock as of the date of the option grant. The terms of option awards are set forth in option award agreements. The Committee may award non-qualified stock options or incentive stock options (each as defined in the LTIP). No participant in the LTIP may receive incentive stock option awards under the LTIP or any other compensation plan that would result in incentive stock options to purchase shares of the Company's common stock with an aggregate fair market value of more than $100,000 first becoming exercisable by such participant in any one calendar year.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Proxy Statement dated October 14, 2003)

          Options awarded under the LTIP will terminate upon the first to occur of: (i) the option's expiration under the terms of the related option award agreement; (ii) termination of the award following termination of the participant's employment under the rules described in the next paragraph; and (iii) 10 years after the date of the option grant. The Committee may accelerate the exercise period of awarded options, and may extend the exercise period of options granted to employees who have been terminated.

          The Committee may establish dividend equivalent accounts with respect to awarded options. A participant's dividend equivalent account will be credited with notional amounts equal to dividends that would be payable on the shares for which the participant's options are exercisable, assuming that such shares were issued to the participant. The participant or other holder of the option will be entitled to receive cash from the dividend equivalent account at such time or times and subject to such terms and conditions as the Committee determines and provides in the applicable option award agreement. If an option terminates or expires prior to exercise, the dividend equivalent account related to the option will be concurrently eliminated and no payment in respect of the account will be made.

          The Committee may permit the exercise of options or the payment of applicable withholding taxes through tender of previously acquired shares of the Company's common stock or through reduction in the number of shares issuable upon option exercise. The Committee may grant reload options to participants in the event that participants pay option exercise prices or withholding taxes by such methods.

         In the event of a change of control (as defined in the LTIP) of the Company, unless provided to the contrary in the applicable option award agreement, all options outstanding on that date of the change in control will become immediately and fully exercisable.

Restricted Share Awards

          The Committee may grant shares of common stock on terms, conditions and restrictions as the Committee may determine. Restrictions, terms and conditions may be based on performance standards, period of service, share ownership, or other criteria. Performance-based awards intended for federal income tax deductibility will be subject to performance targets with respect to operating income, return on investment, return on shareholders' equity, stock price appreciation, earnings before interest, taxes and depreciation/amortization, earnings per share, and/or growth in earnings per share. The terms of restricted stock awards will be set forth in award agreements.

          The participant will be an owner of restricted shares awarded to him or her under the LTIP. The shares may not be transferred, pledged or assigned (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the participant is treated as the owner under the Internal Revenue Code) prior to the lapse of the applicable restrictions. A participant's restricted shares will be forfeited to the Company in the event that the participant ceases to be employed by the Company prior to the expiration of the applicable forfeiture period. The Committee may waive an award's forfeiture provisions under appropriate circumstances.

          In the event of a change of control (as defined in the LTIP) of the Company, unless provided to the contrary in the applicable restricted stock award agreement, the restrictions applicable to all restricted stock awards will terminate fully on the date of the change of control.

Performance Awards

          The Committee may grant performance awards, which will consist of a right to receive a payment that is either measured by the fair market value of a specified number of shares of the Company's common stock, increases in the fair market value of the Company's common stock during an award period, and/or consists of a fixed cash amount. Performance awards may be made in conjunction with or in addition to restricted stock awards. Award periods will be two or more years or other annual periods as determined by the Committee. The Committee may permit newly eligible participants to receive performance awards after an award period has commenced.

ITEM 6. PART III (1) AE, AGC, MP, PE, WP and AE SUPPLY (from 2002 Proxy Statement dated October 14, 2003)

          In the event of a participant's retirement during an award period, the participant will not receive a performance award unless otherwise determined by the Committee, in which case the participant will be entitled to a prorated portion of the award. In the event of the death or disability of a participant during an award period, the participant or his or her representative will be entitled to a prorated portion of the performance award. A participant will not be entitled to a performance award if his or her employment terminates prior to the conclusion of an award period, provided that the Committee may determine in its discretion pay performance awards, including full (i.e., non-prorated) awards to any participant whose employment is terminated. In the event of a change of control of the Company, all performance awards for all award periods will immediately become payable to all participants and will be paid within 30 days after the change in control.

          The Committee may, unless the relevant award agreement otherwise specifies, cancel, rescind or suspend an award in the event that the LTIP participant engages in competitive activity, discloses confidential information, solicits employees, customers, partners or suppliers of the Company, or undertakes any other action determined by the Committee to be detrimental to the Company.

Termination of Certain Provisions

          The LTIP contains provisions intended to ensure that certain restricted share awards and performance awards to "covered employees" under Section 162(m) of the Internal Revenue Code are exempt from the $1 million deduction limit contained in that Section of the Code. Those exemptive provisions, by their terms and under the applicable IRS regulations, expired as of May 14, 2003. Any pending, but unvested, awards issued under such provisions are unaffected by the provisions' expiration, but any future restricted stock or performance awards to covered employees will not be eligible for the exemption from the Section 162(m) limit unless the provisions are reapproved by the shareholders. The Board may seek stockholder reauthorization of the LTIP with respect to such provisions, but has no present intention to do so. The Board may choose alternative methods to compensate covered employees who would have received compensation under the terminated provisions of the LTIP had such provisions not terminated.

CEO's Compensation

          For Mr. Noia, the Committee developed salary and Annual Incentive Plan award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of his performance as CEO and of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence. The Annual Incentive Plan recommendation was based primarily on 2002 corporate financial results, including total shareholder return, changes in earnings per share, dividends paid per share, and dividend payout ratios; the overall quality of service rendered to customers; and overall Company performance, including competitive position. Mr. Noia's 2002 total compensation reflected the Committee's evaluation of his performance as CEO and the described overall results. There were no awards granted under either the Annual Incentive Plan or the Long-Term Incentive Plan for 2002.

No current member of the Management Compensation and Development Committee is or ever was an employee of the Company or any of its subsidiaries.
FRANK A. METZ, JR., Chairman ELEANOR BAUM LEWIS B. CAMPBELL GUNNAR E. SARSTEN
ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

     (a)     Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefore (or any officer or employee acting as such).

None.

     (b)     Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any citizens' group, taxpayers' group, or public relations counsel (or any officer or employee acting as such).

None.
ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS
	Calendar Year 2002

PART I	Between System Companies			In effect on Dec. 31 (Yes or No)

Transaction	Serving Company	Receiving Company	Compensation	Date of Contract

Operating, maintenance, accounting, supervisory, and other administrative or other services	Monongahela Power Company	The Potomac Edison Company	$375,529	5/29/73 effective 5/31/74	Yes

West Penn Power Company has an Operational Service Contract with The Potomac Edison Company (effective 12/23/77) for which the compensation was $612,854 in 2002.

West Penn Power Company provides certain engineering and construction services for The Potomac Edison Company. The compensation for this service was $350,972 in 2002.

PART II	Between System Companies and Others		Compensation	Date of Contract	In effect on Dec. 31 (Yes or No)

Transaction	Serving Company	Receiving Company

Engineering, drafting, and other technical and administrative services	American Electric Power Service Corporation	Ohio Valley Electric Corporation	$3,473,667	12/27/56	Yes

Engineering, drafting, and other technical and administrative services	American Electric Power Service Corporation	Indiana-Kentucky Electric Corporation	$3,517,077	12/27/56	Yes

Maintenance Services	Appalachian Power Company	Ohio Valley Electric Corporation	$319,825	01/01/79	Yes

Maintenance Services	Appalachian Power Company	Indiana-Kentucky Electric Corporation	$131,124	01/01/79	Yes
PART III
None.
ITEM 9. EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES A. EXEMPT WHOLESALE GENERATORS PART I

           (1)     Allegheny Energy Supply Hunlock Creek, LLC

                    (a)  Allegheny Energy Supply Hunlock Creek, LLC
                          4350 Northern Pike
                          Monroeville, PA 15146-2841

                          During the fourth quarter of 2000, Allegheny Energy, Inc. acquired from UGI Development, a subsidiary of UGI Corporation, a 50% share of its 48 megawatt coal fired generation located near Wilkes-Barre in eastern Pennsylvania.

                    (b)  Allegheny Energy, Inc. has invested $18,656,140 in Allegheny Energy Supply Hunlock Creek, LLC, as of December 31, 2002.

                          Allegheny Energy, Inc.'s Equity in Undistributed Earnings of Allegheny Energy Supply Hunlock Creek, LLC totaled a loss of $41,839, as of December 31, 2002.

                          None.

                          No assets have been transferred from other system companies to Allegheny Energy Supply Hunlock Creek, LLC.

                    (c)  Not applicable.

                    (d)  (1)  A Service Agreement was created, dated as of July 27, 2000, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Hunlock Creek, LLC, a limited liability company formed under the laws of the State of Delaware (the "Company").

                          The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

                    (d)  (2)  This Agreement was created on the 13th day of November 2000, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Allegheny Energy Supply Hunlock Creek, LLC ("Allegheny Energy LLC"), in consideration of the mutual covenants and agreements herein. Buyer and Allegheny (the "Party(ies)") hereby agree as follows:

                    1.1  Allegheny Energy Supply Hunlock Creek, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer, and Buyer agrees to pay for such sale in accordance with the Allegheny Market Rate Tariff on file with the Federal Energy
                           Regulatory Commission ("FERC").

ITEM 9. EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

           (2)  Allegheny Energy Supply Gleason Generating Facility, LLC

                  (a)  Allegheny Energy Supply Gleason Generating Facility, LLC
                        4350 Northern Pike
                        Monroeville, PA 15146-2841

                       On May 3, 2001, Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc.'s non-utility subsidiary, completed the acquisition of Allegheny Energy Supply Gleason Generating Facility, LLC from Enron North America, representing 546 MW of natural gas-fired generating capacity in the Midwest.

                  (b)  Allegheny Energy Supply Company, LLC has invested $346,401,924 in Allegheny Energy Supply Gleason Generating Facility, LLC, as of December 31, 2002.

                       Allegheny Energy Supply Company, LLC's Equity in Undistributed Earnings of Allegheny Energy Supply Gleason Generating Facility, LLC totaled $ 2,636,457, as of December 31, 2002.

                       None.

                      No assets have been transferred from other system companies to Allegheny Energy Supply Gleason Generating Facility, LLC.

                  (c)  Not applicable.

                  (d)  (1)  A Service Agreement was created, dated as of May 4, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Gleason Generating Facility, LLC, a limited liability company formed under the laws of the State of Delaware (the "Company").

                             The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

                  (d)  (2)  This Agreement was created on the 4th day of May, 2001, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Allegheny Energy Supply Gleason Generating Facility, LLC, in consideration of the mutual covenants and agreements herein. Buyer and Allegheny Energy Supply Gleason Generating Facility, LLC, (the "Party(ies)") hereby agree as follows:

                            1.1  Allegheny Energy Supply Gleason Generating Facility, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with Allegheny Energy Supply Gleason Generating Facility's Market Rate Tariff on file with the Federal Energy Regulatory Commission ("FERC").

ITEM 9. EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

          (3)  Allegheny Energy Supply Lincoln Generating Facility, LLC

                (a)  Allegheny Energy Supply Lincoln Generating Facility, LLC
                      4350 Northern Pike
                      Monroeville, PA 15146-2841

                      On May 3, 2001, Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc.'s non-utility subsidiary, completed the acquisition of Allegheny Energy Supply Lincoln Generating Facility, LLC from Enron North America, representing 656 MW of natural gas-fired generating capacity in the Midwest.

                (b)  Allegheny Energy Supply Company, LLC has invested $ 245,957,662 in Allegheny Energy Supply Lincoln Generating Facility, LLC, as of December 31, 2002.

                       Allegheny Energy Supply Company, LLC's Equity in Undistributed Earnings of Allegheny Energy Supply Lincoln Generating Facility, LLC totaled a loss of $592,623, as of December 31, 2002.

                       Allegheny Energy Supply Lincoln Generating Facility, LLC has an intercompany note payable to its parent, Allegheny Energy Supply Company, LLC, in the amount of $156,210,521.

                      No assets have been transferred from other system companies to Allegheny Energy Supply Lincoln Generating Facility, LLC.

                (c)  Not applicable.

                (d)  (1)  A Service Agreement was created, dated as of May 4, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Lincoln Generating Facility, LLC, a limited liability company formed under the laws of the State of Delaware (the "Company").

                             The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

                (d)  (2)  This Agreement was created on the 4th day of May, 2001, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Allegheny Energy Supply Lincoln Generating Facility, LLC, in consideration of the mutual covenants and agreements herein. Buyer and Allegheny Energy Supply Lincoln Generating Facility, LLC, (the "Party(ies)") hereby agree as follows:

                             1.1  Allegheny Energy Supply Lincoln Generating Facility, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with Allegheny Energy Supply Lincoln Generating Facility's Market Rate Tariff on file with the Federal Energy Regulatory Commission ("FERC").

ITEM 9.  EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

          (4)  Allegheny Energy Supply Wheatland Generating Facility, LLC

                (a)  Allegheny Energy Supply Wheatland Generating Facility, LLC
                      4350 Northern Pike
                      Monroeville, PA 15146-2841

                      On May 3, 2001, Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc.'s non-utility subsidiary, completed the acquisition of Allegheny Energy Supply Wheatland Generating Facility, LLC from Enron North America, representing 508 MW of natural gas-fired generating capacity in the Midwest.

                (b) Allegheny Energy Supply Company, LLC has invested $291,324,046 in Allegheny Energy Supply Wheatland Generating Facility, LLC, as of December 31, 2002.

                      Allegheny Energy Supply Company, LLC's Equity in Undistributed Earnings of Allegheny Energy Supply Wheatland Generating Facility, LLC totaled a loss of $441,153, as of December 31, 2002.

                      None.

                      No assets have been transferred from other system companies to Allegheny Energy Supply Wheatland Generating Facility, LLC.

                (c)  Not applicable.

                (d)  (1)  A Service Agreement was created, dated as of May 4, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Wheatland Generating Facility, LLC, a limited liability company formed under the laws of the State of Delaware (the "Company").

                         The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

                (d)  (2)  This Agreement was created on the 4th day of May, 2001, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Allegheny Energy Supply Wheatland Generating Facility, LLC, in consideration of the mutual covenants and agreements herein. Buyer and Allegheny Energy Supply Wheatland Generating Facility, LLC, (the "Party(ies)") hereby agree as follows:

                          1.1  Allegheny Energy Supply Wheatland Generating Facility, LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with Allegheny Energy Supply Wheatland Generating Facility's Market Rate Tariff on file with the Federal Energy Regulatory Commission ("FERC").

          (5)  Acadia Bay Energy Company, LLC

                  (a)  Acadia Bay Energy Company, LLC
                         4350 Northern Pike
                         Monroeville, PA 15146-2841

                            On December 7, 2001, Allegheny Energy Supply Company, LLC, Allegheny Energy, Inc.'s non-utility subsidiary, acquired from Christian A. Herter, Alexander Ellis, III, Philip Huyck, and Julia R. Richardson, the ownership interests of the now named Acadia Bay Energy Company, LLC, which is the future holder of a facility with 88 MW of peaking capacity and 542 MW of combined-cycle capacity located in St. Joseph County, near Carlisle, Indiana.

ITEM 9.  EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

                    (b)  Allegheny Energy Supply Company, LLC has invested $13,284,090 in Acadia Bay Energy Company, LLC, as of December 31, 2002.

                           Allegheny Energy Supply Company, LLC's Equity in Undistributed Earnings of Acadia Bay Energy Company, LLC totaled a loss of $118,499,532, as of December 31, 2002.

                            Acadia Bay Energy Company has $119,998,333 on its balance sheet for long-term debt. The debt is a result of its parent, Allegheny Energy Supply Company, LLC entering into an operating lease transaction to finance construction of a 630-MW generating facility in St. Joseph County, Indiana. As of December 31, 2002, AE Supply recorded the facility on its consolidated balance sheet as it was deemed the owner of the facility under EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction," as a result of lessor reimbursement for construction expenditures.

                             No assets have been transferred from other system companies to Acadia Bay Energy Company, LLC.
                     (c)  Not applicable.

                     (d)  (1)  A Service Agreement was created, dated as of December 7, 2001, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Acadia Bay Energy Company, LLC, a limited liability company formed under the laws of the State of Delaware (the "Company").

                        The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

          (6)  Buchanan Generation, LLC

                     (a)  Buchanan Generation, LLC
                           10435 Downsville Pike
                           Hagerstown, MD 21740-1766

                             Buchanan Energy Company of Virginia, LLC is a wholly-owned subsidiary of Allegheny Energy Supply Company, LLC, which holds a 50% interest in Buchanan Generation, LLC. Buchanan Generation, LLC is the owner of a joint venture between Allegheny Energy Supply Company, LLC and CONSOL Energy, Inc. known as the Buchanan Project. The Project's purpose will be to construct, own and operate up to 88 MW of coal bed methane gas-fired simple cycle, combustion turbine generating capacity in Buchanan County, VA.

                       (b)  Buchanan Energy Company of Virginia, LLC has invested $28,658,357 in Buchanan Generation, LLC, as of December 31, 2002.

                               Buchanan Energy Company of Virginia, LLC's Equity in Undistributed Earnings of Buchanan Generation, LLC totaled $0, as of December 31, 2002.

                              None.

                              No assets have been transferred from other system companies to Buchanan Generation, LLC.

                       (c)  Not applicable.

                       (d) (1)  A Service Agreement was created, dated as of January 16, 2002, between Allegheny Energy

ITEM 9.  EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Buchanan Generation, LLC, a limited liability company formed under the laws of the Commonwealth of Virginia (the "Company").

                      The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

                       (d) (2)  This Agreement was created on the 11th day of June 2002, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Buchanan Generation, LLC ("Buchanan"), in consideration of the mutual covenants and agreements herein. Buyer and Buchanan (the "Party(ies)") hereby agree as follows:

                        1.1  Buchanan agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer, and Buyer agrees to pay for such sale in accordance with Buchanan's Market Rate Tariff on file with the Federal Energy Regulatory Commission ("FERC").

PART II    See Exhibit G. See also Exhibit H for additional information.

PART III
                       The registered holding company's (Allegheny Energy, Inc.) investment in exempt wholesale generators, as of December 31, 2002, is as follows:

Allegheny Energy Supply Gleason Generating Facility, LLC
Allegheny Energy Supply Lincoln Generating Facility, LLC
Allegheny Energy Supply Wheatland Generating Facility, LLC
Allegheny Energy Supply Hunlock Creek, LLC
Acadia Bay Energy Company, LLC
Buchanan Generation, LLC
                    Total Investment:

($000's) $349,038 $245,365 $290,883 $18,614 ($105,215) $28,658 $827,343
The total capital invested by Allegheny Energy, Inc. in its domestic public utility subsidiary Companies as of December 31, 2002 is as follows:
Monongahela Power Company (MP) The Potomac Edison Company (PE) West Penn Power Company (WPP) Total Investment in domestic public utility subsidiary companies.	$ 493,443 396,063 481,025 $1,370,531
Ratio of investment in wholesale generators to total invested by Allegheny Energy, Inc. in domestic public utility subsidiary companies:

ITEM 9. EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

Allegheny Energy Supply Gleason Generating Facility , LLC	25.47%
Allegheny Energy Supply Lincoln Generating Facility, LLC	17.90%
Allegheny Energy Supply Wheatland Generating Facility, LLC	21.23%
Allegheny Energy Supply Hunlock Creek, LLC	1.36%
Acadia Bay Energy Company, LLC	(7.68%)
Buchanan Generation, LLC	2.09%
Total Percentage	60.37%

B.  FOREIGN UTILITY COMPANIES

     PART I

                    (1)  LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

                    (a)  Latin America Energy and Electricity Fund I, L.P.
                           P.O. Box 309
                           Ugland House
                           George Town, Grand Cayman
                           Cayman Island, British West Indies

                           Latin America Energy and Electricity Fund I, L.P. (LAEEP) is a limited partnership which invests in entities involved in new or existing electric power projects in Latin America and the Caribbean.

                           Allegheny Ventures, Inc., the non-utility subsidiary of Allegheny Energy, Inc., owns an 8.25% interest in LAEEP.

                    (b)  Due to the severe economic conditions in Latin America, Allegheny Ventures, Inc., determined that the carrying amount of its investment may not be recoverable.  Therefore, in accordance with SFAS No. 144, the impaired investment was written off in December 2002. Thus, Allegheny Ventures, Inc., shows investment to be $0 in LAEEP, as of December 31, 2002 and Undistributed Earnings of LAEEP as being $0, as of December 31, 2002.

                    None.

                    No assets have been transferred from other system companies to LAEEP.

                    (c)  Not applicable.

                    (d)  None.

                    (2)  FONDELEC GENERAL PARTNER, L.P.

                    (a)  FondElec General Partner, L.P.
                           P.O. Box 309
                           Ugland House
                           George Town, Grand Cayman
                           Cayman Island, British West Indies

ITEM 9.  EXEMPT WHOLESALE GENERATORS & FOREIGN UTILITY COMPANIES (Continued)

                    FondElec General Partner, L.P. ("FondElec") is a limited partnership organized for the purpose of acting as the general partner of the Latin America Energy and Electricity Fund I, L.P.

                    Allegheny Ventures, Inc., the non-utility subsidiary of Allegheny Energy, Inc. owns a 4.145% interest in FondElec.

                    (b) Due to the severe economic conditions in Latin America, Allegheny Ventures, Inc. determined that the carrying amount of its investment may not be recoverable.  Therefore, in accordance with SFAS No. 144, the impaired investment was written off in December 2002. Thus, Allegheny Ventures, Inc., shows investment to be $0 in FondElec, as of December 31, 2002 and Undistributed Earnings of FondElec as being $0, as of December 31, 2002.

                    (c)  Not applicable.

                    (d)  None.

          PART II

                    Latin America Energy and Electricity Fund I, L.P. is an investment on the books of Allegheny Ventures, Inc.

                    FondElec is an investment on the books of Allegheny Ventures, Inc.

PART III	($ 000's)
The registered holding company's (Allegheny Energy, Inc.) investment in foreign utility companies as of December 31, 2002 is as follows:
Latin America Energy and Electricity Fund I, L.P. FondElec General Partner, L.P. Total Investment	$0 $0 $0
The total capital invested by Allegheny Energy, Inc. in its domestic public utility subsidiary companies is as follows:
Monongahela Power Company (MP) The Potomac Edison Company (PE) West Penn Power Company (WPP) Total Investment in domestic public utility subsidiary companies.	$ 493,443 396,063 481,025 $1,370,531
Ratio of investment in foreign utility companies to total invested by Allegheny Energy, Inc. in domestic public utility subsidiary companies:
Latin America Energy and Electricity Fund I, L.P. FondElec General Partner, L.P. Total Percentage	0.00% 0.00% 0.00%

ITEM 10. EXHIBIT B
CONSTITUENT INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS OF EQUITY SECURITIES OF SYSTEM COMPANIES

INCORPORATED BY REFERENCE

ACADIA BAY ENERGY COMPANY, LLC
3.1	Certificate of Formation, dated May 22, 1996	Form U5S, 2001, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated December 7, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To First Amended And Restated Limited Liability Company Agreement, dated December 31, 2002

AFN FINANCE COMPANY NO. 2, LLC
3.1	Certificate of Formation, dated May 31, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement, dated May 31, 2001	Form U5S, 2001, exh. 3.2

ALLEGHENY CAPITAL TRUST I
3.1	Certificate of Trust, filed July 17, 2003

ALLEGHENY COMMUNICATIONS CONNECT, INC.
3.1	Certificate of Incorporation, dated April 11, 1996	Form U5S, 1999, exh. 3.1
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

ALLEGHENY COMMUNICATIONS CONNECT OF OHIO, LLC
3.1	Articles of Organization, filed February 6, 2001	Form U5S, 2001, exh. 3.1

ALLEGHENY COMMUNICATIONS CONNECT OF PENNSYLVANIA, LLC
3.1	Certificate of Organization, filed November 8, 2000	Form U5S, 2000, exh. 3.1
3.2	Operating Agreement, dated December 31, 2000	Form U5S, 2000, exh. 3.2

ALLEGHENY COMMUNICATIONS CONNECT OF VIRGINIA, INC.
3.1	Articles of Incorporation, dated March 3, 2000	Form U5S, 2000, exh. 3.1
3.2	By-Laws	Form U5S, 2000, exh. 3.2

ALLEGHENY COMMUNICATIONS CONNECT OF WEST VIRGINIA, LLC
3.1	Articles of Organization, filed March 9, 2001	Form U5S, 2001, exh. 3.1

ALLEGHENY ENERGY GLOBAL MARKETS, LLC
3.1	Certificate of Formation, dated January 3, 2001
3.1(a)	Certificate of Merger, dated December 21, 2001
3.2	Limited Liability Company Agreement, dated January 8, 2001
3.2(a)	First Amended and Restated Limited Liability Company Agreement, dated March 9, 2001

ALLEGHENY ENERGY, INC.
3.1	Charter, as amended September 16, 1997	Form 10-K of the Company (1-267), December 31, 1997, exh. 3.1
3.1(a)	Articles Supplementary, dated July 15, 1999 and filed July 20, 1999	Form 8-K of the Company (1-267), July 20, 1999, exh. 3.1
3.1(b)	Articles of Amendment, dated March 18, 2003
3.2	By-Laws, as amended to November 14, 2003

ALLEGHENY ENERGY SERVICE CORPORATION
3.1	Charter, effective November 22, 1963	Form U5S, 1964, exh. B-2
3.1(a)	Articles of Amendment, dated July 16, 1999
3.2	By-Laws, as amended to November 14, 2003

ALLEGHENY ENERGY SOLUTIONS, INC.
3.1	Certificate of Incorporation, dated July 22, 1997	Form U5S, 1999, exh. 3.1
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

ALLEGHENY ENERGY SUPPLY CAPITAL, LLC
3.1	Certificate of Formation, dated April 11, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement dated April 12, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002

ALLEGHENY ENERGY SUPPLY CAPITAL MIDWEST, LLC
3.1	Certificate of Formation, dated February 26, 2002
3.1(a)	Certificate of Merger, dated December 22, 2003
3.2	Limited Liability Company Agreement, dated February 26, 2002
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002

ALLEGHENY ENERGY SUPPLY COMPANY, LLC
3.1	Certificate of Formation, dated November 12, 1999	Form U5S, 1999, exh. 3.1
3.2	Third Amended And Restated Limited Liability Company Agreement, dated November 18, 1999	Form U5S, 1999, exh. 3.2
3.2(a)	Fourth Amended And Restated Limited Liability Company Agreement, dated June 29, 2001
3.2(b)	Fifth Amended And Restated Limited Liability Company Agreement, dated September 4, 2003

ALLEGHENY ENERGY SUPPLY CONEMAUGH FUELS, LLC
3.1	Certificate of Formation, dated November 8, 2002
3.2	Limited Liability Company Agreement, dated November 8, 2002

ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC
3.1	Certificate of Formation, dated December 22, 2000	Form U5S, 2000, exh. 3.1
3.2	Limited Liability Company Agreement, dated December 22, 2000	Form U5S, 2000, exh. 3.2
3.2(a)	First Amended And Restated Limited Liability Company Agreement, dated June 30, 2001
3.2(b)	First Amendment To First Amended And Restated Limited Liability Company Agreement, dated December 31, 2002

ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC
3.1	Certificate of Formation, dated October 11, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement dated October 11, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002

ALLEGHENY ENERGY SUPPLY GLEASON GENERATING FACILITY, LLC
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2001, exh. 3.1
3.2	Second Amended And Restated Limited Liability Company Agreement, dated August 7, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002

ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC
3.1	Certificate of Formation, dated July 27, 2000	Form U5S, 2000, exh. 3.1
3.2	Limited Liability Company Agreement, dated July 27, 2000	Form U5S, 2000, exh. 3.2

ALLEGHENY ENERGY SUPPLY LINCOLN GENERATING FACILITY, LLC
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2001, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated May 4, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	Second Amended And Restated Limited Liability Company Agreement, dated May 14, 2002
3.2(b)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002

ALLEGHENY ENERGY UNIT 1 AND UNIT 2, L.L.C.
3.1	Certificate of Formation, dated May 12, 1999	Form U5S, 1999, exh. 3.1
3.1(a)	Certificate of Merger, dated June 1, 2001
3.2	Limited Liability Company Agreement, dated May 12, 1999	Form U5S, 1999, exh. 3.2

ALLEGHENY ENERGY SUPPLY UNITS 3, 4 & 5, LLC
3.1	Certificate of Formation, dated March 13, 2003

ALLEGHENY ENERGY SUPPLY WHEATLAND GENERATING FACILITY, LLC
3.1	Certificate of Amendment, dated May 17, 2001	Form U5S, 2001, exh. 3.1
3.2	Second Amended And Restated Limited Liability Company Agreement, dated August 7, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002

ALLEGHENY ENTERPRISES LLC
3.1	Certificate of Formation, dated August 16, 1999
3.1(a)	Certificate of Cancellation, dated January 31, 2001

ALLEGHENY GENERATING COMPANY
3.1(a)	Charter, as amended	Form 10, 1986, exh. 3.1
3.1(b)	Certificate of Amendment to Charter, effective July 14, 1989	Form 10-Q (0-14688), June 1989, exh. (a)
3.2	By-Laws, as amended, effective December 23, 1996	Form 10-K of the Company (0-14688), December 31, 1996

ALLEGHENY PITTSBURGH COAL COMPANY
3.1	Charter, effective October 1, 1918	Form U5B, File 30-75, exh. B-2
3.1(a)	Amendment to Charter, effective October 5, 1918	Form U5B, File 30-75, exh. B-2
3.1(b)	Amendment to Charter, effective January 21, 1956	Form U5S, 1964, exh. B-7
3.2	By-Laws, as amended	Form U5S, 1996, exh. B-1

ALLEGHENY TRADING FINANCE COMPANY
3.1	Certificate of Incorporation, dated October 16, 2002
3.1(a)	Certificate of Conversion From A Corporation To A Limited Liability Company, filed September 16, 2003
3.2	By-Laws

ALLEGHENY TRADING FINANCE COMPANY, LLC
3.1	Certificate of Formation, dated September 16, 2003
3.2	Limited Liability Company Agreement, dated September 16, 2003

ALLEGHENY VENTURES, INC.
3.1	Certificate of Formation, dated August 18, 1994	Form U5S, 2000, exh. 3.1
3.1(a)	Certificate of Amendment, dated September 24, 1999	Form U5S, 2000, exh. 3.1(a)
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 2000, exh. 3.2

ALLIANCE ENERGY SERVICES PARTNERSHIP
3.2	Partnership Agreement, dated November 1, 2001	Form U5S, 2001, exh. 3.2

ALLIANCE GAS SERVICES HOLDINGS, LLC
3.1	Articles of Organization, dated March 1, 2002
3.2	Limited Liability Company Agreement, effective March 1, 2002
3.2(a)	Amendment No. 1 to The Limited Liability Company Agreement, effective March 1, 2002

ALLIANCE GAS SERVICES, INC.
3.1	Articles of Incorporation, dated January 25, 1993	Form U5S, 2001, exh. 3.1
3.1(a)	Amendment to Articles of Incorporation, dated May 3, 1995	Form U5S, 2001, exh. 3.1(a)
3.1(b)	Articles of Merger, dated March 1, 2002
3.2	By-Laws	Form U5S, 2001, exh. 3.2
3.2(a)	Amendment to By-Laws, dated January 26, 1994	Form U5S, 2001, exh. 3.2(a)
3.2(b)	Amendment to By-Laws, dated January 3, 1996	Form U5S, 2001, exh. 3.2(b)
3.2(c)	Amendment to By-Laws, dated September 15, 1997	Form U5S, 2001, exh. 3.2(c)

AYP ENERGY, INC.
3.1	Certificate of Incorporation, dated January 31, 1996	Form U5S, 1999, exh. 3.1
3.1(a)	Amendment to Certificate of Incorporation, dated May 14, 1996	Form U5S, 1999, exh. 3.1(a)
3.2	By-Laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

BUCHANAN ENERGY COMPANY OF VIRGINIA, LLC
3.1	Articles of Organization, dated February 25, 2002
3.1(a)	Amended Articles of Organization, dated March 25, 2002
3.2	Limited Liability Company Agreement, dated March 26, 2002
3.2(a)	First Amendment To Limited Liability Company Agreement, dated December 31, 2002

BUCHANAN GENERATION, LLC
3.1	Articles of Organization, dated January 15, 2002
3.2	Operating Agreement, dated April, 2002

CONEMAUGH FUELS, LLC
3.1	Certificate of Formation, dated July 12, 2002
3.2	Limited Liability Company Agreement, dated October 15, 2002

ENERGY FINANCING COMPANY, L.L.C.
3.1	Certificate of Amendment, dated May 17, 2001
3.1(a)	Certificate of Merger, dated September 30, 2003
3.2	Second Amended And Restated Limited Liability Company Agreement, dated July 19, 2001	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Second Amended And Restated Limited Liability Company Agreement, dated December 31, 2002

FELLON-MCCORD ASSOCIATES, INC.
3.1	Articles of Incorporation, dated September 16, 1992	Form U5S, 2001, exh. 3.1
3.1(a)	Amendment to Articles of Incorporation, dated September 29, 1992	Form U5S, 2001, exh. 3.1(a)
3.1(b)	Amendment to Articles of Incorporation, dated May 3, 1995	Form U5S, 2001, exh. 3.1(b)
3.2	By-Laws	Form U5S, 2001, exh. 3.2
3.2(a)	Amendment to By-Laws, adopted January 26, 1993	Form U5S, 2001, exh. 3.2(a)
3.2(b)	Amendment to By-Laws, adopted January 3, 1996	Form U5S, 2001, exh. 3.2(b)
3.2(c)	Amendment to By-Laws, adopted September 15, 1997	Form U5S, 2001, exh. 3.2(c)

GREEN VALLEY HYDRO, LLC
3.1	Articles of Organization, dated May 23, 2001	Form U5S, 2001, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated June 1, 2001	Form U5S, 2001, exh. 3.2

LAKE ACQUISITION COMPANY, L.L.C.
3.1	Certificate of Amendment, dated May 17, 2001
3.2	Third Amended And Restated Limited Liability Company Agreement, dated May 1, 2002	Form U5S, 2001, exh. 3.2
3.2(a)	First Amendment To Third Amended And Restated Limited Liability Company Agreement, dated December 31, 2002

MABCO STEAM COMPANY, LLC
3.1	Certificate of Formation, dated October 12, 2001	Form U5S, 2001, exh. 3.1
3.2	Limited Liability Company Agreement, dated October 31, 2001	Form U5S, 2001, exh. 3.2

MAPCOM SYSTEMS, INC.
3.1	Articles of Incorporation, dated November 14, 1991	Form U5S, 2000, exh. 3.1
3.1(a)	Consent of Sole Shareholder, dated November 15, 1991	Form U5S, 2000, exh. 3.1(b)
3.1(b)	Commonwealth of Virginia Approval of Merger, dated January 2, 1992	Form U5S, 2000, exh. 3.1(a)
3.1(c)	Articles of Merger, dated January 2, 1992
3.1(d)	Articles of Termination of Corporate Existence, effective October 15, 2001
3.2	By-Laws, dated November 15, 1991	Form U5S, 2000, exh. 3.2

MONONGAHELA POWER COMPANY
3.1	Charter, as amended	Form 10-Q of the Company (1-5164), September 1995, exh. (a)(3)(i)
3.2	Code of Regulations, as amended April 14, 2003

MOUNTAINEER GAS COMPANY
3.1	Agreement of Incorporation, dated April 18, 1957	Form U5S, 2000, exh. 3.1
3.1(a)	Certificate of Amendment of Certificate of Incorporation, dated August 10, 1970	Form U5S, 2000, exh. 3.1(a)
3.1(b)	Certificate of Amendment of Certificate of Incorporation, dated March 17, 1971	Form U5S, 2000, exh. 3.1(b)
3.1(c)	Articles of Amendment to Articles of Incorporation, dated June 21, 1984	Form U5S, 2000, exh. 3.1(c)
3.2	By-Laws	Form U5S, 2000, exh. 3.2

MOUNTAINEER GAS SERVICES, INC.
3.1	Articles of Incorporation, dated November 19, 1992	Form U5S, 2000, exh. 3.1
3.2	Amended And Restated By-Laws, dated December 9, 1993	Form U5S, 2000, exh. 3.2

NYC ENERGY LLC
3.1	Certificate of Formation, dated June 1, 1998
3.2	Joint Development Agreement, dated November 14, 2001

ODYSSEY COMMUNICATIONS, LLC
3.1	Certificate of Organization, dated September 7, 1998	Form U5S, 2001, exh. 3.1
3.2	Amended And Restated Operating Agreement, dated September 29, 2000	Form U5S, 2001, exh. 3.2

THE POTOMAC EDISON COMPANY
3.1	Charter, as amended	Form 8-K of the Company (1-3376-2), April 7, 2000 exh. (a)(3)(i)
3.2	By-Laws	Form 10-Q of the Company (1-3376-2), September 1995, exh. (a)(3)(ii)

THE WEST VIRGINIA POWER & TRANSMISSION COMPANY
3.1	Charter, effective April 3, 1912 and Amendments to March 22, 1934	Form U5B, File 30-75, exh. B-38
3.1(a)	Amendment to Charter, effective January 28, 1956	Form U5S, 1964, exh. B-10
3.1(b)	Amendment to Charter, effective February 7, 1961	Form U5S, 1964, exh. B-11
3.2	By-Laws, as amended	Form U5S, 1996, exh. B-2

UTILITY ASSOCIATES, INC.
3.1	Articles of Incorporation, dated September 20, 2000	Form U5S, 2001, exh. 3.1
3.2	By-Laws	Form U5S, 2001, exh. 3.2

WEST PENN FUNDING CORPORATION
3.1	Certificate of Incorporation, dated October 20, 1999	Form U5S, 1999, exh. 3.1
3.2	By-Laws	Form U5S, 1999, exh. 3.2

WEST PENN FUNDING LLC
3.1	Certificate of Formation, dated May 26, 1999	Form U5S, 1999, exh. 3.1
3.2	Amended And Restated Limited Liability Company Agreement, dated November 3, 1999	Form U5S, 1999, exh. 3.2

WEST PENN FUNDING, LLC - WEST
3.1	Certificate of Formation, dated May 28, 2002
3.2	Limited Liability Company Agreement, dated May 28, 2002

WEST PENN POWER COMPANY
3.1	Charter, as amended, July 16, 1999	Form 10-Q of the Company (1-255-2), June 30, 1999, exh. (a)(3)(i)
3.2	By-Laws, as amended	Form 10-Q of the Company (1-255-2), September 1995, exh. (a)(3)(ii)

WEST PENN TRANSFERRING AGENT LLC
3.1	Certificate of Organization, dated November 12, 1999	Form U5S, 1999, exh. 3.1
3.2	First Amended And Restated Limited Liability Company Agreement, dated November 17, 1999	Form U5S, 1999, exh. 3.2

WEST PENN WEST VIRGINIA WATER POWER COMPANY
3.1	Charter, effective January 25, 1924	Form U5B, File 30-75, exh. B-39
3.1(a)	Amendment to Charter, effective January 21, 1956	Form U5S, 1964, exh. B-12
3.2	By-Laws, as amended	Form U5S, 1996, exh. B-3

ITEM 10. EXHIBIT C
	Monongahela Power Company Documents	Incorporation by Reference
4.1	Indenture, dated as of August 1, 1945, and certain Supplemental Indentures of the Company defining rights of security holders.*

S 2-5819, exh. 7(f)
S 2-8881, exh. 7(b)
S 2-10548, exh. 4(b)
S 2-14763, exh. 2(b)(i);
Forms 8-K of the Company (1-268-2) dated July 15, 1992, September 1, 1992, May 23, 1995, November 14, 1997, and October 2, 2001.

4.2	Indenture, dated as of May 15, 1995, between Monongahela Power Company and The Bank of New York, as Trustee	Form 8-K of the Company, filed June 21, 1995, exh. 4(a)

*  There are omitted Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	The Potomac Edison Company Documents	Incorporation by Reference
4.1	Indenture, dated as of October 1, 1944, and certain Supplemental Indentures of the Company defining rights of security holders*	S 2-5473, exh. 7(b); Form S-3, 33-51305, exh. 4(d) Forms 8-K of the Company (1-3376-2) dated December 15, 1992, February 17, 1993, June 22, 1994, May 12, 1995, May 17, 1995 and November 14, 1997
4.2	Indenture, dated as of May 31, 1995, between The Potomac Edison Company and The Bank of New York, as Trustee	Form 8-K of the Company, filed June 30, 1995, exh. 4(a)

  *There are omitted Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	Allegheny Generating Company Documents	Incorporation by Reference
4	Indentures, dated as of December 1, 1986, and Supplemental Indenture, dated as of December 15, 1988, of the Company defining rights of security holders	Form 8-K of the Company (0-14688), December 1986, exh. 4(A), and December 1988, exh. 4.1.
	West Penn Power Company Documents	Incorporation by Reference
4	Indenture, dated as of May 15, 1995, between West Penn Power Company and The Bank of New York, as Trustee	Form 8-K of the Company, filed June 15, 1995, exh. 4(a)

	Allegheny Energy Supply Company, LLC Documents	Incorporation by Reference
4.1	Registration Rights Agreement, dated March 15, 2001, between Allegheny Energy Supply Company, LLC and Salomon Smith Barney Inc., as representative of the Initial Purchasers	Form S-4 of the Company (333-72498), October 30, 2001, exh. 4.1

4.2	Indenture dated as of March 15, 2001, between Allegheny Energy Supply Company, LLC and Bank One Trust Company, N.A., as Trustee	Form S-4 of the Company (333-72498), October 30, 2001, exh. 4.2
4.3	Indenture, dated as of April 8, 2002, between Allegheny Energy Supply Company, LLC and Bank One Trust Company, N.A., as Trustee	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.5

4.4	First Supplemental Indenture, dated as of April 8, 2002, between Allegheny Energy Supply Company, LLC and Bank One Trust Company, N.A., as Trustee	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.6

4.5

Registration Rights Agreement, dated April 8, 2002, between Allegheny Energy Supply Company, LLC and Bank of America Securities LLC and J. P. Morgan Securities Inc., as representatives of the Initial Purchasers

Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.7

4.6	Amended and Restated Indenture, dated as of February 21, 2003, between Allegheny Energy Supply Company, LLC, and Law Debenture Trust Company of New York, as Trustee	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 4.1

10.17	Common Terms Agreement, dated as of February 21,2003, among Allegheny Energy Supply Company, LLC, Bank One, N.A., Citibank, N.A., The Bank of Nova Scotia, and JPMorgan Chase Bank	Form 8-K of the Company (333-72498), filed August 1, 2003, exh.10.1

10.18

Security and Intercreditor Agreement, dated as of February 21, 2003, among Allegheny Energy Supply Company, LLC, Bank One, NA, Citibank, N.A., The Bank of Nova Scotia, JPMorgan Chase Bank, and Law Debenture Trust Company of New York

Form 8-K of the Company (333-72498), filed August 1, 2003, exh.10.2

10.19	$470,000,000 Credit Agreement, dated as of February 21, 2003, among Allegheny Energy Supply Company, LLC, and The Banks Named Herein and Citibank, N.A.	Form 8-K of the Company (333-72498), filed August 1, 2003, exh.10.3

10.20	$987,657,215.77 Credit Agreement, dated as of February 21, 2003, among Allegheny Energy Supply Company, LLC, and the Banks Named Herein and Citibank, N.A.	Form 8-K of the Company (333-72498), filed August 1, 2003, exh.10.4

10.21

Intercreditor Agreement, dated as of February 21, 2003, among Citibank, N.A., The Bank of Nova Scotia, Law Debenture Trust Company of New York, AlleghenyEnergy, Inc., and Allegheny Energy Supply Company, LLC

Form 8-K of the Company (333-72498), filed August 1, 2003, exh.10.5

10.22	$270,122,947 Credit Agreement, dated as of February 21, 2003, among Allegheny Energy Supply Company, LLC, and the Financial Institutions Named Herein and The Bank of Nova Scotia	Form 8-K of the Company (333-72498), filed August 1, 2003, exh.10.6

10.23	Waiver, Assumption and Supplemental Agreement, dated as of February 21, 2003, among Allegheny Energy Supply Company, LLC, and Law Debenture Trust Company of New York	Form 8-K of the Company (333-72498), filed August 1, 2003, exh. 10.7
	West Penn Funding LLC Documents	Incorporation by Reference
4.1	Indenture, dated November 16, 1999, between the Company and Bankers Trust Company	Form 10-K of the Company (333-79619), December 31, 1999 exh. 4.1

4.2	Series Supplement, dated November 16, 1999, between the Company and Bankers Trust Company	Form 10-K of the Company (333-79619), December 31, 1999 exh. 4.2

4.3	Form of Transition Bonds	Registration Statement No. 333-79619, exh. 4.4

	Mountaineer Gas Company Documents	Exhibit
4.1	Note Purchase Agreement, dated as of October 12, 1995	C-1

4.2	Note Purchase Agreement, dated as of October 15, 1999	C-2

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS
Financial Statements are filed in Appendix 1.
EXHIBITS

EXHIBIT A.    Financial Statements incorporated herein by reference are as follows:

The financial statements of Allegheny Energy, Inc., Monongahela Power Company, The Potomac Edison Company, West Penn Power Company, Allegheny Energy Supply Company, LLC, Allegheny Generating Company, and their subsidiaries, listed under ITEM 8 of their combined Annual Report on Form 10-K for the year ended December 31, 2002, together with the reports of PricewaterhouseCoopers LLP with respect thereto, Allegheny Energy, Inc., Monongahela Power Company, The Potomac Edison Company, West Penn Power Company and Allegheny Generating Company, and Allegheny Energy Supply LLC dated September 23, 2003, are incorporated in this Annual Report by reference to such Annual Reports on Form 10-K. The financial statements of West Penn Funding, LLC, listed under ITEM 8 of its Annual Report on Form 10-K for the year ended December 31, 2002, together with the reports of PricewaterhouseCoopers LLP with respect thereto, West Penn Funding, LLC, dated September 23, 2003, are incorporated in this Annual Report by reference to such Annual Reports on Form 10-K.

*******************************************

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form U5S of Allegheny Energy, Inc. for the year ended December 31, 2002 filed pursuant to the Public Utility Holding Company Act of 1935, of our reports dated September 23, 2003 related to the consolidated financial statements of Allegheny Energy, Inc., Allegheny Energy Supply Company, LLC, Allegheny Generating Company, Monongahela Power Company, The Potomac Edison Company and West Penn Power Company which are incorporated by reference from the Annual Report on Form 10-K of Allegheny Energy, Inc. for the year ended December 31, 2002. We also consent to the incorporation by reference in this Annual Report on Form U5S of Allegheny Energy, Inc. for the year ended December 31, 2002 filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated September 23, 2003 related to the consolidated financial statements of West Penn Funding, LLC, which is incorporated by reference from the Annual Report on Form 10-K of West Penn Funding, LLC, for the year ended December 31, 2002.

PricewaterhouseCoopers, LLP
Pittsburgh, Pennsylvania
February 2, 2004

EXHIBIT B	Constituent instruments defining the rights of holders of equity securities of system companies are filed here with or are incorporated herein by reference in ITEM 10 EXHIBIT B.
EXHIBIT C	Constituent instruments defining the rights of holders of debt securities of System companies are incorporated herein by reference as listed in ITEM 10-EXHIBIT C.
EXHIBIT D	Tax Allocation Agreement, dated as of July 31, 2003.
EXHIBIT E	None
EXHIBIT F	None
EXHIBIT G	Organizational Chart
EXHIBIT H

Most recently available audited balance sheet, income statement and cash flows statement of Allegheny Energy Supply Hunlock Creek, LLC, Allegheny Energy Supply Gleason Generating Facility, LLC, Allegheny Energy Supply Wheatland Generating Facility, LLC, Allegheny Energy Supply Lincoln Generating Facility, LLC, and Acadia Bay Energy Company, LLC.

SIGNATURE

          The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

ALLEGHENY ENERGY, INC. By /s/ JEFFREY D. SERKES Jeffrey D. Serkes Senior Vice President and Chief Financial Officer Allegheny Energy, Inc.
Dated: February 3, 2004
Appendix 1 Consolidating and other Financial Statements (See index on pages 1, 2 and 3)

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1 -- Consolidating and Other Financial Statements

Page 1 of 3
Consolidating Statements
		Monongahela	Mountaineer	The Potomac	West Penn	West Penn
	Allegheny	Power	Gas	Edison	Power	Funding
	Energy, Inc.	Company	Company	Company	Company	Corporation
	and	and	and	and	and	and
	Subsidiary	Subsidiary	Subsidiary	Subsidiary	Subsidiary	Subsidiary
	Companies	Companies	Companies	Company	Companies	Company
Balance Sheets
December 31, 2002	A - 1, 2	B - 1, 2	C - 1, 2	D - 1, 2	E - 1, 2	F - 1, 2

Statements of Operations
Year ended
December 31, 2002	A - 3	B - 3	C - 3	D - 3	E - 3	F - 3

Statements of
Retained Earnings and
Other Paid-in-Capital
Year ended
December 31, 2002	A - 4	B - 4	C - 4	D - 4	E - 4	F - 4

Statements of
Members Equity
Year ended
December 31, 2002	A - 4 Continued	-	-	D - 4 Continued	E - 4 Continued	F - 4 Continued

Statements of Cash Flows
Year ended
December 31, 2002	A - 5	B - 5	C - 5	D - 5	E - 5	F - 5

Long-term Debt
December 31, 2002	A - 6, 7, 8, 9, 10

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1 -- Consolidating and Other Financial Statements

Page 2 of 3
Consolidating Statements
	Allegheny	Allegheny	Allegheny
	Energy	Energy Supply	Energy Supply
	Supply Company, LLC	Conemaugh, LLC	Development
	and	and	Services, LLC
	Subsidiary	Subsidiary	and Subsidiary
	Companies	Companies	Companies
Balance Sheets
December 31, 2002	G - 1, 2	H - 1, 2	I - 1, 2

Statements of Operations
Year ended
December 31, 2002	G - 3	H - 3	I - 3

Statements of
Retained Earnings and
Other Paid-in-Capital
Year ended
December 31, 2002	G - 4	H - 4	I - 4

Statements of
Members Equity
Year ended
December 31, 2002	G - 4 Continued	H - 4 Continued	I - 4 Continued

Statements of Cash Flows
Year ended
December 31, 2002	G - 5	H - 5	I - 5

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES

Index to Appendix 1 -- Consolidating and Other Financial Statements

Page 3 of 3
	Consolidating Statements		Other Statements
Allegheny
	Allegheny	Communications
	Ventures, Inc.	Connect Inc.	Indiana ---	Ohio
	and	and	Kentucky	Valley
	Subsidiary	Subsidiary	Electric	Electric
	Companies	Companies	Corporation	Corporation
Balance Sheets
December 31, 2002	J - 1, 2	K - 1, 2	L - 1, 2	M - 1, 2

Statements of Operations
Year ended
December 31, 2002	J - 3	K - 3	L - 3	M - 3

Statements of
Retained Earnings and
Other Paid-in-Capital
Year ended
December 31, 2002	J - 4	K - 4	-	-

Statements of
Members Equity
Year ended
December 31, 2002	-	K - 4	-	-

Statements of Cash Flows
Year ended
December 31, 2002	J - 5	K - 5	L - 4	M - 4

A - 1
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
	Energy,	Hunlock	Service	Power Co.	(Carried to
ASSETS	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 1a)
				(from pg B - 1)
Current assets:
Cash and temporary cash investments	33,636	0	3	55,163	88,802
Accounts receivable:
Billed:
Customer	0	0	0	68,261	68,261
Energy trading and other	23,943	49	1,424	4,549	29,965
Unbilled	0	0	0	51,137	51,137
Affiliates, net	0	0	169,314	0	169,314
Allowance for uncollectible accounts	0	0	0	(4,878)	(4,878)
Notes receivable due 1 yr.	0	0	0	3	3
Notes receivable	3,567	0	0	8,500	12,067
Materials and supplies - at average cost:
Operating and construction	0	0	0	18,428	18,428
Fuel	0	0	0	30,300	30,300
Deferred income taxes	0	0	1,066	0	1,066
Prepaid gas	0	0	0	7,599	7,599
Taxes receivable - nonaffiliated	186,690	0	0	974	187,664
Taxes receivable - affiliated	0	0	0	32,044	32,044
Prepaid taxes	0	0	48	23,592	23,640
Regulatory assets	0	0	0	1,847	1,847
Other current assets	114	0	521	5,294	5,929
Total Current Assets	247,950	49	172,376	302,813	723,188

Property, plant and equipment:
In service, at original cost	0	0	18,239	2,493,002	2,511,241
Construction work in progress	0	0	0	75,678	75,678
Subtotal	0	0	18,239	2,568,680	2,586,919
Accumulated depreciation	0	0	(4,236)	(1,197,134)	(1,201,370)
Net Property, Plant and Equipment	0	0	14,003	1,371,546	1,385,549

Investments and other assets:
Securities of subsidiaries consolidated	2,543,225	0	0	31,533	2,574,758
Benefit plans' investments	21,948	0	25,361	0	47,309
Unregulated investments	1,250	19,007	0	0	20,257
Funds on deposit	0	0	0	2,699	2,699
Intangible assets	0	0	38,648	0	38,648
Other assets	0	0	700	3,576	4,276
Total Investments and Other Assets	2,566,423	19,007	64,709	37,808	2,687,947

Deferred charges:
Regulatory assets	0	0	0	90,496	90,496
Deferred income taxes	0	53	56,255	0	56,308
Unamortized loss on reacquired debt	0	0	0	11,347	11,347
Other deferred charges	1,117	0	15,533	7,106	23,756
Total Deferred Charges	1,117	53	71,788	108,949	181,907

Total Assets	2,815,490	19,109	322,876	1,821,116	4,978,591

A - 1a
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy Supply	Subtotal
	Prior Page	Company	Company	Company, LLC	(Carried to
ASSETS	Subtotal	Consolidated	Consolidated	Consolidated	Pg A - 1b)
	(from pg A - 1)	(from pg D - 1)	(from pg E - 1a)	(from pg G - 1e)

Current assets:
Cash and temporary cash investments	88,802	3,169	37,737	58,862	188,570
Accounts receivable:
Billed:
Customer	68,261	62,033	79,964	86,842	297,100
Energy trading and other	29,965	4,759	8,661	19,943	63,328
Unbilled	51,137	46,171	68,746	0	166,054
Affiliates, net	169,314	0	0	0	169,314
Allowance for uncollectible accounts	(4,878)	(3,479)	(14,405)	(1,411)	(24,173)
Notes receivable due 1 yr.	3	0	0	0	3
Notes receivable	12,067	0	0	0	12,067
Materials and supplies - at average cost:
Operating and construction	18,428	13,471	16,595	55,849	104,343
Fuel	30,300	0	0	44,469	74,769
Deferred income taxes	1,066	3,022	13,986	25,981	44,055
Prepaid gas	7,599	0	0	0	7,599
Prepaid trades	0	0	0	2,927	2,927
Commodity contracts	0	0	0	156,704	156,704
Taxes receivable - nonaffiliated	187,664	0	7,018	2,753	197,435
Taxes receivable - affiliated	32,044	31,734	948	66,948	131,674
Prepaid taxes	23,640	8,362	0	17,851	49,853
Regulatory assets	1,847	0	34,776	0	36,623
Other current assets	5,929	1,291	5,328	20,024	32,572
Total Current Assets	723,188	170,533	259,354	557,742	1,710,817

Property, plant and equipment:
In service, at original cost	2,511,241	1,472,006	1,724,221	5,237,353	10,944,821
Construction work in progress	75,678	10,124	27,595	245,038	358,435
Subtotal	2,586,919	1,482,130	1,751,816	5,482,391	11,303,256
Accumulated depreciation	(1,201,370)	(566,796)	(626,696)	(2,069,425)	(4,464,287)
Net Property, Plant and Equipment	1,385,549	915,334	1,125,120	3,412,966	6,838,969

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	0	0	0	367,287	367,287
Securities of subsidiaries consolidated	2,574,758	0	0	0	2,574,758
Benefit plans' investments	47,309	0	0	0	47,309
Unregulated investments	20,257	0	0	28,850	49,107
Funds on deposit	2,699	4,380	3,303	7,857	18,239
Intangible assets	38,648	0	0	0	38,648
Other assets	4,276	0	30	9,259	13,565
Total Investments and Other Assets	2,687,947	4,380	3,333	413,253	3,108,913

Deferred charges:
Regulatory assets	90,496	53,632	406,575	8,108	558,811
Deferred income taxes	56,308	0	0	0	56,308
Commodity contracts	0	0	0	1,055,160	1,055,160
Unamortized loss on reacquired debt	11,347	10,955	3,988	5,368	31,658
Other deferred charges	23,756	6,846	7,751	52,689	91,042
Total Deferred Charges	181,907	71,433	418,314	1,121,325	1,792,979

Total Assets	4,978,591	1,161,680	1,806,121	5,505,286	13,451,678

A - 1b ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002 (000's)
		Allegheny
		Pittsburgh	Allegheny	Subtotal
	Prior Page	Coal	Ventures, Inc.	(Carried to
ASSETS	Subtotal	Company	Consolidated	Pg A - 1c)
	(from pg A - 1a)		(from pg J - 1a)

Current assets:
Cash and temporary cash investments	188,570	51	15,610	204,231
Accounts receivable:
Billed:
Customer	297,100	0	19,160	316,260
Energy trading and other	63,328	0	30,372	93,700
Unbilled	166,054	0	0	166,054
Affiliates, net	169,314	0	0	169,314
Allowance for uncollectible accounts	(24,173)	0	(5,472)	(29,645)
Notes receivable due 1 yr.	3	0	4	7
Notes receivable	12,067	0	0	12,067
Materials and supplies - at average cost:
Operating and construction	104,343	0	6,924	111,267
Fuel	74,769	0	0	74,769
Deferred income taxes	44,055	0	2,179	46,234
Prepaid gas	7,599	0	0	7,599
Prepaid trades	2,927	0	0	2,927
Commodity contracts	156,704	0	0	156,704
Taxes receivable - nonaffiliated	197,435	0	579	198,014
Taxes receivable - affiliated	131,674	0	5,603	137,277
Prepaid taxes	49,853	0	104	49,957
Regulatory assets	36,623	0	0	36,623
Other current assets	32,572	0	184	32,756
Total Current Assets	1,710,817	51	75,247	1,786,115

Property, plant and equipment:
In service, at original cost	10,944,821	2,174	20,271	10,967,266
Construction work in progress	358,435	0	22,524	380,959
Subtotal	11,303,256	2,174	42,795	11,348,225
Accumulated depreciation	(4,464,287)	0	(3,884)	(4,468,171)
Net Property, Plant and Equipment	6,838,969	2,174	38,911	6,880,054

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	367,287
Securities of subsidiaries consolidated	2,574,758	0	0	2,574,758
Benefit plans' investments	47,309	0	0	47,309
Unregulated investments	49,107	0	7,286	56,393
Funds on deposit	18,239	0	140	18,379
Intangible assets	38,648	0	0	38,648
Other assets	13,565	0	0	13,565
Total Investments and Other Assets	3,108,913	0	7,426	3,116,339

Deferred charges:
Regulatory assets	558,811	0	0	558,811
Deferred income taxes	56,308	856	32,249	89,413
Commodity contracts	1,055,160	0	0	1,055,160
Unamortized loss on reacquired debt	31,658	0	0	31,658
Other deferred charges	91,042	0	371	91,413
Total Deferred Charges	1,792,979	856	32,620	1,826,455

Total Assets	13,451,678	3,081	154,204	13,608,963

A - 1c
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		Green			Allegheny
		Valley			Energy, Inc
	Prior Page	Hydro,	Combined	Eliminations,	Consolidated
ASSETS	Subtotal	LLC	Totals	etc.	Totals
	(from pg A - 1b)

Current assets:
Cash and temporary cash investments	204,231	0	204,231	0	204,231
Accounts receivable:
Billed:
Customer	316,260	0	316,260	0	316,260
Energy trading and other	93,700	0	93,700	0	93,700
Unbilled	166,054	0	166,054	1	166,055
Affiliates, net	169,314	0	169,314	(169,314)	0
Allowance for uncollectible accounts	(29,645)	0	(29,645)	0	(29,645)
Notes receivable due 1 yr.	7	0	7	0	7
Notes receivable	12,067	0	12,067	(12,067)	0
Materials and supplies - at average cost:
Operating and construction	111,267	0	111,267	0	111,267
Fuel	74,769	0	74,769	(1)	74,768
Deferred income taxes	46,234	0	46,234	(132)	46,102
Prepaid gas	7,599	0	7,599	0	7,599
Prepaid trades	2,927	0	2,927	0	2,927
Commodity contracts	156,704	0	156,704	(392)	156,313
				1
Taxes receivable - nonaffiliated	198,014	0	198,014	(12,323)	185,691
Taxes receivable - affiliated	137,277	56	137,333	(137,333)	0
Prepaid taxes	49,957	0	49,957	0	49,957
Regulatory assets	36,623	0	36,623	0	36,623
Other current assets	32,756	0	32,756	2	32,758
Total Current Assets	1,786,115	56	1,786,171	(331,558)	1,454,613

Property, plant and equipment:
In service, at original cost	10,967,266	8,900	10,976,166	0	10,976,166
Construction work in progress	380,959	0	380,959	0	380,959
Subtotal	11,348,225	8,900	11,357,125	0	11,357,125
Accumulated depreciation	(4,468,171)	(6,379)	(4,474,550)	(1)	(4,474,551)
Net Property, Plant and Equipment	6,880,054	2,521	6,882,575	(1)	6,882,574

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	367,287	0	367,287
Securities of subsidiaries consolidated	2,574,758	0	2,574,758	(2,574,758)	0
Benefit plans' investments	47,309	0	47,309	0	47,309
Unregulated investments	56,393	0	56,393	0	56,393
Funds on deposit	18,379	0	18,379	0	18,379
Intangible assets	38,648	0	38,648	0	38,648
Other assets	13,565	0	13,565	0	13,565
Total Investments and Other Assets	3,116,339	0	3,116,339	(2,574,758)	541,581

Deferred charges:
Regulatory assets	558,811	0	558,811	0	558,811
Deferred income taxes	89,413	0	89,413	(89,413)	0
Commodity contracts	1,055,160	0	1,055,160	0	1,055,160
Unamortized loss on reacquired debt	31,658	0	31,658	0	31,658
Other deferred charges	91,413	0	91,413	(15,531)	75,882
Total Deferred Charges	1,826,455	0	1,826,455	(104,944)	1,721,511

Total Assets	13,608,963	2,577	13,611,540	(3,011,261)	10,600,279

A - 2
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela
	Energy,	Hunlock	Service	Power Co.	Subtotal
LIABILITIES AND STOCKHOLDERS' EQUITY	Inc.	Creek, LLC	Corporation	Consolidated	(Carried to
				(from pg B - 2)	Pg A - 2a)
Current liabilities:
Short-term debt	335,000	0	0	0	335,000
Long-term debt due within 1 year	3,781	0	0	65,923	69,704
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	306,576	0	0	690,127	996,703
Accounts payable	99	0	8,403	63,765	72,267
Accounts payable to affiliates, net	9,924	495	0	21,472	31,891
Deferred income taxes	0	0	0	284	284
Taxes accrued:
Federal and state income	0	0	3,696	0	3,696
Other	0	0	87	41,799	41,886
Taxes payable to affiliates	187,836	0	5,034	0	192,870
Deferred power	0	0	0	5,452	5,452
Derivative instruments	0	0	0	506	506
Interest accrued	9,815	0	0	13,385	23,200
Payroll accrued	0	0	57,788	0	57,788
Dividend accrued	0	0	0	1,259	1,259
Other current liabilities	0	0	8,943	15,515	24,458
Total Current Liabilities	853,031	495	83,951	919,487	1,856,964

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	28,477	28,477

Deferred credits and other liabilities:
Unamortized investment credit	0	0	0	6,886	6,886
Payables to affiliates	0	0	0	15,529	15,529
Taxes payable to affiliates	0	0	3,538	41,067	44,605
Deferred income taxes	0	0	0	177,116	177,116
Obligations under capital leases	0	0	2,385	14,318	16,703
Deferred power	0	0	0	1,329	1,329
Regulatory liabilities	0	0	0	50,039	50,039
Other	540	0	260,322	15,278	276,140
Total Deferred Credits and Other Liabilities	540	0	266,245	321,562	588,347

Preferred stock of subsidiary	0	0	0	74,000	74,000

Stockholders' equity
Common stock of Allegheny Energy, Inc.	158,261	0	0	0	158,261
Other paid-in capital	1,446,180	0	2,081	106,770	1,555,031
Common stock of affiliated consolidated	0	0	50	294,550	294,600
Members equity	0	18,614	0	0	18,614
Retained earnings	357,889	0	0	76,270	434,159
Treasury stock	(411)	0	0	0	(411)
Accumulated other comprehensive loss	0	0	(29,451)	0	(29,451)
Total Stockholders' Equity	1,961,919	18,614	(27,320)	477,590	2,430,803

Total Stockholders' Equity and Liabilities	2,815,490	19,109	322,876	1,821,116	4,978,591

A - 2a
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy Supply
	Prior Page	Company	Company	Company, LLC	Subtotal
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 2)	(from pg D - 2)	(from pg E - 2a)	(from pg G - 2e)	Pg A - 2b)

Current liabilities:
Short-term debt	335,000	0	0	796,966	1,131,966
Long-term debt due within 1 year	69,704	0	75,996	114,350	260,050
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	996,703	416,026	510,229	1,747,785	3,670,743
Accounts payable	72,267	18,452	28,454	231,960	351,133
Accounts payable to affiliates, net	31,891	40,799	45,666	48,022	166,378
Collateralization deposit held	0	0	0	15,015	15,015
Notes payable to affiliates	0	8,500	0	0	8,500
Deferred income taxes	284	0	0	0	284
Taxes accrued:
Federal and state income	3,696	919	0	0	4,615
Other	41,886	14,658	16,528	23,815	96,887
Taxes payable to affiliates	192,870	0	0	0	192,870
Deferred power	5,452	2,229	0	0	7,681
Commodity contracts	0	0	0	191,186	191,186
Derivative instruments	506	0	0	1,517	2,023
Interest accrued	23,200	5,009	2,047	32,565	62,821
Payroll accrued	57,788	0	0	50	57,838
Dividend accrued	1,259	0	0	0	1,259
Adverse power purchase commitments	0	0	19,064	0	19,064
Contract termination costs	0	0	0	47,965	47,965
Other current liabilities	24,458	11,758	16,458	4,291	56,965
Total Current Liabilities	1,856,964	518,350	714,442	3,255,487	6,345,243

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	28,477	0	0	91,719	120,196

Deferred credits and other liabilities:
Unamortized investment credit	6,886	8,585	19,003	61,710	96,184
Payables to affiliates	15,529	0	0	0	15,529
Taxes payable to affiliates	44,605	45,244	24,017	18,199	132,065
Commodity contracts	0	0	0	592,471	592,471
Deferred income taxes	177,116	155,726	298,154	356,473	987,469
Obligations under capital leases	16,703	10,287	12,064	0	39,054
Deferred power	1,329	2,229	0	0	3,558
Adverse power purchase commitments	0	0	236,147	0	236,147
Regulatory liabilities	50,039	21,740	13,936	26,252	111,967
Other	276,140	3,457	7,333	23,094	310,024
Total Deferred Credits and Other Liabilities	588,347	247,268	610,654	1,078,199	2,524,468

Minority interest	0	0	0	31,543	31,543

Preferred stock of subsidiary	74,000	0	0	0	74,000

Stockholders' equity
Common stock of Allegheny Energy, Inc.	158,261	0	0	0	158,261
Other paid-in capital	1,555,031	221,144	248,407	0	2,024,582
Common stock of affiliated consolidated	294,600	224	65,842	0	360,666
Members equity	18,614	0	0	1,049,299	1,067,913
Retained earnings	434,159	174,694	166,776	0	775,629
Treasury stock	(411)	0	0	0	(411)
Accumulated other comprehensive loss	(29,451)	0	0	(961)	(30,412)
Total Stockholders' Equity	2,430,803	396,062	481,025	1,048,338	4,356,228

Total Stockholders' Equity and Liabilities	4,978,591	1,161,680	1,806,121	5,505,286	13,451,678

A - 2b
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		Allegheny
		Pittsburgh	Allegheny
	Prior Page	Coal	Ventures, Inc.	Subtotal
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	Company	Consolidated	(Carried to
	(from pg A - 2a)		(from pg J - 2a)	Pg A - 2c)
Current liabilities:
Short-term debt	1,131,966	0	0	1,131,966
Long-term debt due within 1 year	260,050	0	0	260,050
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	3,670,743	0	0	3,670,743
Accounts payable	351,133	0	28,810	379,943
Accounts payable to affiliates, net	166,378	7	3,196	169,581
Collateralization deposit held	15,015	0	0	15,015
Notes payable to affiliates	8,500	3,567	0	12,067
Deferred income taxes	284	0	0	284
Taxes accrued:
Federal and state income	4,615	0	0	4,615
Other	96,887	0	162	97,049
Taxes payable to affiliates	192,870	49	0	192,919
Deferred power	7,681	0	0	7,681
Commodity contracts	191,186	0	0	191,186
Derivative instruments	2,023	0	0	2,023
Interest accrued	62,821	0	0	62,821
Payroll accrued	57,838	0	0	57,838
Dividend accrued	1,259	0	0	1,259
Adverse power purchase commitments	19,064	0	0	19,064
Contract termination costs	47,965	0	0	47,965
Other current liabilities	56,965	0	791	57,756
Total Current Liabilities	6,345,243	3,623	32,959	6,381,825

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	120,196	0	0	120,196
Long-term notes and advances - affiliated	0	14,173	0	14,173

Deferred credits and other liabilities:
Unamortized investment credit	96,184	0	0	96,184
Payables to affiliates	15,529	0	0	15,529
Taxes payable to affiliates	132,065	0	0	132,065
Commodity contracts	592,471	0	0	592,471
Deferred income taxes	987,469	0	0	987,469
Obligations under capital leases	39,054	0	0	39,054
Deferred power	3,558	0	0	3,558
Adverse power purchase commitments	236,147	0	0	236,147
Regulatory liabilities	111,967	0	0	111,967
Other	310,024	0	63	310,087
Total Deferred Credits and Other Liabilities	2,524,468	0	63	2,524,531

Minority interest	31,543	0	1,210	32,753

Preferred stock of subsidiary	74,000	0	0	74,000

Stockholders' equity
Common stock of Allegheny Energy, Inc.	158,261	0	0	158,261
Other paid-in capital	2,024,582	555	205,454	2,230,591
Common stock of affiliated consolidated	360,666	1	1	360,668
Members equity	1,067,913	0	0	1,067,913
Retained earnings	775,629	(15,271)	(85,483)	674,875
Treasury stock	(411)	0	0	(411)
Accumulated other comprehensive loss	(30,412)	0	0	(30,412)
Total Stockholders' Equity	4,356,228	(14,715)	119,972	4,461,485

Total Stockholders' Equity and Liabilities	13,451,678	3,081	154,204	13,608,963

A - 2c
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		Green			Allegheny
		Valley			Energy, Inc
	Prior Page	Hydro,	Combined	Eliminations,	Consolidated
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	LLC	Totals	etc.	Totals
	(From pg A - 2b)
Current liabilities:
Short-term debt	1,131,966	0	1,131,966	0	1,131,966
Long-term debt due within 1 year	260,050	0	260,050	(2,850)	257,200
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	3,670,743	0	3,670,743	(8,542)	3,662,201
Accounts payable	379,943	4	379,947	312	380,019
				(240)
Accounts payable to affiliates, net	169,581	44	169,625	(169,625)	0
Collateralization deposit held	15,015	0	15,015	0	15,015
Notes payable to affiliates	12,067	0	12,067	(12,067)	0
Deferred income taxes	284	0	284	(152)	0
				(132)
Taxes accrued:
Federal and state income	4,615	0	4,615	(11,432)	0
				6,817
Other	97,049	0	97,049	0	97,049
Taxes payable to affiliates	192,919	0	192,919	(192,919)	0
Deferred power	7,681	0	7,681	0	7,681
Commodity contracts	191,186	0	191,186	0	191,186
Derivative instruments	2,023	0	2,023	0	2,023
Interest accrued	62,821	0	62,821	(210)	62,611
Payroll accrued	57,838	0	57,838	0	57,838
Dividend accrued	1,259	0	1,259	0	1,259
Adverse power purchase commitments	19,064	0	19,064	0	19,064
Contract termination costs	47,965	0	47,965	0	47,965
Other current liabilities	57,756	0	57,756	0	57,756
Total Current Liabilities	6,381,825	48	6,381,873	(391,040)	5,990,833

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	120,196	0	120,196	(4,252)	115,944
Long-term notes and advances - affiliated	14,173	0	14,173	(14,173)	0

Deferred credits and other liabilities:
Unamortized investment credit	96,184	0	96,184	(1)	96,183
Payables to affiliates	15,529	0	15,529	(15,529)	0
Taxes payable to affiliates	132,065	0	132,065	(132,065)	0
Commodity contracts	592,471	0	592,471	(1,925)	590,546
Deferred income taxes	987,469	405	987,874	(89,414)	1,079,151
				(29,789)
				209,730
				750
Obligations under capital leases	39,054	0	39,054	0	39,054
Deferred power	3,558	0	3,558	0	3,558
Adverse power purchase commitments	236,147	0	236,147	0	236,147
Regulatory liabilities	111,967	0	111,967	0	111,967
Other	310,087	0	310,087	(543)	309,548
				4
Total Deferred Credits and Other Liabilities	2,524,531	405	2,524,936	(58,782)	2,466,154

Minority interest	32,753	0	32,753	(10,912)	21,841

Preferred stock of subsidiary	74,000	0	74,000	0	74,000

Stockholders' equity
Common stock of Allegheny Energy, Inc.	158,261	0	158,261	0	158,261
Other paid-in capital	2,230,591	0	2,230,591	(784,411)	1,446,180
Common stock of affiliated consolidated	360,668	0	360,668	(360,668)	0
Members equity	1,067,913	2,124	1,070,037	(1,070,037)	0
Retained earnings	674,875	0	674,875	(316,986)	357,889
Treasury stock	(411)	0	(411)	0	(411)
Accumulated other comprehensive loss	(30,412)	0	(30,412)	0	(30,412)
Total Stockholders' Equity	4,461,485	2,124	4,463,609	(2,532,102)	1,931,507

Total Stockholders' Equity and Liabilities	13,608,963	2,577	13,611,540	(3,011,261)	10,600,279

A - 3
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
	Energy,	Hunlock	Service	Power Co.	(Carried to
	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 3a)
				(from pg B - 3)

Total operating revenues	0	0	749,643	917,008	1,666,651

Cost of revenues:
Fuel consumed for electric generation	0	0	0	128,881	128,881
Purchased energy and transmission	0	0	0	163,231	163,231
Natural gas purchases	0	0	0	134,015	134,015
Deferred energy costs, net	0	0	0	6,470	6,470
Other	0	0	12	0	12
Total cost of revenues	0	0	12	432,597	432,609
Net revenues	0	0	749,631	484,411	1,234,042

Other operating expenses:
Workforce reduction costs	422	0	107,608	27,770	135,800
Operation expense	10,971	3	608,742	235,477	855,193
Depreciation and amortization	0	0	668	73,492	74,160
Taxes other than income taxes	108	69	29,672	63,755	93,604
Total other operating expenses	11,501	72	746,690	400,494	1,158,757
Operating income (loss)	(11,501)	(72)	2,941	83,917	75,285

Other income (expenses), net	(584,862)	0	(2,751)	8,222	(579,391)

Interest charges and preferred dividends:
Interest on debt	32,399	0	193	52,342	84,934
Allowance for borrowed funds used during
construction and interest capitalized	0	0	0	(2,765)	(2,765)
Dividends on preferred stock of subsidiaries	0	0	0	0	0
Total interest charges and preferred dividends	32,399	0	193	49,577	82,169

Income (loss) before income taxes, minority interest
and cumulative effect of accounting change, net	(628,762)	(72)	(3)	42,562	(586,275)

Federal and state income tax expense (benefit)	333	(30)	(3)	8,824	9,124

Minority interest	(11,482)	0	0	0	(11,482)

Income (loss) before
cumulative effect of accounting change, net	(617,613)	(42)	0	33,738	(583,917)

Cumulative effect of accounting change, net	(15,077)	0	0	(115,436)	(130,513)

Net income (loss)	(632,690)	(42)	0	(81,698)	(714,430)

A - 3a
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy Supply
	Prior Page	Company	Company	Company, LLC	Subtotal
	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 3)	(from pg D - 3)	(from pg E - 3a)	(from pg G - 3e)	Pg A - 3b)

Total operating revenues	1,666,651	870,198	1,153,123	683,043	4,373,015

Cost of revenues:
Fuel consumed for electric generation	128,881	0	0	462,667	591,548
Purchased energy and transmission	163,231	607,463	677,569	153,245	1,601,508
Natural gas purchases	134,015	0	0	0	134,015
Deferred energy costs, net	6,470	2,624	0	0	9,094
Other	12	0	0	0	12
Total cost of revenues	432,609	610,087	677,569	615,912	2,336,177
Net revenues	1,234,042	260,111	475,554	67,131	2,036,838

Other operating expenses:
Workforce reduction expenses	135,800	12,424	19,396	46,094	213,714
Operation expense	855,193	100,902	156,556	629,350	1,742,001
Depreciation and amortization	74,160	36,170	75,751	118,973	305,054
Taxes other than income taxes	93,604	30,242	64,556	65,591	253,993
Total other operating expenses	1,158,757	179,738	316,259	860,008	2,514,762
Operating income (loss)	75,285	80,373	159,295	(792,877)	(477,924)

Other income (expenses), net	(579,391)	1,190	25,822	584	(551,795)

Interest charges and preferred dividends:
Interest on debt	84,934	33,157	46,926	159,710	324,727
Allowance for borrowed funds used during
construction and interest capitalized	(2,765)	49	(305)	(10,025)	(13,046)
Dividends on preferred stock of subsidiaries	0	0	0	0	0
Total interest charges and preferred dividends	82,169	33,206	46,621	149,685	311,681

Income (loss) before income taxes, minority interest
and cumulative effect of accounting change, net	(586,275)	48,357	138,496	(941,978)	(1,341,400)

Federal and state income tax expense (benefit)	9,124	15,679	44,512	(362,513)	(293,198)

Minority interest	(11,482)	0	0	4,282	(7,200)

Income (loss) before
cumulative effect of accounting change, net	(583,917)	32,678	93,984	(583,747)	(1,041,002)

Cumulative effect of accounting change, net	(130,513)	0	0	0	(130,513)

Net income (loss)	(714,430)	32,678	93,984	(583,747)	(1,171,515)

A - 3b
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Allegheny	Allegheny
	Prior Page	Pittsburgh	Ventures, Inc.	Subtotal
	Subtotal	Coal	Consolidated	(Carried to
	(from pg A - 3a)	Company	(from pg J - 3b)	Pg A - 3c)

Total operating revenues	4,373,015	0	648,284	5,021,299

Cost of revenues:
Fuel consumed for electric generation	591,548	0	0	591,548
Purchased energy and transmission	1,601,508	0	0	1,601,508
Natural gas purchases	134,015	0	526,248	660,263
Deferred energy costs, net	9,094	0	0	9,094
Other	12	0	93,416	93,428
Total cost of revenues	2,336,177	0	619,664	2,955,841
Net revenues	2,036,838	0	28,620	2,065,458

Other operating expenses:
Workforce reduction expenses	213,714	0	1,436	215,150
Operation expense	1,742,001	6	32,037	1,774,044
Depreciation and amortization	305,054	0	3,848	308,902
Taxes other than income taxes	253,993	128	1,325	255,446
Total other operating expenses	2,514,762	134	38,646	2,553,542
Operating income (loss)	(477,924)	(134)	(10,026)	(488,084)

Other income (expenses), net	(551,795)	(1,845)	(77,804)	(631,444)

Interest charges and preferred dividends:
Interest on debt	324,727	62	294	325,083
Allowance for borrowed funds used during
construction and interest capitalized	(13,046)	0	0	(13,046)
Dividends on preferred stock of subsidiaries	0	0	0	0
Total interest charges and preferred dividends	311,681	62	294	312,037

Income (loss) before income taxes, minority interest
and cumulative effect of accounting change, net	(1,341,400)	(2,041)	(88,124)	(1,431,565)

Federal and state income tax expense (benefit)	(293,198)	(990)	(36,836)	(331,024)

Minority interest	(7,200)	0	(2,036)	(9,236)

Income (loss) before
cumulative effect of accounting change, net	(1,041,002)	(1,051)	(49,252)	(1,091,305)

Cumulative effect of accounting change, net	(130,513)	0	0	(130,513)

Net income (loss)	(1,171,515)	(1,051)	(49,252)	(1,221,818)

A - 3c
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Green	Combined
	Prior Page	Valley	Totals
	Subtotal	Hydro,	(Carried to
	(from pg A - 3b)	LLC	Pg A - 3d)

Total operating revenues	5,021,299	747	5,022,046

Cost of revenues:
Fuel consumed for electric generation	591,548	0	591,548
Purchased energy and transmission	1,601,508	0	1,601,508
Natural gas purchases	660,263	0	660,263
Deferred energy costs, net	9,094	0	9,094
Other	93,428	0	93,428
Total cost of revenues	2,955,841	0	2,955,841
Net revenues	2,065,458	747	2,066,205

Other operating expenses:
Workforce reduction expenses	215,150	66	215,216
Operation expense	1,774,044	495	1,774,539
Depreciation and amortization	308,902	118	309,020
Taxes other than income taxes	255,446	67	255,513
Total other operating expenses	2,553,542	746	2,554,288
Operating income (loss)	(488,084)	1	(488,083)

Other income (expenses), net	(631,444)	0	(631,444)

Interest charges and preferred dividends:
Interest on long-term debt and other interest	325,083	0	325,083
Allowance for borrowed funds used during
construction and interest capitalized	(13,046)	0	(13,046)
Dividends on preferred stock of subsidiaries	0	0	0
Total interest charges and preferred dividends	312,037	0	312,037

Income (loss) before income taxes, minority interest
and cumulative effect of accounting change, net	(1,431,565)	1	(1,431,564)

Federal and state income tax expense (benefit)	(331,024)	(104)	(331,128)

Minority interest	(9,236)	0	(9,236)

Income (loss) before
cumulative effect of accounting change, net	(1,091,305)	105	(1,091,200)

Cumulative effect of accounting change, net	(130,513)	0	(130,513)

Net income (loss)	(1,221,818)	105	(1,221,713)

A - 3d
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)

			Allegheny
	Combined		Energy, Inc
	Totals	Eliminations,	Consolidated
	(from pg A - 3c)	etc.	Totals

Total operating revenues	5,022,046	(1,283,916)	2,988,487
		(749,643)

Cost of revenues:
Fuel consumed for electric generation	591,548	0	591,548
Purchased energy and transmission	1,601,508	(1,254,575)	346,933
		0
Natural gas purchases	660,263	1	660,264
Deferred energy costs, net	9,094	0	9,094
Other	93,428	(12)	93,416
Total cost of revenues	2,955,841	(1,254,586)	1,701,255
Net revenues	2,066,205	(778,973)	1,287,232

Other operating expenses:
Workforce reduction expenses	215,216	(107,608)	107,608
Operation expense	1,774,539	(21,422)	1,144,371
		(608,742)
		(4)
Depreciation and amortization	309,020	197	308,552
		(668)
		3
Taxes other than income taxes	255,513	(29,672)	225,841
Total other operating expenses	2,554,288	(767,916)	1,786,372
Operating income (loss)	(488,083)	(11,057)	(499,140)

Other income (expenses), net	(631,444)	582,267	(46,426)
		0
		2,751
Interest charges and preferred dividends:
Interest on debt	325,083	(12,291)	312,599
		(193)
Allowance for borrowed funds used during
construction and interest capitalized	(13,046)	0	(13,046)
Dividends on preferred stock of subsidiary	0	5,037	5,037
Total interest charges and preferred dividends	312,037	(7,447)	304,590

Income (loss) before income taxes, minority interest
and cumulative effect of accounting change, net	(1,431,564)	581,408	(850,156)

Federal and state income tax expense (benefit)	(331,128)	(3,345)	(334,471)
		3
		(1)
Minority interest	(9,236)	(4,273)	(13,509)

Income (loss) before
cumulative effect of accounting change, net	(1,091,200)	589,024	(502,176)

Cumulative effect of accounting change, net	(130,513)	(1)	(130,514)

Net income (loss)	(1,221,713)	589,023	(632,690)

A - 4 ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
RETAINED EARNINGS	Energy,	Hunlock	Service	Power Co.	(Carried to
	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 4a)
				(from pg B - 4)

Balance at January 1, 2002	1,152,487	0	0	234,802	1,387,289

Add:
Net income (loss)	(632,690)	0	0	(81,698)	(714,388)

Total	519,797	0	0	153,104	672,901

Deduct:
Dividends on common stock of Allegheny
Energy, Inc.	161,908	0	0	0	161,908

Dividends on capital stock of subsidiary companies:
Preferred	0	0	0	5,037	5,037
Common	0	0	0	71,797	71,797

Total deductions	161,908	0	0	76,834	238,742

Balance at December 31, 2002	357,889	0	0	76,270	434,159

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	1,421,117	0	0	100,242	1,521,359

Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and
Savings Plan	25,063	0	0	0	25,063

Transfer of Supplemental Executive Retirement Plan and
Executive Life Insurance Plan liabilities to Allegheny
Energy Service Corporation	0	0	2,081	5,013	7,094

Capital Contributions from Allegheny Energy, Inc.	0	0	0	0	0

Relief of accrued bond interest related to Pollution Control
bonds paid by Allegheny Energy Supply Company, LLC.	0	0	0	1,615	1,615

To adjust equity related to a transfer to Allegheny Energy, Inc.	0	0	0	(100)	(100)

Correct transfer of deferred income taxes to
Allegheny Energy Supply Company, LLC. related to
asset transfer from Potomac Edison	0	0	0	0	0

Balance at December 31, 2002	1,446,180	0	2,081	106,770	1,555,031

A - 4 Continued ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
	Energy,	Hunlock	Service	Power Co.	(Carried to
MEMBERS EQUITY	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 4a)

Balance at January 1, 2002	0	20,416	0	0	20,416

Add:
Net income (loss)	0	(42)	0	0	(42)

Members capital contributions	0	190	0	0	190

Correct transfer of deferred income taxes to
Allegheny Energy Supply Company, LLC. related to
asset transfer from Potomac Edison	0	0	0	0	0

Transfer of Supplemental Executive Retirement Plan and
Executive Life Insurance Plan liabilities to Allegheny
Energy Service Corporation	0	0	0	0	0

Adjustment to reflect correct equity	0	0	0	0	0

Total	0	20,564	0	0	20,564

Deduct:
Distribution of members equity	0	1,950	0	0	1,950

Return of capital contribution	0	0	0	0	0

Total deductions	0	1,950	0	0	1,950

Balance at December 31, 2002	0	18,614	0	0	18,614

A - 4a ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy Supply
	Prior Page	Company	Company	Company, LLC	Subtotal
RETAINED EARNINGS	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 4)	(from pg D - 4)	(from pg E - 4a)	(from pg G - 4e)	Pg A - 4b)

Balance at January 1, 2002	1,387,289	160,372	113,232	0	1,660,893

Add:
Net income (loss)	(714,388)	32,678	93,984	0	(587,726)

Total	672,901	193,050	207,216	0	1,073,167

Deduct:
Dividends on common stock of Allegheny
Energy, Inc.	161,908	0	0	0	161,908

Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	71,797	18,356	40,440	0	130,593

Total deductions	238,742	18,356	40,440	0	297,538

Balance at December 31, 2002	434,159	174,694	166,776	0	775,629

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	1,521,359	222,661	244,239	0	1,988,259

Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and
Savings Plan	25,063	0	0	0	25,063

Transfer of Supplemental Executive Retirement Plan and
Executive Life Insurance Plan liabilities to Allegheny
Energy Service Corporation	7,094	3,375	4,168	0	14,637

Capital Contributions from Allegheny Energy, Inc.	0	0	0	0	0

Relief of accrued bond interest related to Pollution Control
bonds paid by Allegheny Energy Supply Company, LLC.	1,615	0	0	0	1,615

To adjust equity related to a transfer to Allegheny Energy, Inc.	(100)	0	0	0	(100)

Correct transfer of deferred income taxes to
Allegheny Energy Supply Company, LLC. related to
asset transfer from Potomac Edison	0	(4,892)	0	0	(4,892)

Balance at December 31, 2002	1,555,031	221,144	248,407	0	2,024,582

A - 4a Continued ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy Supply
	Prior Page	Company	Company	Company, LLC	Subtotal
MEMBERS EQUITY	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 4)	(from pg D - 4)	(from pg E - 4a)	(from pg G - 4e)	Pg A - 4b)

Balance at January 1, 2002	20,416	0	0	1,524,686	1,545,102

Add:
Net income (loss)	(42)	0	0	(583,747)	(583,789)

Members capital contributions	190	0	0	194,950	195,140

Correct transfer of deferred income taxes to
Allegheny Energy Supply Company, LLC. related to
asset transfer from Potomac Edison	0	0	0	4,892	4,892

Transfer of Supplemental Executive Retirement Plan and
Executive Life Insurance Plan liabilities to Allegheny
Energy Service Corporation	0	0	0	8,463	8,463

Adjustment to reflect correct equity	0	0	0	55	55

Total	20,564	0	0	1,149,299	1,169,863

Deduct:
Distribution of members equity	1,950	0	0	100,000	101,950

Return of capital contribution	0	0	0	0	0

Total deductions	1,950	0	0	100,000	101,950

Balance at December 31, 2002	18,614	0	0	1,049,299	1,067,913

A - 4b ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny		Green
		Pittsburgh	Allegheny	Valley
	Prior Page	Coal	Ventures	Hydro,	Subtotal
RETAINED EARNINGS	Subtotal	Company	Consolidated	LLC.	(Carried to
	(from pg A - 4a)		(from pg J - 4b)		Pg A - 4c)

Balance at January 1, 2002	1,660,893	(14,220)	(36,231)	0	1,610,442

Add:
Net income (loss)	(587,726)	(1,051)	(49,252)	0	(638,029)

Total	1,073,167	(15,271)	(85,483)	0	972,413

Deduct:
Dividends on common stock of Allegheny
Energy, Inc.	161,908	0	0	0	161,908

Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	130,593	0	0	0	130,593

Total deductions	297,538	0	0	0	297,538

Balance at December 31, 2002	775,629	(15,271)	(85,483)	0	674,875

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	1,988,259	555	160,985	0	2,149,799

Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and
Savings Plan	25,063	0	0	0	25,063

Transfer of Supplemental Executive Retirement Plan and
Executive Life Insurance Plan liabilities to Allegheny
Energy Service Corporation	14,637	0	0	0	14,637

Capital Contributions from Allegheny Energy, Inc.	0	0	44,469	0	44,469

Relief of accrued bond interest related to Pollution Control
bonds paid by Allegheny Energy Supply Company, LLC.	1,615	0	0	0	1,615

To adjust equity related to a transfer to Allegheny Energy, Inc.	(100)	0	0	0	(100)

Correct transfer of deferred income taxes to
Allegheny Energy Supply Company, LLC. related to
asset transfer from Potomac Edison	(4,892)	0	0	0	(4,892)

Balance at December 31, 2002	2,024,582	555	205,454	0	2,230,591

A - 4b Continued ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny		Green
		Pittsburgh	Allegheny	Valley
	Prior Page	Coal	Ventures, Inc.	Hydro	Subtotal
MEMBERS EQUITY	Subtotal	Company	Consolidated	LLC.	(Carried to
	(from pg A - 4a)		(from pg J - 4b)		Pg A - 4c)

Balance at January 1, 2002	1,545,102	0	0	2,196	1,547,298

Add:
Net income (loss)	(583,789)	0	0	105	(583,684)

Members capital contributions	195,140	0	0	0	195,140

Correct transfer of deferred income taxes to
Allegheny Energy Supply Company, LLC. related to
asset transfer from Potomac Edison	4,892	0	0	0	4,892

Transfer of Supplemental Executive Retirement Plan and
Executive Life Insurance Plan liabilities to Allegheny
Energy Service Corporation	8,463	0	0	0	8,463

Adjustment to reflect correct equity	55	0	0	0	55

Total	1,169,863	0	0	2,301	1,172,164

Deduct:
Distribution of members equity	101,950	0	0	0	101,950

Return of capital contribution	0	0	0	177	177

Total deductions	101,950	0	0	177	102,127

Balance at December 31, 2002	1,067,913	0	0	2,124	1,070,037

A - 4c ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)

			Allegheny
	Prior Page		Energy, Inc
RETAINED EARNINGS	Subtotal	Eliminations,	Consolidated
	(from pg A - 4b)	etc.	Totals

Balance at January 1, 2002	1,610,442	(457,955)	1,152,487

Add:
Net income (loss)	(638,029)	5,339	(632,690)

Total	972,413	(452,616)	519,797

Deduct:
Dividends on common stock of Allegheny
Energy, Inc.	161,908	0	161,908

Dividends on capital stock of subsidiary companies:
Preferred	5,037	(5,037)	0
Common	130,593	(130,593)	0

Total deductions	297,538	(135,630)	161,908

Balance at December 31, 2002	674,875	(316,986)	357,889

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	2,149,799	(728,682)	1,421,117

Add (Deduct):
Issuance of Common Stock for Dividend Reinvestment and
Savings Plan	25,063	0	25,063

Transfer of Supplemental Executive Retirement Plan and
Executive Life Insurance Plan liabilities to Allegheny
Energy Service Corporation	14,637	(14,637)	0

Capital Contributions from Allegheny Energy, Inc.	44,469	(44,469)	0

Relief of accrued bond interest related to Pollution Control
bonds paid by Allegheny Energy Supply Company, LLC.	1,615	(1,615)	0

To adjust equity related to a transfer to Allegheny Energy, Inc.	(100)	100	0

Correct transfer of deferred income taxes to
Allegheny Energy Supply Company, LLC. related to
asset transfer from Potomac Edison	(4,892)	4,892	0

Balance at December 31, 2002	2,230,591	(784,411)	1,446,180

A - 4c Continued ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)

			Allegheny
	Prior Page		Energy, Inc
MEMBERS EQUITY	Subtotal	Eliminations,	Consolidated
	(from pg A - 4b)	etc.	Totals

Balance at January 1, 2002	1,547,298	(1,547,298)	0

Add:
Net income (loss)	(583,684)	583,684	0

Members capital contributions	195,140	(195,140)	0

Correct transfer of deferred income taxes to
Allegheny Energy Supply Company, LLC. related to
asset transfer from Potomac Edison	4,892	(4,892)	0

Transfer of Supplemental Executive Retirement Plan and
Executive Life Insurance Plan liabilities to Allegheny
Energy Service Corporation	8,463	(8,463)	0

Adjustment to reflect correct equity	55	(55)	0

Total	1,172,164	(1,172,164)	0

Deduct:
Distribution of members equity	101,950	(101,950)	0

Return of capital contribution	177	(177)	0

Total deductions	102,127	(102,127)	0

Balance at December 31, 2002	1,070,037	(1,070,037)	0

A - 5
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela
	Energy,	Hunlock	Service	Power Co.	Subtotal
	Inc.	Creek, LLC	Corporation	Consolidated	(Carried to
				(from pg B - 5)	Pg A - 5a)
Cash Flows from Operations:
Net income (loss)	(632,690)	(42)	0	(81,698)	(714,430)
Cumulative effect of accounting change, net	15,077	0	0	115,436	130,513
Income before cumulative effect of accounting change	(617,613)	(42)	0	33,738	(583,917)
Depreciation and amortization	0	0	668	73,492	74,160
Gain on Canaan Valley land sales	0	0	0	(1,927)	(1,927)
Loss on sale of businesses before effect of minority interest	0	0	0	0	0
Minority interest	(11,482)	0	0	0	(11,482)
Deferred investment credit and income taxes, net	0	(53)	0	33,353	33,300
Unconsolidated subsidiaries' dividends in excess of earnings
(earnings in excess of dividends)	0	0	0	(1,057)	(1,057)
Unrealized losses (gains) on commodity contracts, net	0	0	0	0	0
Workforce reduction expenses	422	0	0	27,770	28,192
Restructuring charges and related asset impairment	0	0	0	0	0
Impairment of unregulated investments	0	0	0	0	0
Impairment of generation projects	0	0	0	0	0
Other, net	0	0	0	4,605	4,605
Changes in certain assets and liabilities:
Accounts receivable, net	(12,378)	(1)	725	(6,018)	(17,672)
Accounts receivable from affiliates	0	0	0	0	0
Affiliates accounts receivable/payable, net	0	0	(129,875)	0	(129,875)
Materials and supplies	0	0	0	10,743	10,743
Taxes receivable	(186,690)	0	0	(27,478)	(214,168)
Prepaid Taxes	0	0	0	0	0
Accounts payable	8,708	0	(1,862)	178	7,024
Purchased Options	0	0	0	0	0
Accounts payable to affiliates	9,400	(55)	3,538	(22,016)	(9,133)
Prepayments	0	0	0	264	264
Taxes accrued	184,302	0	8,619	2,714	195,635
Accrued Payroll	0	0	0	0	0
Interest accrued	0	0	0	(1,533)	(1,533)
Benefit plans' investment	80,130	0	(25,361)	0	54,769
Funds on deposit	0	0	0	0	0
Noncurrent income taxes payable	0	0	0	41,067	41,067
Other, net	571,551	1,911	143,743	10,273	727,478
Total Cash Flows from Operations	26,350	1,760	195	178,168	206,473

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	0	0	0	(92,355)	(92,355)
Unregulated generation construction expenditures and investments	0	0	(386)	0	(386)
Other construction expenditures and investments	0	0	0	0	0
Unregulated investments	(2,201)	0	0	0	(2,201)
Proceeds from sale of businesses and Canaan Valley land, net	0	0	0	3,196	3,196
Total Cash Flows used in Investing	(2,201)	0	(386)	(89,159)	(91,746)

Cash Flows from (used in) Financing:
Issuance of debentures, notes and bonds	119,998	0	0	0	119,998
Retirement of debentures, notes, bonds, and QUIDS	(110,459)	0	0	(30,101)	(140,560)
Short - term debt, net	(179,288)	0	0	(14,350)	(193,638)
Notes receivable due from affiliates	325,636	0	0	83,000	408,636
Notes payable to parent/affiliates	0	0	0	0	0
Parent Company contribution	0	190	0	0	190
Dividends paid to parent	0	(1,950)	0	0	(1,950)
Proceeds from issuance of common stock	3,992	0	0	0	3,992
Dividends on capital stock:
Preferred stock	0	0	0	(5,037)	(5,037)
Common stock	(150,551)	0	0	(71,797)	(222,348)
Total Cash Flows from (used in) Financing	9,328	(1,760)	0	(38,285)	(30,717)

Net Change in Cash and Temporary
Cash Investments**	33,477	0	(191)	50,724	84,010
Cash and Temporary Cash Investments at January 1	159	0	194	4,439	4,792
Cash and Temporary Cash Investments at December 31	33,636	0	3	55,163	88,802

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	36,058	0	23	48,078	84,159
Income taxes	2,078	(50)	3,785	0	5,813

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($749,643) have been apportioned to System companies.

**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

A - 5a
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 5)	(from pg D - 5)	(from pg E - 5a)	(from pg G - 5d)	Pg A - 5b)
Cash Flows from Operations:
Net income (loss)	(714,430)	32,678	93,984	(583,747)	(1,171,515)
Cumulative effect of accounting change, net	130,513	0	0	0	130,513
Income before cumulative effect of accounting change	(583,917)	32,678	93,984	(583,747)	(1,041,002)
Depreciation and amortization	74,160	36,170	75,751	118,973	305,054
Gain on Canaan Valley land sales	(1,927)	0	(20,460)	0	(22,387)
Loss on sale of businesses before effect of minority interest	0	0	0	0	0
Minority interest	(11,482)	0	0	4,282	(7,200)
Deferred investment credit and income taxes, net	33,300	39,827	59,597	(283,361)	(150,637)
Unconsolidated subsidiaries' dividends in excess of earnings
(earnings in excess of dividends)	(1,057)	0	0	0	(1,057)
Unrealized losses (gains) on commodity contracts, net	0	0	0	349,655	349,655
Workforce reduction expenses	28,192	12,424	19,396	36,144	96,156
Restructuring charges and related asset impairment	0	0	0	28,121	28,121
Impairment of unregulated investments	0	0	0	0	0
Impairment of generation projects	0	0	0	244,037	244,037
Other, net	4,605	2,713	(6,224)	0	1,094
Changes in certain assets and liabilities:
Accounts receivable, net	(17,672)	(21,091)	(11,801)	13,997	(36,567)
Accounts receivable from affiliates	0	0	0	0	0
Affiliates accounts receivable/payable, net	(129,875)	0	0	27,046	(102,829)
Materials and supplies	10,743	(2,064)	(249)	(6,321)	2,109
Taxes receivable	(214,168)	(22,555)	(7,966)	25,546	(219,143)
Prepaid Taxes	0	7,073	0	0	7,073
Accounts payable	7,024	2,386	(3,813)	55,691	61,288
Purchased Options	0	0	0	(27,612)	(27,612)
Accounts payable to affiliates	(9,133)	(10,234)	(10,078)	0	(29,445)
Prepayments	264	0	0	(30,091)	(29,827)
Taxes accrued	195,635	(9,536)	3,178	0	189,277
Accrued Payroll	0	0	0	(32,680)	(32,680)
Interest accrued	(1,533)	(2)	342	0	(1,193)
Benefit plans' investment	54,769	0	0	0	54,769
Funds on deposit	0	0	0	0	0
Noncurrent income taxes payable	41,067	45,244	24,017	0	110,328
Other, net	727,478	1,786	(17,680)	26,321	737,905
Total Cash Flows from Operations	206,473	114,819	197,994	(33,999)	485,287

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(92,355)	(45,805)	(57,561)	0	(195,721)
Unregulated generation construction expenditures and investments	(386)	0	0	(206,619)	(207,005)
Other construction expenditures and investments	0	0	0	0	0
Unregulated investments	(2,201)	0	0	(28,862)	(31,063)
Proceeds from sale of businesses and Canaan Valley land, net	3,196	0	20,892	0	24,088
Total Cash Flows used in Investing	(91,746)	(45,805)	(36,669)	(235,481)	(409,701)

Cash Flows from (used in) Financing:
Issuance of debentures, notes and bonds	119,998	0	79,690	943,616	1,143,304
Retirement of debentures, notes, bonds, and QUIDS	(140,560)	0	(173,845)	(456,321)	(770,726)
Short - term debt, net	(193,638)	(24,197)	0	111,071	(106,764)
Notes receivable due from affiliates	408,636	0	4,750	0	413,386
Notes payable to parent/affiliates	0	(24,900)	0	(194,850)	(219,750)
Parent Company contribution	190	0	0	1,950	2,140
Dividends paid to parent	(1,950)	0	0	(98,033)	(99,983)
Proceeds from issuance of common stock	3,992	0	0	0	3,992
Dividends on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(222,348)	(18,356)	(40,440)	0	(281,144)
Total Cash Flows from (used in) Financing	(30,717)	(67,453)	(129,845)	307,433	79,418

Net Change in Cash and Temporary
Cash Investments**	84,010	1,561	31,480	37,953	155,004
Cash and Temporary Cash Investments at January 1	4,792	1,608	6,257	20,909	33,566
Cash and Temporary Cash Investments at December 31	88,802	3,169	37,737	58,862	188,570

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	84,159	30,759	43,790	143,182	301,890
Income taxes	5,813	(46,012)	0	0	(40,199)

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($749,643) have been apportioned to System companies.

**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

A - 5b
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
			Green	Allegheny
	Prior Page	Allegheny	Valley	Ventures, Inc	Subtotal
	Subtotal	Pittsburgh	Hydro	Consolidated	(Carried to
	(from pg A - 5a)	Coal	LLC	(from pg. J - 5b)	Pg A - 5c)
Cash Flows from Operations:
Net income (loss)	(1,171,515)	(1,051)	105	(49,252)	(1,221,713)
Cumulative effect of accounting change, net	130,513	0	0	0	130,513
Income before cumulative effect of accounting change	(1,041,002)	(1,051)	105	(49,252)	(1,091,200)
Depreciation and amortization	305,054	0	119	3,848	309,021
Gain on Canaan Valley land sales	(22,387)	0	0	0	(22,387)
Loss on sale of businesses before effect of minority interest	0	0	0	31,450	31,450
Minority interest	(7,200)	0	0	(2,036)	(9,236)
Deferred investment credit and income taxes, net	(150,637)	(856)	13	(30,313)	(181,793)
Unconsolidated subsidiaries' dividends in excess of earnings
(earnings in excess of dividends)	(1,057)	0	0	0	(1,057)
Unrealized losses (gains) on commodity contracts, net	349,655	0	0	0	349,655
Workforce reduction expenses	96,156	0	66	1,436	97,658
Restructuring charges and related asset impairment	28,121	0	0	10	28,131
Impairment of unregulated investments	0	1,716	0	42,901	44,617
Impairment of generation projects	244,037	0	0	0	244,037
Other, net	1,094	0	0	0	1,094
Changes in certain assets and liabilities:
Accounts receivable, net	(36,567)	0	0	(25,925)	(62,492)
Accounts receivable from affiliates	0	0	0	18,620	18,620
Affiliates accounts receivable/payable, net	(102,829)	0	0	0	(102,829)
Materials and supplies	2,109	0	0	(3,464)	(1,355)
Taxes receivable	(219,143)	0	(56)	(6,182)	(225,381)
Prepaid Taxes	7,073	0	0	0	7,073
Accounts payable	61,288	0	4	19,717	81,009
Purchased Options	(27,612)	0	0	0	(27,612)
Accounts payable to affiliates	(29,445)	7	(74)	(5,100)	(34,612)
Prepayments	(29,827)	0	0	0	(29,827)
Taxes accrued	189,277	(11)	0	(4,445)	184,821
Accrued Payroll	(32,680)	0	0	0	(32,680)
Interest accrued	(1,193)	0	0	0	(1,193)
Benefit plans' investment	54,769	0	0	0	54,769
Funds on deposit	0	0	0	(140)	(140)
Noncurrent income taxes payable	110,328	0	0	0	110,328
Other, net	737,905	135	0	(13,757)	724,283
Total Cash Flows from Operations	485,287	(60)	177	(22,632)	462,772

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(195,721)	0	0	0	(195,721)
Unregulated generation construction expenditures and investments	(207,005)	0	0	0	(207,005)
Other construction expenditures and investments	0	0	0	(415)	(415)
Unregulated investments	(31,063)	0	0	2,780	(28,283)
Proceeds from sale of businesses and Canaan Valley land, net	24,088	0	0	(1,751)	22,337
Total Cash Flows used in Investing	(409,701)	0	0	614	(409,087)

Cash Flows from (used in) Financing:
Issuance of debentures, notes and bonds	1,143,304	0	0	0	1,143,304
Retirement of debentures, notes, bonds, and QUIDS	(770,726)	0	0	(10,500)	(781,226)
Short - term debt, net	(106,764)	0	0	0	(106,764)
Notes receivable due from affiliates	413,386	0	0	(4)	413,382
Notes payable to parents/affiliates	(219,750)	61	0	(700)	(220,389)
Parent Company contribution	2,140	0	(177)	44,468	46,431
Dividends paid to parent	(99,983)	0	0	0	(99,983)
Proceeds from issuance of common stock	3,992	0	0	0	3,992
Dividends on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(281,144)	0	0	0	(281,144)
Total Cash Flows from (used in) Financing	79,418	61	(177)	33,264	112,566

Net Change in Cash and Temporary
Cash Investments**	155,004	1	0	11,246	166,251
Cash and Temporary Cash Investments at January 1	33,566	50	0	4,364	37,980
Cash and Temporary Cash Investments at December 31	188,570	51	0	15,610	204,231

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	301,890	0	0	325	302,215
Income taxes	(40,199)	(124)	(61)	3,046	(37,338)

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($749,643) have been apportioned to System companies.

**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

A - 5c
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
			Allegheny
	Prior Page		Energy, Inc
	Subtotal	Eliminations,	Consolidated
	(from pg A - 5b)	etc.	Totals
Cash Flows from Operations:
Net income (loss)	(1,221,713)	589,023	(632,690)
Cumulative effect of accounting change, net	130,513	1	130,514
Income before cumulative effect of accounting change	(1,091,200)	589,024	(502,176)
Depreciation and amortization	309,021	(469)	308,552
Gain on Canaan Valley land sales	(22,387)	0	(22,387)
Loss on sale of businesses before effect of minority interest	31,450	0	31,450
Minority interest	(9,236)	(4,273)	(13,509)
Deferred investment credit and income taxes, net	(181,793)	(23,402)	(205,195)
Unconsolidated subsidiaries' dividends in excess of earnings
(earnings in excess of dividends)	(1,057)	1,057	0
Unrealized losses (gains) on commodity contracts, net	349,655	8,585	358,240
Workforce reduction expenses	97,658	0	97,658
Restructuring charges and related asset impairment	28,131	749	28,880
Impairment of unregulated investments	44,617	55	44,672
Impairment of generation projects	244,037	0	244,03 7
Other, net	1,094	11,485	12,579
Changes in certain assets and liabilities:
Accounts receivable, net	(62,492)	(5,813)	(68,305)
Accounts receivable from affiliates	18,620	(18,620)	0
Affiliates accounts receivable/payable, net	(102,829)	102,829	0
Materials and supplies	(1,355)	2	(1,353)
Taxes receivable	(225,381)	126,995	(98,386)
Prepaid Taxes	7,073	(7,073)	0
Accounts payable	81,009	5,501	86,510
Purchased Options	(27,612)	27,612	0
Accounts payable to affiliates	(34,612)	34,612	0
Prepayments	(29,827)	29,827	0
Taxes accrued	184,821	(209,360)	(24,539)
Accrued Payroll	(32,680)	32,680	0
Interest accrued	(1,193)	1,193	0
Benefit plans' investment	54,769	0	54,769
Funds on deposit	(140)	(18,239)	(18,379)
Noncurrent income taxes payable	110,328	(110,328)	0
Other, net	724,283	(712,341)	11,942
Total Cash Flows from Operations	462,772	(137,712)	325,060

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(195,721)	0	(195,721)
Unregulated generation construction expenditures and investments	(207,005)	(1)	(207,006)
Other construction expenditures and investments	(415)	0	(415)
Unregulated investments	(28,283)	31,063	2,780
Proceeds from sale of businesses and Canaan Valley land, net	22,337	0	22,337
Total Cash Flows used in Investing	(409,087)	31,062	(378,025)

Cash Flows from (used in) Financing:
Issuance of debentures, notes and bonds	1,143,304	0	1,143,304
Retirement of debentures, notes, bonds, and QUIDS	(781,226)	110,459	(670,767)
Short - term debt, net	(106,764)	2	(106,762)
Notes receivable from affiliates	413,382	(413,382)	0
Notes payable to parents/affiliates	(220,389)	220,389	0
Parent Company contribution	46,431	(46,431)	0
Dividends paid to parent	(99,983)	99,983	0
Proceeds from issuance of common stock	3,992	0	3,992
Dividends on capital stock:
Preferred stock	(5,037)	5,037	0
Common stock	(281,144)	130,593	(150,551)
Total Cash Flows from (used in) Financing	112,566	106,650	219,216

Net Change in Cash and Temporary
Cash Investments**	166,251	0	166,251
Cash and Temporary Cash Investments at January 1	37,980	0	37,980
Cash and Temporary Cash Investments at December 31	204,231	0	204,231

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	302,215	(12,267)	289,948
Income taxes	(37,338)	37,338	0

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($749,643) have been apportioned to System companies.

**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

B - 1
MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)

	Monongahela	Mountaineer			Monongahela
	Power	Gas Co.	Combined	Eliminations,	Power Co.
ASSETS	Company	Consolidated	Totals	etc.	Consolidated
		(from pg C - 1)			(Carried to
					Pg A - 1)
Current assets:
Cash and temporary cash investments	53,515	1,648	55,163	0	55,163
Accounts receivable:
Billed:
Customer	49,550	18,711	68,261	0	68,261
Other	3,645	904	4,549	0	4,549
Unbilled	35,993	15,144	51,137	0	51,137
Allowance for uncollectible accounts	(3,744)	(1,134)	(4,878)	0	(4,878)
Notes receivable due from affiliates within 1 yr.	0	3	3	0	3
Notes receivable due from affiliates	9,500	0	9,500	(1,000)	8,500
Materials and supplies - at average cost:
Operating and construction	17,349	1,079	18,428	0	18,428
Fuel, including stored gas	13,499	16,801	30,300	0	30,300
Deferred income taxes	0	2,353	2,353	(2,353)	0
Prepaid gas	5,693	1,906	7,599	0	7,599
Taxes receivable - nonaffiliated	974	0	974	0	974
Taxes receivable - affiliated	30,877	1,167	32,044	0	32,044
Prepaid taxes	19,747	3,845	23,592	0	23,592
Regulatory assets	1,847	0	1,847	0	1,847
Other current assets	4,672	622	5,294	0	5,294
Total Current Assets	243,117	63,049	306,166	(3,353)	302,813

Property, plant and equipment:
In service, at original cost	2,169,288	323,714	2,493,002	0	2,493,002
Construction work in progress	73,289	2,389	75,678	0	75,678
Subtotal	2,242,577	326,103	2,568,680	0	2,568,680
Accumulated depreciation	(1,024,838)	(172,296)	(1,197,134)	0	(1,197,134)
Net Property, Plant and Equipment	1,217,739	153,807	1,371,546	0	1,371,546

Investments and other assets:
Securities of subsidiaries consolidated	159,378	0	159,378	(127,845)	31,533
Funds on deposit	1,791	908	2,699	0	2,699
Other assets	10	3,566	3,576	0	3,576
Total Investments and Other Assets	161,179	4,474	165,653	(127,845)	37,808

Deferred charges:
Regulatory assets	89,695	801	90,496	0	90,496
Deferred income taxes	0	55,396	55,396	(55,396)	0
Unamortized loss on reacquired debt	10,058	1,289	11,347	0	11,347
Other deferred charges	6,296	810	7,106	0	7,106
Total Deferred Charges	106,049	58,296	164,345	(55,396)	108,949

Total Assets	1,728,084	279,626	2,007,710	(186,594)	1,821,116

B - 2
MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)

	Monongahela	Mountaineer			Monongahela
	Power	Gas Co.	Combined	Eliminations,	Power Co.
LIABILITIES AND STOCKHOLDERS' EQUITY	Company	Consolidated	Totals	etc.	Consolidated
		(from pg C - 2)			(Carried to
					Pg A - 2)
Current liabilities:
Long-term debt due within 1 year	62,575	3,348	65,923	0	65,923
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	600,126	90,001	690,127	0	690,127
Accounts payable	51,543	12,222	63,765	0	63,765
Accounts payable to affiliates, net	8,621	17,500	26,121	(4,649)	21,472
Notes payable to affiliates	0	1,000	1,000	(1,000)	0
Deferred income taxes	740	0	740	(456)	284
Taxes accrued:
Other	35,606	6,193	41,799	0	41,799
Deferred energy costs	2,958	2,494	5,452	0	5,452
Derivative instruments	506	0	506	0	506
Interest accrued	11,838	1,547	13,385	0	13,385
Dividend accrued	1,259	0	1,259	0	1,259
Other current liabilities	14,385	1,130	15,515	0	15,515
Total Current Liabilities	790,157	135,435	925,592	(6,105)	919,487

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	28,398	79	28,477	0	28,477

Deferred credits and other liabilities:
Unamortized investment credit	6,886	0	6,886	0	6,886
Notes payable to affiliates	0	15,529	15,529	0	15,529
Non-current income taxes payable	41,067	0	41,067	0	41,067
Deferred income taxes	232,512	0	232,512	(55,396)	177,116
Obligations under capital leases	14,318	0	14,318	0	14,318
Deferred energy costs	1,329	0	1,329	0	1,329
Regulatory liabilities	50,039	0	50,039	0	50,039
Other	11,788	3,490	15,278	0	15,278
Total Deferred Credits and Other Liabilities	357,939	19,019	376,958	(55,396)	321,562

Preferred stock	74,000	0	74,000	0	74,000

Stockholders' equity
Common stock of Monongahela Power Company	294,550	0	294,550	0	294,550
Common stock of subsidiaries consolidated	0	45,792	45,792	(45,792)	0
Other paid-in capital	106,770	184,321	291,091	(184,321)	106,770
Retained earnings	76,270	(105,020)	(28,750)	105,020	76,270
Total Stockholders' Equity	477,590	125,093	602,683	(125,093)	477,590

Total Stockholders' Equity and Liabilities	1,728,084	279,626	2,007,710	(186,594)	1,821,116

B - 3
MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)

	Monongahela	Mountaineer			Monongahela
	Power	Gas Co.	Combined	Eliminations,	Power Co.
	Company	Consolidated	Totals	etc.	Consolidated
		(from pg C - 3)			(Carried to
					Pg A - 3)
Total operating revenues	719,497	197,459	916,956	52	917,008

Cost of revenues:
Fuel consumed for electric generation	128,881	0	128,881	0	128,881
Purchased energy and transmission	163,231	0	163,231	0	163,231
Natural gas purchases	12,970	121,045	134,015	0	134,015
Deferred energy costs, net	4,142	(2,291)	1,851	4,619	6,470
Total cost of revenues	309,224	118,754	427,978	4,619	432,597
Net revenues	410,273	78,705	488,978	(4,567)	484,411

Other operating expenses:
Workforce reduction expenses	22,149	5,621	27,770	0	27,770
Operation expense	181,291	55,499	236,790	(1,313)	235,477
Depreciation and amortization	62,720	10,772	73,492	0	73,492
Taxes other than income taxes	47,602	16,096	63,698	57	63,755
Total other operating expenses	313,762	87,988	401,750	(1,256)	400,494
Operating income (loss)	96,511	(9,283)	87,228	(3,311)	83,917

Other income (expenses), net	(106,542)	732	(105,810)	114,032	8,222

Interest charges:
Interest on debt	44,699	7,708	52,407	(65)	52,342
Allowance for borrowed funds used during
construction and interest capitalized	(2,761)	(4)	(2,765)	0	(2,765)
Total interest charges	41,938	7,704	49,642	(65)	49,577

Income (loss) before income taxes and
cumulative effect of accounting change, net	(51,969)	(16,255)	(68,224)	110,786	42,562

Federal and state income tax expense (benefit)	14,879	(6,875)	8,004	820	8,824

Income (loss) before cumulative effect
of accounting change, net	(66,848)	(9,380)	(76,228)	109,966	33,738

Cumulative effect of accounting change, net	(14,850)	(100,586)	(115,436)	0	(115,436)

Net income (loss)	(81,698)	(109,966)	(191,664)	109,966	(81,698)

B - 4
MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

	Monongahela	Mountaineer			Monongahela
	Power	Gas Co.	Combined	Eliminations,	Power Co.
RETAINED EARNINGS	Company	Consolidated	Totals	etc.	Consolidated
		(from pg C - 4)			(Carried to
					Pg A - 4)
Balance at January 1, 2002	234,802	9,718	244,520	(9,718)	234,802

Adjustment to year 2001 income subsequent to the 2001
U-5-S filing	0	(4,772)	(4,772)	4,772	0
	234,802	4,946	239,748	(4,946)	234,802
Add:
Net income (loss)	(81,698)	(109,966)	(191,664)	109,966	(81,698)

Total	153,104	(105,020)	48,084	105,020	153,104

Deduct:
Dividends on capital stock of Monongahela Power Company
Preferred stock:
4.4%	396	0	396	0	396
4.8% Series B	192	0	192	0	192
4.5% Series C	270	0	270	0	270
6.28% Series D	314	0	314	0	314
7.73% Series L	3,865	0	3,865	0	3,865
Common Stock	71,797	0	71,797	0	71,797

Total deductions	76,834	0	76,834	0	76,834

Balance at December 31, 2002	76,270	(105,020)	(28,750)	105,020	76,270

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	100,242	183,711	283,953	(183,711)	100,242

	100,242	183,711	283,953	(183,711)	100,242
Add (Deduct):
Relief of accrued bond interest related to
Pollution Control bonds paid by Allegheny
Energy Supply	1,615	0	1,615	0	1,615
Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	5,013	610	5,623	(610)	5,013
To adjust equity related to a transfer to Allegheny
Energy Inc.	(100)	0	(100)	0	(100)

Balance at December 31, 2002	106,770	184,321	291,091	(184,321)	106,770

B - 5
MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)

	Monongahela	Mountaineer			Monongahela
	Power	Gas Co.	Combined	Eliminations,	Power Co.
	Company	Consolidated	Totals	etc.	Consolidated
		(from pg C - 5)			(Carried to
					Pg A - 5)
Cash Flows from Operations:
Net income (loss)	(81,698)	(109,966)	(191,664)	109,966	(81,698)
Cumulative effect of accounting change, net	14,850	100,586	115,436	0	115,436
Income before cumulative effect of accounting change	(66,848)	(9,380)	(76,228)	109,966	33,738
Depreciation and amortization	62,720	10,772	73,492	0	73,492
Gains on Canaan Valley land sales	(1,927)	0	(1,927)	0	(1,927)
Deferred investment credit and income taxes, net	36,333	(6,243)	30,090	3,263	33,353
Unconsolidated subsidiaries' dividends in excess of earnings
(earnings in excess of dividends)	(1,057)	0	(1,057)	0	(1,057)
Workforce reduction expenses	22,149	5,621	27,770	0	27,770
Other, net	2,288	(2,291)	(3)	4,608	4,605
Changes in certain current assets and liabilities:
Accounts receivable, net	(1,448)	(3,774)	(5,222)	(796)	(6,018)
Materials and supplies	(767)	11,511	10,744	(1)	10,743
Taxes receivable	(39,790)	12,887	(26,903)	(575)	(27,478)
Prepayments	456	(2,098)	(1,642)	1,906	264
Accounts payable	1,515	(1,873)	(358)	536	178
Accounts payable to affiliates, net	(26,735)	7,080	(19,655)	(2,361)	(22,016)
Taxes accrued	2,091	369	2,460	254	2,714
Interest accrued	(1,406)	(64)	(1,470)	(63)	(1,533)
Noncurrent income taxes payable	41,067	0	41,067	0	41,067
Other, net	123,313	3,319	126,632	(116,359)	10,273
Total Cash Flows from Operations	151,954	25,836	177,790	378	178,168

Cash Flows used in Investing:
Regulated operation's construction expenditures (less allowance for other
than borrowed funds used during construction)	(82,454)	(9,523)	(91,977)	(378)	(92,355)
Proceeds from Canaan Valley land sales	3,196	0	3,196	0	3,196
Total Cash Flows used in Investing	(79,258)	(9,523)	(88,781)	(378)	(89,159)

Cash Flows from (used in) Financing:
Retirement of debentures, notes, bonds, and QUIDS	(26,753)	(3,348)	(30,101)	0	(30,101)
Issuance of debentures, notes and bonds	0	0	0	0	0
Short - term debt, net	0	(14,350)	(14,350)	0	(14,350)
Notes payable to affiliates	0	1,000	1,000	(1,000)	0
Notes receivable due from affiliates	82,000	0	82,000	1,000	83,000
Dividends on capital stock:
Preferred stock	(5,037)	0	(5,037)	0	(5,037)
Common stock	(71,797)	0	(71,797)	0	(71,797)
Total Cash Flows from (used in) Financing	(21,587)	(16,698)	(38,285)	0	(38,285)

Net Change in Cash and Temporary
Cash Investments*	51,109	(385)	50,724	0	50,724
Cash and Temporary Cash Investments at January 1	2,406	2,033	4,439	0	4,439
Cash and Temporary Cash Investments at December 31	53,515	1,648	55,163	0	55,163

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	40,547	7,531	48,078	0	48,078
Income taxes	(25,159)	(10,367)	(35,526)	35,526	0

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

C - 1
MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		Mountaineer			Mountaineer
		Gas			Gas Co.
	Mountaineer	Services,	Combined	Eliminations,	Consolidated
ASSETS	Gas Co.	Inc	Totals	etc.	(Carried to
					Pg B - 1)

Current assets:
Cash and temporary cash investments	952	696	1,648	0	1,648
Accounts receivable:
Billed:
Customer	18,694	17	18,711	0	18,711
Other	904	0	904	0	904
Unbilled	15,115	29	15,144	0	15,144
Affiliates, net	0	2,748	2,748	(2,748)	0
Allowance for uncollectible accounts	(1,127)	(7)	(1,134)	0	(1,134)
Notes receivable due from affiliates within 1 yr.	3	0	3	0	3
Materials and supplies - at average cost:
Operating and construction	1,079	0	1,079	0	1,079
Fuel, including stored gas	16,801	0	16,801	0	16,801
Deferred income taxes	2,505	0	2,505	(152)	2,353
Prepaid gas	1,906	0	1,906	0	1,906
Taxes receivable - affiliated	1,259	0	1,259	(92)	1,167
Prepaid taxes	3,845	0	3,845	0	3,845
Other current assets	554	68	622	0	622
Total Current Assets	62,490	3,551	66,041	(2,992)	63,049

Property, plant and equipment:
In service, at original cost	309,300	14,414	323,714	0	323,714
Construction work in progress	2,376	13	2,389	0	2,389
Subtotal	311,676	14,427	326,103	0	326,103
Accumulated depreciation	(165,923)	(6,373)	(172,296)	0	(172,296)
Net Property, Plant and Equipment	145,753	8,054	153,807	0	153,807

Investments and other assets:
Securities of subsidiaries consolidated	10,316	0	10,316	(10,316)	0
Funds on deposit	908	0	908	0	908
Other assets	3,566	0	3,566	0	3,566
Total Investments and Other Assets	14,790	0	14,790	(10,316)	4,474

Deferred charges:
Regulatory assets	801	0	801	0	801
Deferred income taxes	55,762	0	55,762	(366)	55,396
Unamortized loss on reacquired debt	1,289	0	1,289	0	1,289
Other deferred charges	810	0	810	0	810
Total Deferred Charges	58,662	0	58,662	(366)	58,296

Total Assets	281,695	11,605	293,300	(13,674)	279,626

C - 2
MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		Mountaineer			Mountaineer
		Gas			Gas Co.
	Mountaineer	Services,	Combined	Eliminations,	Consolidated
LIABILITIES AND STOCKHOLDERS' EQUITY	Gas Co.	Inc	Totals	etc.	(Carried to
					Pg B - 2)

Current liabilities:
Long-term debt due within 1 year	3,348	0	3,348	0	3,348
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	90,001	0	90,001	0	90,001
Accounts payable	11,583	639	12,222	0	12,222
Accounts payable to affiliates, net	20,248	0	20,248	(2,748)	17,500
Notes payable to affiliates	1,000	0	1,000	0	1,000
Deferred income taxes	0	152	152	(152)	0
Taxes accrued:
Other	6,161	32	6,193	0	6,193
Taxes payable affiliates	0	92	92	(92)	0
Deferred energy costs	2,494	0	2,494	0	2,494
Interest accrued	1,547	0	1,547	0	1,547
Other current liabilities	1,130	0	1,130	0	1,130
Total Current Liabilities	137,512	915	138,427	(2,992)	135,435

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	79	0	79	0	79

Deferred credits and other liabilities:
Notes payable to affiliates	15,529	0	15,529	0	15,529
Deferred income taxes	0	366	366	(366)	0
Other	3,482	8	3,490	0	3,490
Total Deferred Credits and Other Liabilities	19,011	374	19,385	(366)	19,019

Stockholders' equity
Common stock of Mountaineer Gas Company	45,792	0	45,792	0	45,792
Other paid-in capital	184,321	10,225	194,546	(10,225)	184,321
Retained earnings	(105,020)	91	(104,929)	(91)	(105,020)
Total Stockholders' Equity	125,093	10,316	135,409	(10,316)	125,093

Total Stockholders' Equity and Liabilities	281,695	11,605	293,300	(13,674)	279,626

C - 3
MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Mountaineer			Mountaineer
		Gas			Gas Co.
	Mountaineer	Services,	Combined	Eliminations,	Consolidated
	Gas Co.	Inc	Totals	etc.	(Carried to
					Pg B - 3)
Total operating revenues	196,985	6,389	203,374	(5,915)	197,459

Cost of revenues:
Natural gas purchases	124,802	2,158	126,960	(5,915)	121,045
Deferred energy costs, net	(2,291)	0	(2,291)	0	(2,291)
Total cost of revenues	122,511	2,158	124,669	(5,915)	118,754
Net revenues	74,474	4,231	78,705	0	78,705

Other operating expenses:
Workforce reduction expenses	5,588	33	5,621	0	5,621
Operation expense	53,732	1,767	55,499	0	55,499
Depreciation and amortization	10,209	563	10,772	0	10,772
Taxes other than income taxes	15,363	733	16,096	0	16,096
Total other operating expenses	84,892	3,096	87,988	0	87,988
Operating income (loss)	(10,418)	1,135	(9,283)	0	(9,283)

Other income (expenses), net	1,460	(24)	1,436	(704)	732

Interest charges:
Interest on debt	7,708	0	7,708	0	7,708
Allowance for borrowed funds used during
construction	(4)	0	(4)	0	(4)
Total interest charges	7,704	0	7,704	0	7,704

Income (loss) before income taxes and cumulative
effect of accounting change, net	(16,662)	1,111	(15,551)	(704)	(16,255)

Federal and state income tax expense (benefit)	(7,282)	407	(6,875)	0	(6,875)

Income (loss) before cumulative effect
of accounting change, net	(9,380)	704	(8,676)	(704)	(9,380)

Cumulative effect of accounting change, net	(100,586)	0	(100,586)	0	(100,586)

Net income (loss)	(109,966)	704	(109,262)	(704)	(109,966)

C - 4
MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
FOR YEAR ENDED DECEMBER 31, 2002
	(000's)

		Mountaineer				Mountaineer
		Gas	Mapcom			Gas Co.
	Mountaineer	Services,	Systems,	Combined	Eliminations,	Consolidated
RETAINED EARNINGS	Gas Co.	Inc	Inc	Totals	etc.	(Carried to
						Pg B - 4)
Balance at January 1, 2002 as reflected in the 2001 U-5-S	9,718	(613)	(215)	8,890	828	9,718

Adjustment to year 2001 income subsequent to the 2001
U-5-S filing	(4,772)	0	0	(4,772)	0	(4,772)
	4,946	(613)	(215)	4,118	828	4,946

Add:
Net income (loss)	(109,966)	704	0	(109,262)	(704)	(109,966)

To reflect dissolution of subsidiary	0	0	215	215	(215)	0

Total	(105,020)	91	0	(104,929)	(91)	(105,020)

Deduct:
Dividends on Common Stock	0	0	0	0	0	0

Total deductions	0	0	0	0	0	0

Balance at December 31, 2002	(105,020)	91	0	(104,929)	(91)	(105,020)

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	183,711	10,225	205	194,141	(10,430)	183,711

Add (Deduct):
To reflect dissolution of subsidiary	0	0	(205)	(205)	205	0
Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	610	0	0	610	0	610

Balance at December 31, 2002	184,321	10,225	0	194,546	(10,225)	184,321

C - 5
MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		Mountaineer
		Gas	Mapcom			Mountaineer
	Mountaineer	Services,	Systems,	Combined	Eliminations,	Gas Co.
	Gas Co.	Inc	Inc	Totals	etc.	Consolidated
						(Carried to
						Pg B - 5)
Cash Flows from Operations:
Net income (loss)	(109,966)	704	0	(109,262)	(704)	(109,966)
Cumulative effect of accounting change, net	100,586	0	0	100,586	0	100,586
Income before cumulative effect of accounting change	(9,380)	704	0	(8,676)	(704)	(9,380)
Depreciation, depletion, and amortization	10,209	563	0	10,772	0	10,772
Deferred investment credit and income taxes, net	(6,580)	319	18	(6,243)	0	(6,243)
Workforce reduction expenses	5,588	33	0	5,621	0	5,621
Other, net	(2,291)	0	0	(2,291)	0	(2,291)
Changes in certain current assets and liabilities:
Accounts receivable, net	(3,907)	133	0	(3,774)	0	(3,774)
Materials and supplies	11,511	0	0	11,511	0	11,511
Taxes receivable	12,763	(60)	92	12,795	92	12,887
Prepayments	(2,098)	0	0	(2,098)	0	(2,098)
Accounts payable	(2,047)	174	0	(1,873)	0	(1,873)
Accounts payable to affiliates, net	9,013	(1,841)	0	7,172	(92)	7,080
Taxes accrued	354	15	0	369	0	369
Interest accrued	(64)	0	0	(64)	0	(64)
Other, net	2,766	(41)	(110)	2,615	704	3,319
Total Cash Flows from Operations	25,837	(1)	0	25,836	0	25,836

Cash Flows used in Investing:
Regulated operation's construction expenditures (less allowance for other
than borrowed funds used during construction)	(9,510)	(13)	0	(9,523)	0	(9,523)
Total Cash Flows used in Investing	(9,510)	(13)	0	(9,523)	0	(9,523)

Cash Flows from (used in) Financing:
Retirement of debentures, notes, bonds, and QUIDS	(3,348)	0	0	(3,348)	0	(3,348)
Issuance of debentures, notes and bonds	0	0	0	0	0	0
Short - term debt, net	(14,350)	0	0	(14,350)	0	(14,350)
Notes payable to affiliates	1,000	0	0	1,000	0	1,000
Total Cash Flows from (used in) Financing	(16,698)	0	0	(16,698)	0	(16,698)

Net Change in Cash and Temporary
Cash Investments*	(371)	(14)	0	(385)	0	(385)
Cash and Temporary Cash Investments at January 1	1,323	710	0	2,033	0	2,033
Cash and Temporary Cash Investments at December 31	952	696	0	1,648	0	1,648

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	7,532	0	0	7,532	(1)	7,531
Income taxes	(10,423)	56	0	(10,367)	0	(10,367)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash

D - 1
THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
					The
	The	P E			Potomac Edison
	Potomac Edison	Transferring	Combined	Eliminations,	Company
ASSETS	Company	Agent, LLC	Totals	etc.	Consolidated
					(Carried to
					Pg A - 1a)
Current assets:
Cash and temporary cash investments	3,169	0	3,169	0	3,169
Accounts receivable:
Billed:
Customer	62,033	0	62,033	0	62,033
Other	4,759	0	4,759	0	4,759
Unbilled	46,171	0	46,171	0	46,171
Allowance for uncollectible accounts	(3,479)	0	(3,479)	0	(3,479)
Materials and supplies - at average cost	13,471	0	13,471	0	13,471
Deferred income taxes	3,022	0	3,022	0	3,022
Taxes receivable - nonaffiliated	0	538	538	(538)	0
Taxes receivable - affiliated	29,234	2,500	31,734	0	31,734
Prepaid taxes	8,362	0	8,362	0	8,362
Other current assets	1,291	0	1,291	0	1,291
Total Current Assets	168,033	3,038	171,071	(538)	170,533

Property, plant and equipment:
In service, at original cost	1,472,006	0	1,472,006	0	1,472,006
Construction work in progress	10,124	0	10,124	0	10,124
Subtotal	1,482,130	0	1,482,130	0	1,482,130
Accumulated depreciation	(566,796)	0	(566,796)	0	(566,796)
Net Property, Plant and Equipment	915,334	0	915,334	0	915,334

Investments and other assets:
Securities of subsidiaries consolidated	3,038	0	3,038	(3,038)	0
Funds on deposit	4,380	0	4,380	0	4,380
Total Investments and Other Assets	7,418	0	7,418	(3,038)	4,380

Deferred charges:
Regulatory assets	53,632	0	53,632	0	53,632
Unamortized loss on reacquired debt	10,955	0	10,955	0	10,955
Other deferred charges	6,846	0	6,846	0	6,846
Total Deferred Charges	71,433	0	71,433	0	71,433

Total Assets	1,162,218	3,038	1,165,256	(3,576)	1,161,680

D - 2
THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
					The
	The	P E			Potomac Edison
	Potomac Edison	Transferring	Combined	Eliminations,	Company
LIABILITIES AND STOCKHOLDERS' EQUITY	Company	Agent, LLC	Totals	etc.	Consolidated
					(Carried to
					Pg A - 2a)
Current liabilities:
Notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	416,026	0	416,026	0	416,026
Accounts payable	18,452	0	18,452	0	18,452
Accounts payable to affiliates, net	40,799	0	40,799	0	40,799
Notes payable to affiliates	8,500	0	8,500	0	8,500
Taxes accrued:
Federal and state income	1,457	0	1,457	(538)	919
Other	14,658	0	14,658	0	14,658
Deferred energy costs	2,229	0	2,229	0	2,229
Interest accrued	5,009	0	5,009	0	5,009
Other current liabilities	11,758	0	11,758	0	11,758
Total Current Liabilities	518,888	0	518,888	(538)	518,350

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0

Deferred credits and other liabilities:
Unamortized investment credit	8,585	0	8,585	0	8,585
Non-current income taxes payable	45,244	0	45,244	0	45,244
Deferred income taxes	155,726	0	155,726	0	155,726
Obligations under capital leases	10,287	0	10,287	0	10,287
Deferred energy costs	2,229	0	2,229	0	2,229
Regulatory liabilities	21,740	0	21,740	0	21,740
Other	3,457	0	3,457	0	3,457
Total Deferred Credits and Other Liabilities	247,268	0	247,268	0	247,268

Stockholders' equity
Common stock of The Potomac Edison Company	224	0	224	0	224
Other paid-in capital	221,144	0	221,144	0	221,144
Members equity	0	3,038	3,038	(3,038)	0
Retained earnings	174,694	0	174,694	0	174,694

Total Stockholders' Equity	396,062	3,038	399,100	(3,038)	396,062

Total Stockholders' Equity and Liabilities	1,162,218	3,038	1,165,256	(3,576)	1,161,680

D - 3
THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
					The
	The	P E			Potomac Edison
	Potomac Edison	Transferring	Combined	Eliminations,	Company
	Company	Agent, LLC	Totals	etc.	Consolidated
					(Carried to
					Pg A - 3a)
Total operating revenues	870,198	0	870,198	0	870,198

Cost of revenues:
Purchased energy and transmission	607,463	0	607,463	0	607,463
Deferred energy costs, net	2,624	0	2,624	0	2,624
Total cost of revenues	610,087	0	610,087	0	610,087
Net revenues	260,111	0	260,111	0	260,111

Other operating expenses:
Workforce reduction expenses	12,424	0	12,424	0	12,424
Operation expense	100,899	3	100,902	0	100,902
Depreciation and amortization	36,170	0	36,170	0	36,170
Taxes other than income taxes	30,242	0	30,242	0	30,242
Total other operating expenses	179,735	3	179,738	0	179,738
Operating income (loss)	80,376	(3)	80,373	0	80,373

Other income (expenses), net	1,188	0	1,188	2	1,190

Interest charges:
Interest on debt	33,157	0	33,157	0	33,157
Allowance for borrowed funds used during
construction and interest capitalized	49	0	49	0	49
Total interest charges	33,206	0	33,206	0	33,206

Income (loss) before income taxes	48,358	(3)	48,355	2	48,357

Federal and state income tax expense (benefit)	15,680	(1)	15,679	0	15,679

Net income (loss)	32,678	(2)	32,676	2	32,678

D - 4
THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)
					The
	The	P E			Potomac Edison
	Potomac Edison	Transferring	Combined	Eliminations,	Company
RETAINED EARNINGS	Company	Agent, LLC	Totals	etc.	Consolidated
					(Carried to
					Pg A - 4a)

Balance at January 1, 2002	160,372	0	160,372	0	160,372

Add:
Net income (loss)	32,678	0	32,678	0	32,678

Total	193,050	0	193,050	0	193,050

Deduct:
Dividends on capital stock:
Common stock	18,356	0	18,356	0	18,356

Total deductions	18,356	0	18,356	0	18,356

Balance at December 31, 2002	174,694	0	174,694	0	174,694

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	222,661	0	222,661	0	222,661

Add (Deduct):
Correct transfer of deferred income
taxes to AE Supply related to an asset transfer
to AE Supply	(4,892)	0	(4,892)	0	(4,892)

Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	3,375	0	3,375	0	3,375

Balance at December 31, 2002	221,144	0	221,144	0	221,144

D - 4 Continued
THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)
						The
						Potomac Edison
		The	P E			Company
		Potomac Edison	Transferring	Combined	Eliminations,	Consolidated
	MEMBERS EQUITY	Company	Agent, LLC	Totals	etc.	(Carried to
						Pg A - 4a)

Balance at January 1, 2002		0	3,140	3,140	(3,140)	0

Add:
Net income (loss)		0	(2)	(2)	2	0

	Total	0	3,138	3,138	(3,138)	0

Deduct:

Dividends paid to parent		0	100	100	(100)	0

	Total deductions	0	100	100	(100)	0

Balance at December 31, 2002		0	3,038	3,038	(3,038)	0

D - 5
THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
					The
	The	P E			Potomac Edison
	Potomac Edison	Transferring	Combined	Eliminations,	Company
	Company	Agent, LLC	Totals	etc.	Consolidated
					(Carried to
					Pg A - 5a)
Cash Flows from Operations:
Net income (loss)	32,678	(2)	32,676	2	32,678
Extraordinary charge, net	0	0	0	0	0
Income before extraordinary charge	32,678	(2)	32,676	2	32,678
Depreciation and amortization	36,170	0	36,170	0	36,170
Deferred investment credit and income taxes, net	39,827	0	39,827	0	39,827
Allowance for other than borrowed funds used
during construction (AOFDC)	0	0	0	0	0
Workforce reduction expenses	12,424	0	12,424	0	12,424
Other, net	2,713	0	2,713	0	2,713
Changes in certain current assets and liabilities:
Accounts receivable, net	(21,091)	0	(21,091)	0	(21,091)
Materials and supplies	(2,064)	0	(2,064)	0	(2,064)
Taxes receivable	(22,555)	(538)	(23,093)	538	(22,555)
Prepaid taxes	6,536	537	7,073	0	7,073
Accounts payable	2,386	0	2,386	0	2,386
Accounts payable to affiliates, net	(10,237)	3	(10,234)	0	(10,234)
Taxes accrued	(8,998)	0	(8,998)	(538)	(9,536)
Interest accrued	(2)	0	(2)	0	(2)
Noncurrent income taxes payable	45,244	0	45,244	0	45,244
Other, net	1,888	0	1,888	(102)	1,786
Total Cash Flows from Operations	114,919	0	114,919	(100)	114,819

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance
for other than borrowed funds used during construction)	(45,805)	0	(45,805)	0	(45,805)
Total Cash Flows used in Investing	(45,805)	0	(45,805)	0	(45,805)

Cash Flows from (used in) Financing:
Retirement of debentures, notes, bonds, and QUIDS	0	0	0	0	0
Issuance of debentures, notes and bonds	0	0	0	0	0
Short - term debt, net	(24,197)	0	(24,197)	0	(24,197)
Notes payable to affiliates	(24,900)	0	(24,900)	0	(24,900)
Dividends on capital stock:
Common stock	(18,356)	(100)	(18,456)	100	(18,356)
Total Cash Flows from (used in) Financing	(67,453)	(100)	(67,553)	100	(67,453)

Net Change in Cash and Temporary
Cash Investments*	1,661	(100)	1,561	0	1,561
Cash and Temporary Cash Investments at January 1	1,508	100	1,608	0	1,608
Cash and Temporary Cash Investments at December 31	3,169	0	3,169	0	3,169

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	30,759	0	30,759	0	30,759
Income taxes	(46,012)	0	(46,012)	0	(46,012)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

E - 1
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
	West Penn	West Virginia	West Penn	Subtotal
	Power	Power and	West Virginia	(Carried to
ASSETS	Company	Transmission	Water Power	Pg E - 1a)
		Company	Company
Current assets:
Cash and temporary cash investments	26,040	9,792	0	35,832
Accounts receivable:
Billed:
Customer	79,964	0	0	79,964
Other	8,661	0	0	8,661
Unbilled	68,746	0	0	68,746
Affiliates, net	0	0	24	24
Allowance for uncollectible accounts	(14,405)	0	0	(14,405)
Materials and supplies - at average cost	16,595	0	0	16,595
Deferred income taxes	24,993	0	0	24,993
Taxes receivable - nonaffiliated	7,227	0	0	7,227
Taxes receivable - affiliated	1,888	0	0	1,888
Regulatory assets	2,061	0	0	2,061
Other current assets	2,973	5	0	2,978
Total Current Assets	224,743	9,797	24	234,564

Property, plant and equipment:
In service, at original cost	1,722,326	1,886	9	1,724,221
Construction work in progress	27,596	0	(1)	27,595
Subtotal	1,749,922	1,886	8	1,751,816
Accumulated depreciation	(626,722)	6	20	(626,696)
Net Property, Plant and Equipment	1,123,200	1,892	28	1,125,120

Investments and other assets:
Securities of subsidiaries consolidated	300,536	0	0	300,536
Indebtedness of subsidiary consolidated	0	15	0	15
Funds on deposit	3,303	0	0	3,303
Other assets	30	0	0	30
Total Investments and Other Assets	303,869	15	0	303,884

Deferred charges:
Regulatory assets	267,039	0	0	267,039
Deferred income taxes	0	11	0	11
Unamortized loss on reacquired debt	3,988	0	0	3,988
Other deferred charges	5,075	0	0	5,075
Total Deferred Charges	276,102	11	0	276,113

Total Assets	1,927,914	11,715	52	1,939,681

E - 1a
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
						West Penn
		West Penn				Power
		Funding	West Penn			Company
	Prior Page	Corporation	Transferring	Combined	Eliminations,	Consolidated
ASSETS	Subtotal	Consolidated	Agent LLC	Totals	etc.	(carried to
	(from pg E - 1)	(from pg F - 1)				pg A - 1a)
Current assets:
Cash and temporary cash investments	35,832	1,804	101	37,737	0	37,737
Accounts receivable:
Billed:
Customer	79,964	0	0	79,964	0	79,964
Other	8,661	0	0	8,661	0	8,661
Unbilled	68,746	0	0	68,746	0	68,746
Affiliates, net	24	14,823	0	14,847	(14,847)	0
Allowance for uncollectible accounts	(14,405)	0	0	(14,405)	0	(14,405)
Materials and supplies - at average cost	16,595	0	0	16,595	0	16,595
Deferred income taxes	24,993	0	0	24,993	(11,007)	13,986
Taxes receivable - nonaffiliated	7,227	0	0	7,227	(209)	7,018
Taxes receivable - affiliated	1,888	1,637	0	3,525	(2,577)	948
Regulatory assets	2,061	0	0	2,061	32,715	34,776
Intangible transition property	0	71,675	0	71,675	(71,675)	0
Other current assets	2,978	4,210	0	7,188	(1,860)	5,328
Total Current Assets	234,564	94,149	101	328,814	(69,460)	259,354

Property, plant and equipment:
In service, at original cost	1,724,221	0	0	1,724,221	0	1,724,221
Construction work in progress	27,595	0	0	27,595	0	27,595
Subtotal	1,751,816	0	0	1,751,816	0	1,751,816
Accumulated depreciation	(626,696)	0	0	(626,696)	0	(626,696)
Net Property, Plant and Equipment	1,125,120	0	0	1,125,120	0	1,125,120

Investments and other assets:
Securities of subsidiaries consolidated	300,536	0	0	300,536	(300,537)	0
					1
Indebtedness of subsidiary consolidated	15	0	0	15	(15)	0
Long-term notes receivable	0	595,433	0	595,433	(595,433)	0
Funds on deposit	3,303	0	0	3,303	0	3,303
Other assets	30	0	0	30	0	30
Total Investments and Other Assets	303,884	595,433	0	899,317	(895,984)	3,333

Deferred charges:
Regulatory assets	267,039	0	0	267,039	139,536	406,575
Deferred income taxes	11	0	0	11	(11)	0
Intangible transition property	0	334,525	0	334,525	(334,525)	0
Unamortized loss on reacquired debt	3,988	0	0	3,988	0	3,988
Other deferred charges	5,075	2,676	0	7,751	0	7,751
Total Deferred Charges	276,113	337,201	0	613,314	(195,000)	418,314

Total Assets	1,939,681	1,026,783	101	2,966,565	(1,160,444)	1,806,121

E - 2
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
LIABILITIES AND STOCKHOLDERS' EQUITY	Company	Company	Company	Pg E - 2a)

Current liabilities:
Notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	163,575	0	0	163,575
Accounts payable	28,449	5	0	28,454
Accounts payable to affiliates, net	60,471	42	0	60,513
Deferred income taxes	0	367	2	369
Taxes accrued:
Federal and state income	0	206	2	208
Other	16,528	0	0	16,528
Taxes payable to affiliates	0	2,576	1	2,577
Interest accrued	3,424	0	0	3,424
Adverse power purchase commitments	19,064	0	0	19,064
Other current liabilities	16,458	0	0	16,458
Total Current Liabilities	307,969	3,196	5	311,170

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0
Long-term notes and advances - affiliated	595,433	0	15	595,448

Deferred credits and other liabilities:
Unamortized investment credit	19,003	0	0	19,003
Noncurrent income taxes payable	21,489	2,504	0	23,993
Deferred income taxes	233,515	0	0	233,515
Obligations under capital leases	12,064	0	0	12,064
Adverse power purchase commitments	236,147	0	0	236,147
Regulatory liabilities	13,936	0	0	13,936
Other	7,333	0	0	7,333
Total Deferred Credits and Other Liabilities	543,487	2,504	0	545,991

Stockholders' equity
Common stock of West Penn Power Company	65,842	0	0	65,842
Common stock of subsidiaries consolidated	0	3,000	1	3,001
Other paid-in capital	248,407	(555)	0	247,852
Retained earnings	166,776	3,570	31	170,377
Total Stockholders' Equity	481,025	6,015	32	487,072

Total Stockholders' Equity and Liabilities	1,927,914	11,715	52	1,939,681

E - 2a
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
		West Penn				West Penn
		Funding	West Penn			Power
	Prior Page	Corporation	Transferring	Combined	Eliminations,	Company
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	Consolidated	Agent LLC	Totals	etc.	Consolidated
	(from pg E - 2)	(from pg F - 2)				(carried to
						pg A - 2a)
Current liabilities:
Long-term debt due within 1 year	0	75,996	0	75,996	0	75,996
Notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	163,575	346,654	0	510,229	0	510,229
Accounts payable	28,454	0	0	28,454	0	28,454
Accounts payable to affiliates, net	60,513	0	0	60,513	(14,847)	45,666
Deferred income taxes	369	10,638	0	11,007	(11,007)	0
Taxes accrued:
Federal and state income	208	0	0	208	(208)	0
Other	16,528	0	0	16,528	0	16,528
Taxes payable to affiliates	2,577	0	0	2,577	(2,577)	0
Interest accrued	3,424	482	0	3,906	(1,859)	2,047
Adverse power purchase commitments	19,064	0	0	19,064	0	19,064
Intangible transition property	0	41,281	0	41,281	(41,281)	0
Other current liabilities	16,458	0	0	16,458	0	16,458
Total Current Liabilities	311,170	475,051	0	786,221	(71,779)	714,442

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0	0
Long-term notes and advances - affiliated	595,448	0	0	595,448	(595,433)	0
					(15)

Deferred credits and other liabilities:
Unamortized investment credit	19,003	0	0	19,003	0	19,003
Noncurrent income taxes payable	23,993	24	0	24,017	0	24,017
Deferred income taxes	233,515	64,650	0	298,165	(11)	298,154
Obligations under capital leases	12,064	0	0	12,064	0	12,064
Adverse power purchase commitments	236,147	0	0	236,147	0	236,147
Intangible transition property	0	192,669	0	192,669	(192,669)	0
Regulatory liabilities	13,936	0	0	13,936	0	13,936
Other	7,333	0	0	7,333	0	7,333
Total Deferred Credits and Other Liabilities	545,991	257,343	0	803,334	(192,680)	610,654

Stockholders' equity
Common stock of The West Penn Power Company	65,842	0	0	65,842	0	65,842
Common stock of subsidiaries consolidated	3,001	25	0	3,026	(3,026)	0
Other paid-in capital	247,852	152,641	0	400,493	(152,086)	248,407
Members equity	0	0	101	101	(101)	0
Retained earnings	170,377	141,723	0	312,100	(145,324)	166,776
Total Stockholders' Equity	487,072	294,389	101	781,562	(300,537)	481,025

Total Stockholders' Equity and Liabilities	1,939,681	1,026,783	101	2,966,565	(1,160,444)	1,806,121

E - 3
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
	Company	Company	Company	Pg E - 3a)

Total operating revenues	1,048,738	0	0	1,048,738

Cost of revenues:
Purchased energy and transmission	661,634	0	0	661,634
Total cost of revenues	661,634	0	0	661,634
Net revenues	387,104	0	0	387,104

Other operating expenses:
Workforce reduction expenses	19,371	25	0	19,396
Operation expense	155,983	450	0	156,433
Depreciation and amortization	59,911	0	0	59,911
Taxes other than income taxes	64,553	2	0	64,555
Total other operating expenses	299,818	477	0	300,295
Operating income (loss)	87,286	(477)	0	86,809

Other income (expenses), net	81,419	20,556	43	102,018

Interest charges:
Interest on debt	58,412	0	0	58,412
Allowance for borrowed funds used during
construction	(305)	0	0	(305)
Total interest charges	58,107	0	0	58,107

Income (loss) before income taxes	110,598	20,079	43	130,720

Federal and state income tax expense (benefit)	16,614	3,655	13	20,282

Net income (loss)	93,984	16,424	30	110,438

E - 3a
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		West Penn				West Penn
		Funding	West Penn			Power
	Prior Page	Corporation	Transferring	Combined	Eliminations,	Company
	Subtotal	Consolidated	Agent LLC	Totals	etc.	Consolidated
	(from pg E - 3)	(from pg F - 3)				(carried to
						pg A - 3a)

Total operating revenues	1,048,738	105,635	0	1,154,373	(1,250)	1,153,123

Cost of revenues:
Purchased energy and transmission	661,634	0	0	661,634	15,935	677,569
Total cost of revenues	661,634	0	0	661,634	15,935	677,569
Net revenues	387,104	105,635	0	492,739	(17,185)	475,554

Other operating expenses:
Workforce reduction expenses	19,396	0	0	19,396	0	19,396
Operation expense	156,433	1,374	0	157,807	(1,251)	156,556
Depreciation and amortization	59,911	71,905	0	131,816	(56,065)	75,751
Taxes other than income taxes	64,555	0	1	64,556	0	64,556
Total other operating expenses	300,295	73,279	1	373,575	(57,316)	316,259
Operating income (loss)	86,809	32,356	(1)	119,164	40,131	159,295

Other income (expenses), net	102,018	85,811	0	187,829	(162,007)	25,822

Interest charges:
Interest on debt	58,412	32,768	0	91,180	(44,254)	46,926
Allowance for borrowed funds used during
construction	(305)	0	0	(305)	0	(305)
Total interest charges	58,107	32,768	0	90,875	(44,254)	46,621

Income (loss) before income taxes	130,720	85,399	(1)	216,118	(77,622)	138,496

Federal and state income tax expense (benefit)	20,282	25,507	(2)	45,787	(1,275)	44,512

Net income (loss)	110,438	59,892	1	170,331	(76,347)	93,984

E - 4 WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
RETAINED EARNINGS	Company	Company	Company	Pg E - 4a)

Balance at January 1, 2002	113,232	(354)	1	112,879

Add:
Net Income (loss)	93,984	16,424	30	110,438

Total	207,216	16,070	31	223,317

Deduct:
Dividends on capital stock:
Common stock	40,440	12,500	0	52,940

Total deductions	40,440	12,500	0	52,940

Balance at December 31, 2002	166,776	3,570	31	170,377

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	244,239	(555)	0	243,684

Add (Deduct):

Transfer of Supplemental Executive Retirement Plan

and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	4,168	0	0	4,168

Balance at December 31, 2002	248,407	(555)	0	247,852

E - 4 Continued WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
MEMBERS EQUITY	Company	Company	Company	Pg E - 4a)

Balance at January 1, 2002	0	0	0	0

Add:
Net income (loss)	0	0	0	0

Investment from member	0	0	0	0

Balance at December 31, 2002	0	0	0	0

E - 4a
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		West Penn				West Penn
		Funding	West Penn			Power
	Prior Page	Corporation	Transferring	Combined	Eliminations,	Company
RETAINED EARNINGS	Subtotal	Consolidated	Agent LLC	Totals	etc.	Consolidated
	(from pg E - 4)	(from pg F - 4)				(carried to
						pg A - 4a)

Balance at January 1, 2002	112,879	87,710	0	200,589	(87,357)	113,232

Add:
Net Income (loss)	110,438	59,892	0	170,330	(76,346)	93,984

Total	223,317	147,602	0	370,919	(163,703)	207,216

Deduct:
Dividends on capital stock:
Common stock	52,940	5,879	0	58,819	(18,379)	40,440

Total deductions	52,940	5,879	0	58,819	(18,379)	40,440

Balance at December 31, 2002	170,377	141,723	0	312,100	(145,324)	166,776

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	243,684	152,641	0	396,325	(152,086)	244,239

Add (Deduct):

Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	4,168	0	0	4,168	0	4,168

Balance at December 31, 2002	247,852	152,641	0	400,493	(152,086)	248,407

E - 4a Continued WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		West Penn				West Penn
		Funding	West Penn			Power
	Prior Page	Corporation	Transferring	Combined	Eliminations,	Company
MEMBERS EQUITY	Subtotal	Consolidated	Agent LLC	Totals	etc.	Consolidated
	(from pg E - 4)	(from pg F - 4)				(carried to
						pg A - 4a)
Balance at January 1, 2002	0	0	100	100	(100)	0

Add(Deduct)
Net income (loss)	0	0	1	1	(1)	0

Balance at December 31, 2002	0	0	101	101	(101)	0

E - 5
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
	Company	Company	Company	Pg E - 5a)
Cash Flows from Operations:
Net Income (loss)	93,984	16,424	30	110,438
Cumulative effect of accounting change, net	0	0	0	0
Income before accounting change	93,984	16,424	30	110,438
Amortization of intangible transition property	0	0	0	0
Depreciation and amortization	59,911	0	0	59,911
Gains on Canaan Valley land sales	0	(20,460)	0	(20,460)
Deferred investment credit and income taxes, net	70,021	356	2	70,379
Unconsolidated subsidiaries' dividends in excess of earnings	0	0	0	0
Allowance for other than borrowed funds used
during construction (AOFDC)	0	0	0	0
Workforce reduction expenses	19,371	25	0	19,396
Other, net	(6,224)	0	0	(6,224)
Changes in certain current assets and liabilities:
Accounts receivable, net	(11,806)	5	0	(11,801)
Materials and supplies	(249)	0	0	(249)
Taxes receivable	(9,115)	0	0	(9,115)
Accounts payable	(3,821)	5	0	(3,816)
Accounts payable to affiliates, net	(9,870)	2,433	(23)	(7,460)
Taxes accrued	3,719	(110)	2	3,611
Interest accrued	422	0	0	422
Noncurrent income taxes payable	21,489	2,504	0	23,993
Other, net	(90,843)	(21)	(19)	(90,883)
Total Cash Flows from Operations	136,989	1,161	(8)	138,142

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(57,561)	0	0	(57,561)
Proceeds from Canaan Valley land sales	0	20,892	0	20,892
Total Cash Flows used in Investing	(57,561)	20,892	0	(36,669)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and QUIDS	(103,552)	0	0	(103,552)
Issuance of notes and bonds	79,690	0	0	79,690
Notes receivable due from affiliates	4,750	0	0	4,750
Notes payable to affiliates	492	0	8	500
Dividends on capital stock:
Common stock	(40,440)	(12,500)	0	(52,940)
Total Cash Flows from (used in) Financing	(59,060)	(12,500)	8	(71,552)

Net Change in Cash and
Temporary Cash Investments*	20,368	9,553	0	29,921
Cash and Temporary Cash Investments at January 1	5,672	239	0	5,911
Cash and Temporary Cash Investments at December 31	26,040	9,792	0	35,832

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	56,523	0	0	56,523
Income taxes	(64,339)	(1,732)	7	(66,064)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

E - 5a
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)

West Penn	West Penn
Funding	West Penn	Power
Prior Page	Corporation	Transferring	Combined	Eliminations,	Company
Subtotal	Consolidated	Agent LLC	Totals	etc.	Consolidated
(from pg E - 5)	(from pg F - 5)	(carried to
pg A - 5a)
Cash Flows from Operations:
Net Income (loss)	110,438	59,892	1	170,331	(76,347)	93,984
Cumulative effect of accounting change, net	0	0	0	0	0	0
Income before cumulative effect of accounting change	110,438	59,892	1	170,331	(76,347)	93,984
Amortization of intangible transition property	0	71,906	0	71,906	(71,906)	0
Depreciation and amortization	59,911	0	0	59,911	15,840	75,751
Gains on Canaan Valley land sales	(20,460)	0	0	(20,460)	0	(20,460)
Deferred investment credit and income taxes, net	70,379	(10,782)	0	59,597	0	59,597
Unconsolidated subsidiaries' dividends in excess of earnings	0	0	0	0	0	0
Allowance for other than borrowed funds used
during construction (AOFDC)	0	0	0	0	0	0
Workforce reduction expenses	19,396	0	0	19,396	0	19,396
Other, net	(6,224)	0	0	(6,224)	0	(6,224)
Changes in certain current assets and liabilities:
Accounts receivable, net	(11,801)	0	0	(11,801)	0	(11,801)
Materials and supplies	(249)	0	0	(249)	0	(249)
Taxes receivable	(9,115)	(1,637)	0	(10,752)	2,786	(7,966)
Accounts payable	(3,816)	0	0	(3,816)	3	(3,813)
Accounts payable to affiliates, net	(7,460)	(40)	(1)	(7,501)	(2,577)	(10,078)
Taxes accrued	3,611	(225)	0	3,386	(208)	3,178
Interest accrued	422	(78)	0	344	(2)	342
Noncurrent income taxes payable	23,993	24	0	24,017	0	24,017
Other, net	(90,883)	(40,837)	0	(131,720)	114,040	(17,680)
Total Cash Flows from Operations	138,142	78,223	0	216,365	(18,371)	197,994

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(57,561)	0	0	(57,561)	0	(57,561)
Proceeds from Canaan Valley land sales	20,892	0	0	20,892	0	20,892
Total Cash Flows used in Investing	(36,669)	0	0	(36,669)	0	(36,669)

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and QUIDS	(103,552)	(70,293)	0	(173,845)	0	(173,845)
Issuance of notes and bonds	79,690	0	0	79,690	0	79,690
Notes receivable due from affiliates	4,750	(492)	0	4,258	492	4,750
Notes payable to affiliates	500	0	0	500	(500)	0
Dividends on capital stock:
Common stock	(52,940)	(5,879)	0	(58,819)	18,379	(40,440)
Total Cash Flows from (used in) Financing	(71,552)	(76,664)	0	(148,216)	18,371	(129,845)

Net Change in Cash and
Temporary Cash Investments*	29,921	1,559	0	31,480	0	31,480
Cash and Temporary Cash Investments at January 1	5,911	245	101	6,257	0	6,257
Cash and Temporary Cash Investments at December 31	35,832	1,804	101	37,737	0	37,737

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	56,523	31,828	0	88,351	(44,561)	43,790
Income taxes	(66,064)	38,128	(2)	(27,938)	27,938	0

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

F - 1
WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
						West Penn
	West Penn	West Penn				Funding
	Funding	Funding,	West Penn	Combined	Eliminations,	Corporation
ASSETS	Corporation	LLC - West	Funding, LLC	Totals	etc.	Consolidated
						(carried to
						pg E - 1a)
Current assets:
Cash and temporary cash investments	27	17	1,760	1,804	0	1,804
Accounts receivable:
Affiliates, net	0	0	14,833	14,833	(10)	14,823
Taxes receivable - affiliated	1,635	2	0	1,637	0	1,637
Intangible transition property	0	0	71,675	71,675	0	71,675
Other current assets	1,857	2	2,351	4,210	0	4,210
Total Current Assets	3,519	21	90,619	94,159	(10)	94,149

Investments and other assets:
Securities of subsidiaries consolidated	5,191	0	0	5,191	(5,191)	0
Long-term notes receivable - affiliated	594,941	492	0	595,433	0	595,433
Total Investments and Other Assets	600,132	492	0	600,624	(5,191)	595,433

Deferred charges:
Intangible transition property	0	0	334,525	334,525	0	334,525
Other deferred charges	0	0	2,676	2,676	0	2,676
Total Deferred Charges	0	0	337,201	337,201	0	337,201

Total Assets	603,651	513	427,820	1,031,984	(5,201)	1,026,783

F - 2
WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002
(000's)
						West Penn
	West Penn	West Penn				Funding
	Funding	Funding,	West Penn	Combined	Eliminations,	Corporation
LIABILITIES AND STOCKHOLDERS' EQUITY	Corporation	LLC - West	Funding, LLC	Totals	etc.	Consolidated
						(carried to
						pg E - 2a)
Current liabilities:
Long-term debt due within 1 year	0	0	75,996	75,996	0	75,996
Bonds (see pages A-6, A-7, A-8, A-9, A-10)	0	0	346,654	346,654	0	346,654
Accounts payable to affiliates, net	0	0	10	10	(10)	0
Deferred income taxes	10,638	0	0	10,638	0	10,638
Interest accrued	0	0	482	482	0	482
Deferred gain on sale of intangible transition property	41,281	0	0	41,281	0	41,281
Total Current Liabilities	51,919	0	423,142	475,061	(10)	475,051

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	0	0	0	0	0	0

Deferred credits and other liabilities:
Taxes payable to affiliates	24	0	0	24	0	24
Deferred income taxes	64,650	0	0	64,650	0	64,650
Deferred gain on sale of intangible transition property	192,669	0	0	192,669	0	192,669
Total Deferred Credits and Other Liabilities	257,343	0	0	257,343	0	257,343

Stockholders' equity
Common stock of West Penn Funding Corporation	25	0	0	25	0	25
Other paid-in capital	152,641	0	0	152,641	0	152,641
Members equity	0	513	4,678	5,191	(5,191)	0
Retained earnings	141,723	0	0	141,723	0	141,723
Total stockholders' equity	294,389	513	4,678	299,580	(5,191)	294,389

Total stockholders' equity and liabilities	603,651	513	427,820	1,031,984	(5,201)	1,026,783

F - 3
WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
						West Penn
	West Penn	West Penn				Funding
	Funding	Funding,	West Penn	Combined	Eliminations,	Corporation
	Corporation	LLC - West	Funding, LLC	Totals	etc.	Consolidated
						(carried to
						pg E - 3a)

Total operating revenues	0	0	105,635	105,635	0	105,635

Other operating expenses:
Operation expense	21	8	1,345	1,374	0	1,374
Amortization of intangible transition property	0	0	71,905	71,905	0	71,905
Total other operating expenses	21	8	73,250	73,279	0	73,279
Operating income (loss)	(21)	(8)	32,385	32,356	0	32,356

Other income (expenses), net	85,502	2	152	85,656	155	85,811

Interest charges:
Interest on long-term debt (transition bonds)	0	0	31,751	31,751	1,017	32,768
Amortization of debt issuance costs (other interest)	0	0	1,017	1,017	(1,017)	0
Total interest charges	0	0	32,768	32,768	0	32,768

Income (loss) before income taxes	85,481	(6)	(231)	85,244	155	85,399

Federal and state income tax expense (benefit)	25,589	(2)	(80)	25,507	0	25,507

Net income (loss)	59,892	(4)	(151)	59,737	155	59,892

F - 4
WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)
						West Penn
	West Penn	West Penn				Funding
	Funding	Funding,	West Penn	Combined	Eliminations,	Corporation
RETAINED EARNINGS	Corporation	LLC - West	Funding, LLC	Totals	etc.	Consolidated
						(carried to
						pg E - 4a)

Balance at January 1, 2002	87,710	0	0	87,710	0	87,710

Add:
Net Income (loss)	59,892	0	0	59,892	0	59,892

Total	147,602	0	0	147,602	0	147,602

Deduct:
Dividends on capital stock of West Penn
Funding Corporation Common stock	5,879	0	0	5,879	0	5,879

Total deductions	5,879	0	0	5,879	0	5,879

Balance at December 31, 2002	141,723	0	0	141,723	0	141,723

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	152,641	0	0	152,641	0	152,641

Add(Deduct)	0	0	0	0	0	0

Balance at December 31, 2002	152,641	0	0	152,641	0	152,641

F - 4 Continued
WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)
						West Penn
	West Penn	West Penn				Funding
	Funding	Funding,	West Penn	Combined	Eliminations,	Corporation
MEMBERS EQUITY	Corporation	LLC - West	Funding, LLC	Totals	etc.	Consolidated
						(carried to
						pg E - 4a)
Balance at January 1, 2002	0	0	4,818	4,818	(4,818)	0

Add(Deduct)
Net income (loss)	0	(4)	(151)	(155)	155	0

Investment from member	0	0	0	0	0	0

Members capital contributions	0	517	11	528	(528)	0

Balance at December 31, 2002	0	513	4,678	5,191	(5,191)	0

F - 5
WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002
(000's)
						West Penn
	West Penn	West Penn				Funding
	Funding	Funding,	West Penn	Combined	Eliminations,	Corporation
	Corporation	LLC - West	Funding, LLC	Totals	etc.	Consolidated
						(carried to
						pg E - 5a)
Cash Flows from Operations:
Net Income (loss)	59,892	(4)	(151)	59,737	155	59,892
Cumulative effect of accounting change, net	0	0	0	0	0	0
Income before cumulative effect of accounting change	59,892	(4)	(151)	59,737	155	59,892
Amortization of intangible transition property	0	0	71,906	71,906	0	71,906
Depreciation and amortization	0	0	0	0	0	0
Deferred investment credit and income taxes, net	(10,782)	0	0	(10,782)	0	(10,782)
Changes in certain current assets and liabilities:
Accounts receivable, net	0	0	0	0	0	0
Materials and supplies	0	0	0	0	0	0
Taxes receivable	(1,635)	(2)	0	(1,637)	0	(1,637)
Accounts payable to affiliates, net	0	0	(40)	(40)	0	(40)
Taxes accrued	(145)	0	(80)	(225)	0	(225)
Interest accrued	0	0	(78)	(78)	0	(78)
Noncurrent income taxes payable	24	0	0	24	0	24
Other, net	(41,470)	(2)	1,005	(40,467)	(370)	(40,837)
Total Cash Flows from Operations	5,884	(8)	72,562	78,438	(215)	78,223

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	0	0	0	0	0	0
Total Cash Flows used in Investing	0	0	0	0	0	0

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and QUIDS	0	0	(70,293)	(70,293)	0	(70,293)
Issuance of notes and bonds	0	0	0	0	0	0
Notes receivable due from affiliates	0	(492)	0	(492)	0	(492)
Parent Company contribution	0	517	11	528	(528)	0
Change in restricted funds	0	0	(743)	(743)	743	0
Dividends on capital stock:
Common stock	(5,879)	0	0	(5,879)	0	(5,879)
Total Cash Flows from (used in) Financing	(5,879)	25	(71,025)	(76,879)	215	(76,664)

Net Change in Cash and
Temporary Cash Investments*	5	17	1,537	1,559	0	1,559
Cash and Temporary Cash Investments at January 1	22	0	223	245	0	245
Cash and Temporary Cash Investments at December 31	27	17	1,760	1,804	0	1,804

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0	0	31,828	31,828	0	31,828
Income taxes	37,959	0	169	38,128	0	38,128

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

G - 1
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
ASSETS	Company, LLC	Company	(Carried to
			Pg G - 1a)

Current assets:
Cash and temporary cash investments	46,145	2,104	48,249
Accounts receivable:
Billed:
Customer	83,874	0	83,874
Other	19,768	0	19,768
Affiliates, net	0	11,807	11,807
Allowance for uncollectible accounts	(1,411)	0	(1,411)
Materials and supplies - at average cost:
Operating and construction	51,019	2,229	53,248
Fuel	43,382	0	43,382
Deferred income taxes	43,806	0	43,806
Prepaid trades	2,927	0	2,927
Commodity contracts	93,391	0	93,391
Taxes receivable - nonaffiliated	1,850	953	2,803
Taxes receivable - affiliated	65,979	10,976	76,955
Prepaid taxes	17,851	0	17,851
Other current assets	18,841	363	19,204
Total Current Assets	487,422	28,432	515,854

Property, plant and equipment:
In service, at original cost	3,429,960	829,428	4,259,388
Construction work in progress	234,530	4,070	238,600
Subtotal	3,664,490	833,498	4,497,988
Accumulated depreciation	(1,734,084)	(278,090)	(2,012,174)
Net Property, Plant and Equipment	1,930,406	555,408	2,485,814

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	367,287
Securities of subsidiaries consolidated	3,536,455	0	3,536,455
Long-term notes receivable	2,507	0	2,507
Funds on deposit	7,857	0	7,857
Total Investments and Other Assets	3,914,106	0	3,914,106

Deferred charges:
Regulatory assets	0	8,108	8,108
Deferred income taxes	63,811	0	63,811
Commodity contracts	18,784	0	18,784
Unamortized loss on reacquired debt	0	5,368	5,368
Other deferred charges	10,372	237	10,609
Total Deferred Charges	92,967	13,713	106,680

Total Assets	6,424,901	597,553	7,022,454

G - 1a
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
ASSETS	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 1)			Pg G - 1b)

Current assets:
Cash and temporary cash investments	48,249	1,566	0	49,815
Accounts receivable:
Billed:
Customer	83,874	0	0	83,874
Other	19,768	0	0	19,768
Affiliates, net	11,807	272	1	12,080
Allowance for uncollectible accounts	(1,411)	0	0	(1,411)
Notes receivable	0	4,704	0	4,704
Materials and supplies - at average cost:
Operating and construction	53,248	0	0	53,248
Fuel	43,382	0	0	43,382
Deferred income taxes	43,806	0	0	43,806
Prepaid trades	2,927	0	0	2,927
Commodity contracts	93,391	0	0	93,391
Taxes receivable - nonaffiliated	2,803	0	0	2,803
Taxes receivable - affiliated	76,955	0	0	76,955
Prepaid taxes	17,851	0	0	17,851
Other current assets	19,204	1	0	19,205
Total Current Assets	515,854	6,543	1	522,398

Property, plant and equipment:
In service, at original cost	4,259,388	0	669	4,260,057
Construction work in progress	238,600	0	0	238,600
Subtotal	4,497,988	0	669	4,498,657
Accumulated depreciation	(2,012,174)	0	(9)	(2,012,183)
Net Property, Plant and Equipment	2,485,814	0	660	2,486,474

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	367,287
Securities of subsidiaries consolidated	3,536,455	0	0	3,536,455
Long-term notes receivable	2,507	151,506	0	154,013
Funds on deposit	7,857	0	0	7,857
Total Investments and Other Assets	3,914,106	151,506	0	4,065,612

Deferred charges:
Regulatory assets	8,108	0	0	8,108
Deferred income taxes	63,811	2,023	3	65,837
Commodity contracts	18,784	0	0	18,784
Unamortized loss on reacquired debt	5,368	0	0	5,368
Other deferred charges	10,609	8,676	0	19,285
Total Deferred Charges	106,680	10,699	3	117,382

Total Assets	7,022,454	168,748	664	7,191,866

G - 1b
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
ASSETS	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 1a)				Pg G - 1c)
Current assets:
Cash and temporary cash investments	49,815	2,712	3,105	2,487	58,119
Accounts receivable:
Billed:
Customer	83,874	0	0	0	83,874
Other	19,768	0	0	0	19,768
Affiliates, net	12,080	9,380	2,696	6,736	30,892
Allowance for uncollectible accounts	(1,411)	0	0	0	(1,411)
Notes receivable	4,704	0	0	0	4,704
Materials and supplies - at average cost:
Operating and construction	53,248	351	688	655	54,942
Fuel	43,382	0	0	0	43,382
Deferred income taxes	43,806	0	0	0	43,806
Prepaid trades	2,927	0	0	0	2,927
Commodity contracts	93,391	0	0	0	93,391
Taxes receivable - nonaffiliated	2,803	17	14	0	2,834
Taxes receivable - affiliated	76,955	0	0	0	76,955
Prepaid taxes	17,851	0	0	0	17,851
Other current assets	19,205	603	3	4	19,815
Total Current Assets	522,398	13,063	6,506	9,882	551,849

Property, plant and equipment:
In service, at original cost	4,260,057	318,613	300,515	420,792	5,299,977
Construction work in progress	238,600	4,401	0	1,385	244,386
Subtotal	4,498,657	323,014	300,515	422,177	5,544,363
Accumulated depreciation	(2,012,183)	(15,060)	(14,644)	(20,520)	(2,062,407)
Net Property, Plant and Equipment	2,486,474	307,954	285,871	401,657	3,481,956

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	0	367,287
Securities of subsidiaries consolidated	3,536,455	0	0	0	3,536,455
Long-term notes receivable	154,013	0	0	0	154,013
Funds on deposit	7,857	0	0	0	7,857
Total Investments and Other Assets	4,065,612	0	0	0	4,065,612

Deferred charges:
Regulatory assets	8,108	0	0	0	8,108
Deferred income taxes	65,837	2,588	2,124	3,050	73,599
Commodity contracts	18,784	0	0	0	18,784
Unamortized loss on reacquired debt	5,368	0	0	0	5,368
Other deferred charges	19,285	42,076	0	0	61,361
Total Deferred Charges	117,382	44,664	2,124	3,050	167,220

Total Assets	7,191,866	365,681	294,501	414,589	8,266,637

G - 1c
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
			Allegheny
		Allegheny	Energy Supply	Acadia Bay
	Prior Page	Energy Supply	Conemaugh, LLC	Energy	Subtotal
ASSETS	Subtotal	Capital, LLC	Consolidated	Company, LLC	(Carried to
	(from pg G - 1b)		(from pg H - 1)		Pg G - 1d)

Current assets:
Cash and temporary cash investments	58,119	126	292	0	58,537
Accounts receivable:
Billed:
Customer	83,874	0	0	0	83,874
Other	19,768	0	175	0	19,943
Affiliates, net	30,892	5	2,017	0	32,914
Allowance for uncollectible accounts	(1,411)	0	0	0	(1,411)
Notes receivable	4,704	0	0	0	4,704
Materials and supplies - at average cost:
Operating and construction	54,942	0	907	0	55,849
Fuel	43,382	0	1,087	0	44,469
Deferred income taxes	43,806	0	0	0	43,806
Prepaid trades	2,927	0	0	0	2,927
Commodity contracts	93,391	0	0	0	93,391
Taxes receivable - nonaffiliated	2,834	0	144	0	2,978
Taxes receivable - affiliated	76,955	1,530	433	0	78,918
Prepaid taxes	17,851	0	0	0	17,851
Other current assets	19,815	5,998	314	0	26,127
Total Current Assets	551,849	7,659	5,369	0	564,877

Property, plant and equipment:
In service, at original cost	5,299,977	0	79,835	0	5,379,812
Construction work in progress	244,386	0	652	0	245,038
Subtotal	5,544,363	0	80,487	0	5,624,850
Accumulated depreciation	(2,062,407)	0	(7,018)	0	(2,069,425)
Net Property, Plant and Equipment	3,481,956	0	73,469	0	3,555,425

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	0	367,287
Securities of subsidiaries consolidated	3,536,455	0	0	0	3,536,455
Unregulated investments	0	0	192	0	192
Long-term notes receivable	154,013	1,781,754	0	0	1,935,767
Funds on deposit	7,857	0	0	0	7,857
Total Investments and Other Assets	4,065,612	1,781,754	192	0	5,847,558

Deferred charges:
Regulatory assets	8,108	0	0	0	8,108
Deferred income taxes	73,599	0	0	75,597	149,196
Commodity contracts	18,784	0	0	0	18,784
Unamortized loss on reacquired debt	5,368	0	0	0	5,368
Other deferred charges	61,361	0	2	0	61,363
Total Deferred Charges	167,220	0	2	75,597	242,819

Total Assets	8,266,637	1,789,413	79,032	75,597	10,210,679

G - 1d
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		Buchanan	Allegheny
		Energy	Energy Supply	Allegheny
	Prior Page	Company of	Capital	Trading	Subtotal
ASSETS	Subtotal	Virginia,	Midwest,	Finance	(Carried to
	(from pg G - 1c)	LLC	LLC	Company	Pg G - 1e)

Current assets:
Cash and temporary cash investments	58,537	0	8	300	58,845
Accounts receivable:
Billed:
Customer	83,874	0	0	2,968	86,842
Other	19,943	0	0	0	19,943
Affiliates, net	32,914	0	0	0	32,914
Allowance for uncollectible accounts	(1,411)	0	0	0	(1,411)
Notes receivable	4,704	0	0	0	4,704
Materials and supplies - at average cost:
Operating and construction	55,849	0	0	0	55,849
Fuel	44,469	0	0	0	44,469
Deferred income taxes	43,806	0	0	0	43,806
Prepaid trades	2,927	0	0	0	2,927
Commodity contracts	93,391	0	0	63,313	156,704
Taxes receivable - nonaffiliated	2,978	0	0	0	2,978
Taxes receivable - affiliated	78,918	0	1	0	78,919
Prepaid taxes	17,851	0	0	0	17,851
Other current assets	26,127	0	0	0	26,127
Total Current Assets	564,877	0	9	66,581	631,467

Property, plant and equipment:
In service, at original cost	5,379,812	0	0	0	5,379,812
Construction work in progress	245,038	0	0	0	245,038
Subtotal	5,624,850	0	0	0	5,624,850
Accumulated depreciation	(2,069,425)	0	0	0	(2,069,425)
Net Property, Plant and Equipment	3,555,425	0	0	0	3,555,425

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	0	0	367,287
Securities of subsidiaries consolidated	3,536,455	0	0	0	3,536,455
Unregulated investments	192	28,658	0	0	28,850
Long-term notes receivable	1,935,767	0	0	0	1,935,767
Funds on deposit	7,857	0	0	0	7,857
Total Investments and Other Assets	5,847,558	28,658	0	0	5,876,216

Deferred charges:
Regulatory assets	8,108	0	0	0	8,108
Deferred income taxes	149,196	1,655	2	0	150,853
Commodity contracts	18,784	0	0	1,036,376	1,055,160
Unamortized loss on reacquired debt	5,368	0	0	0	5,368
Other deferred charges	61,363	0	0	0	61,363
Total Deferred Charges	242,819	1,655	2	1,036,376	1,280,852

Total Assets	10,210,679	30,313	11	1,102,957	11,343,960

G - 1e
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		Allegheny			Allegheny
		Energy Supply			Energy Supply
		Development			Company, LLC
	Prior Page	Services, LLC	Combined	Eliminations,	Consolidated
ASSETS	Subtotal	Consolidated	Totals	etc.	(carried to
	(from pg G - 1d)	(from pg I - 1)			pg A - 1a)
Current assets:
Cash and temporary cash investments	58,845	17	58,862	0	58,862
Accounts receivable:
Billed:
Customer	86,842	0	86,842	0	86,842
Other	19,943	0	19,943	0	19,943
Affiliates, net	32,914	214	33,128	(33,128)	0
Allowance for uncollectible accounts	(1,411)	0	(1,411)	0	(1,411)
Notes receivable	4,704	0	4,704	(4,704)	0
Materials and supplies - at average cost:
Operating and construction	55,849	0	55,849	0	55,849
Fuel	44,469	0	44,469	0	44,469
Deferred income taxes	43,806	4,204	48,010	(22,029)	25,981
Prepaid trades	2,927	0	2,927	0	2,927
Commodity contracts	156,704	0	156,704	0	156,704
Taxes receivable - nonaffiliated	2,978	0	2,978	(225)	2,753
Taxes receivable - affiliated	78,919	0	78,919	(11,971)	66,948
Prepaid taxes	17,851	0	17,851	0	17,851
Other current assets	26,127	0	26,127	(6,103)	20,024
Total Current Assets	631,467	4,435	635,902	(78,160)	557,742

Property, plant and equipment:
In service, at original cost	5,379,812	0	5,379,812	(142,459)	5,237,353
Construction work in progress	245,038	0	245,038	0	245,038
Subtotal	5,624,850	0	5,624,850	(142,459)	5,482,391
Accumulated depreciation	(2,069,425)	0	(2,069,425)	0	(2,069,425)
Net Property, Plant and Equipment	3,555,425	0	3,555,425	(142,459)	3,412,966

Investments and other assets:
Excess of cost over net assets acquired (Goodwill)	367,287	0	367,287	0	367,287
Securities of subsidiaries consolidated	3,536,455	0	3,536,455	(3,536,455)	0
Unregulated investments	28,850	0	28,850	0	28,850
Long-term notes receivable	1,935,767	0	1,935,767	(1,935,767)	0
Funds on deposit	7,857	0	7,857	0	7,857
Other assets	0	9,259	9,259	0	9,259
Total Investments and Other Assets	5,876,216	9,259	5,885,475	(5,472,222)	413,253

Deferred charges:
Regulatory assets	8,108	0	8,108	0	8,108
Deferred income taxes	150,853	2,556	153,409	(153,409)	0
Commodity contracts	1,055,160	0	1,055,160	0	1,055,160
Unamortized loss on reacquired debt	5,368	0	5,368	0	5,368
Other deferred charges	61,363	1	61,364	(8,675)	52,689
Total Deferred Charges	1,280,852	2,557	1,283,409	(162,084)	1,121,325

Total Assets	11,343,960	16,251	11,360,211	(5,854,925)	5,505,286

G - 2
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
	Company, LLC	Company	(Carried to
LIABILITIES AND STOCKHOLDERS' EQUITY			Pg G - 2a)

Current liabilities:
Short-term debt	741,966	55,000	796,966
Long-term debt due within 1 year	64,350	50,000	114,350
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	1,528,514	99,273	1,627,787
Accounts payable	219,229	0	219,229
Accounts payable to affiliates, net	78,948	0	78,948
Collateralization deposit held	15,015	0	15,015
Taxes accrued:
Other	22,435	0	22,435
Commodity contracts	185,358	0	185,358
Derivative instruments	1,517	0	1,517
Interest accrued	35,324	3,238	38,562
Adverse power purchase commitments	18,620	0	18,620
Other current liabilities	3,969	0	3,969
Total Current Liabilities	2,915,245	207,511	3,122,756

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	91,719	0	91,719
Long-term notes and advances - affiliated	1,781,754	0	1,781,754

Deferred credits and other liabilities:
Unamortized investment credit	20,477	41,233	61,710
Taxes payable to affiliates	0	18,199	18,199
Commodity contracts	437,267	0	437,267
Deferred income taxes	0	167,089	167,089
Adverse power purchase commitments	123,838	0	123,838
Regulatory liabilities	0	26,252	26,252
Other	6,263	0	6,263
Total Deferred Credits and Other Liabilities	587,845	252,773	840,618

Stockholders' equity
Other paid-in capital	0	132,669	132,669
Common stock of subsidiaries consolidated	0	1	1
Members equity	1,049,299	0	1,049,299
Retained earnings	0	4,599	4,599
Accumulated other comprehensive loss	(961)	0	(961)
Total Stockholders' Equity	1,048,338	137,269	1,185,607

Total Stockholders' Equity and Liabilities	6,424,901	597,553	7,022,454

G - 2a
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 2)			Pg G - 2b)
Current liabilities:
Short-term debt	796,966	0	0	796,966
Long-term debt due within 1 year	114,350	0	0	114,350
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	1,627,787	0	0	1,627,787
Accounts payable	219,229	3	0	219,232
Accounts payable to affiliates, net	78,948	0	0	78,948
Collateralization deposit held	15,015	0	0	15,015
Taxes accrued:
Other	22,435	0	0	22,435
Taxes payable to affiliates	0	633	1	634
Commodity contracts	185,358	0	0	185,358
Derivative instruments	1,517	0	0	1,517
Interest accrued	38,562	0	0	38,562
Adverse power purchase commitments	18,620	0	0	18,620
Other current liabilities	3,969	272	0	4,241
Total Current Liabilities	3,122,756	908	1	3,123,665

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	91,719	0	0	91,719
Long-term notes and advances - affiliated	1,781,754	0	0	1,781,754

Deferred credits and other liabilities:
Unamortized investment credit	61,710	0	0	61,710
Taxes payable to affiliates	18,199	0	0	18,199
Commodity contracts	437,267	0	0	437,267
Deferred income taxes	167,089	0	0	167,089
Adverse power purchase commitments	123,838	0	0	123,838
Regulatory liabilities	26,252	0	0	26,252
Other	6,263	8,676	0	14,939
Total Deferred Credits and Other Liabilities	840,618	8,676	0	849,294

Stockholders' equity
Other paid-in capital	132,669	0	0	132,669
Common stock of subsidiaries consolidated	1	0	0	1
Members equity	1,049,299	159,164	663	1,209,126
Retained earnings	4,599	0	0	4,599
Accumulated other comprehensive loss	(961)	0	0	(961)
Total Stockholders' Equity	1,185,607	159,164	663	1,345,434

Total Stockholders' Equity and Liabilities	7,022,454	168,748	664	7,191,866

G - 2b
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 2a)				Pg G - 2c)
Current liabilities:
Short-term debt	796,966	0	0	0	796,966
Long-term debt due within 1 year	114,350	0	0	4,704	119,054
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	1,627,787	0	0	0	1,627,787
Accounts payable	219,232	11,446	155	147	230,980
Accounts payable to affiliates, net	78,948	0	0	0	78,948
Collateralization deposit held	15,015	0	0	0	15,015
Taxes accrued:
Other	22,435	6	904	470	23,815
Taxes payable to affiliates	634	3,136	2,559	3,620	9,949
Commodity contracts	185,358	0	0	0	185,358
Derivative instruments	1,517	0	0	0	1,517
Interest accrued	38,562	0	0	0	38,562
Payroll accrued	0	0	0	50	50
Adverse power purchase commitments	18,620	0	0	0	18,620
Other current liabilities	4,241	0	0	50	4,291
Total Current Liabilities	3,123,665	14,588	3,618	9,041	3,150,912

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	91,719	0	0	0	91,719
Long-term notes and advances - affiliated	1,781,754	0	0	151,507	1,933,261

Deferred credits and other liabilities:
Unamortized investment credit	61,710	0	0	0	61,710
Payables to affiliates	0	0	0	8,676	8,676
Taxes payable to affiliates	18,199	0	0	0	18,199
Commodity contracts	437,267	0	0	0	437,267
Deferred income taxes	167,089	2,055	0	0	169,144
Adverse power purchase commitments	123,838	0	0	0	123,838
Regulatory liabilities	26,252	0	0	0	26,252
Other	14,939	0	0	0	14,939
Total Deferred Credits and Other Liabilities	849,294	2,055	0	8,676	860,025

Stockholders' equity
Other paid-in capital	132,669	0	0	0	132,669
Common stock of subsidiaries consolidated	1	0	0	0	1
Members equity	1,209,126	349,038	290,883	245,365	2,094,412
Retained earnings	4,599	0	0	0	4,599
Accumulated other comprehensive loss	(961)	0	0	0	(961)
Total Stockholders' Equity	1,345,434	349,038	290,883	245,365	2,230,720

Total Stockholders' Equity and Liabilities	7,191,866	365,681	294,501	414,589	8,266,637

G - 2c
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
			Allegheny
		Allegheny	Energy Supply	Acadia Bay
	Prior Page	Energy Supply	Conemaugh, LLC	Energy	Subtotal
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	Capital, LLC	Consolidated	Company, LLC	(Carried to
	(from pg G - 2b)		(from pg H - 2)		Pg G - 2d)
Current liabilities:
Short-term debt	796,966	0	0	0	796,966
Long-term debt due within 1 year	119,054	0	0	0	119,054
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	1,627,787	0	0	119,998	1,747,785
Accounts payable	230,980	0	825	155	231,960
Accounts payable to affiliates, net	78,948	0	0	0	78,948
Collateralization deposit held	15,015	0	0	0	15,015
Taxes accrued:
Other	23,815	0	0	0	23,815
Taxes payable to affiliates	9,949	0	0	18	9,967
Commodity contracts	185,358	0	0	0	185,358
Derivative instruments	1,517	0	0	0	1,517
Interest accrued	38,562	0	0	104	38,666
Payroll accrued	50	0	0	0	50
Adverse power purchase commitments	18,620	0	0	0	18,620
Contract termination costs	0	0	0	47,965	47,965
Other current liabilities	4,291	0	0	0	4,291
Total Current Liabilities	3,150,912	0	825	168,240	3,319,977

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	91,719	0	0	0	91,719
Long-term notes and advances - affiliated	1,933,261	0	0	2,507	1,935,768

Deferred credits and other liabilities:
Unamortized investment credit	61,710	0	0	0	61,710
Payables to affiliates	8,676	0	0	0	8,676
Taxes payable to affiliates	18,199	0	0	0	18,199
Commodity contracts	437,267	0	0	0	437,267
Deferred income taxes	169,144	0	1,115	1,959	172,218
Adverse power purchase commitments	123,838	0	0	0	123,838
Regulatory liabilities	26,252	0	0	0	26,252
Other	14,939	0	49	8,106	23,094
Total Deferred Credits and Other Liabilities	860,025	0	1,164	10,065	871,254

Stockholders' equity
Other paid-in capital	132,669	0	0	0	132,669
Common stock of subsidiaries consolidated	1	0	0	0	1
Members equity	2,094,412	1,789,413	77,043	(105,215)	3,855,653
Retained earnings	4,599	0	0	0	4,599
Accumulated other comprehensive loss	(961)	0	0	0	(961)
Total Stockholders' Equity	2,230,720	1,789,413	77,043	(105,215)	3,991,961

Total Stockholders' Equity and Liabilities	8,266,637	1,789,413	79,032	75,597	10,210,679

G - 2d
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		Buchanan	Allegheny
		Energy	Energy Supply	Allegheny
	Prior Page	Company of	Capital	Trading	Subtotal
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	Virginia,	Midwest,	Finance	(Carried to
	(from pg G - 2c)	LLC	LLC	Company	Pg G - 2e)
Current liabilities:
Short-term debt	796,966	0	0	0	796,966
Long-term debt due within 1 year	119,054	0	0	0	119,054
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	1,747,785	0	0	0	1,747,785
Accounts payable	231,960	0	0	0	231,960
Accounts payable to affiliates, net	78,948	0	0	2,201	81,149
Collateralization deposit held	15,015	0	0	0	15,015
Deferred income taxes	0	0	0	22,029	22,029
Taxes accrued:
Federal and state income	0	0	0	38	38
Other	23,815	0	0	0	23,815
Taxes payable to affiliates	9,967	1,655	0	255	11,877
Commodity contracts	185,358	0	0	5,828	191,186
Derivative instruments	1,517	0	0	0	1,517
Interest accrued	38,666	0	0	0	38,666
Payroll accrued	50	0	0	0	50
Adverse power purchase commitments	18,620	0	0	0	18,620
Contract termination costs	47,965	0	0	0	47,965
Other current liabilities	4,291	0	0	0	4,291
Total Current Liabilities	3,319,977	1,655	0	30,351	3,351,983

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	91,719	0	0	0	91,719
Long-term notes and advances - affiliated	1,935,768	0	0	0	1,935,768

Deferred credits and other liabilities:
Unamortized investment credit	61,710	0	0	0	61,710
Payables to affiliates	8,676	0	0	0	8,676
Taxes payable to affiliates	18,199	0	0	0	18,199
Commodity contracts	437,267	0	0	155,204	592,471
Deferred income taxes	172,218	0	0	337,665	509,883
Adverse power purchase commitments	123,838	0	0	0	123,838
Regulatory liabilities	26,252	0	0	0	26,252
Other	23,094	0	0	0	23,094
Total Deferred Credits and Other Liabilities	871,254	0	0	492,869	1,364,123

Stockholders' equity
Other paid-in capital	132,669	0	0	733,473	866,142
Common stock of subsidiaries consolidated	1	0	0	0	1
Members equity	3,855,653	28,658	11	0	3,884,322
Retained earnings	4,599	0	0	(153,736)	(149,137)
Accumulated other comprehensive loss	(961)	0	0	0	(961)
Total Stockholders' Equity	3,991,961	28,658	11	579,737	4,600,367

Total Stockholders' Equity and Liabilities	10,210,679	30,313	11	1,102,957	11,343,960

G - 2e
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002
(000's)
		Allegheny			Allegheny
		Energy Supply			Energy Supply
		Development			Company, LLC
	Prior Page	Services, LLC	Combined	Eliminations,	Consolidated
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	Consolidated	Totals	etc.	(carried to
	(from pg G - 2d)	(from pg I - 2)			pg A - 2a)
Current liabilities:
Short-term debt	796,966	0	796,966	0	796,966
Long-term debt due within 1 year	119,054	0	119,054	(4,704)	114,350
Debentures, notes and bonds (see pages A-6, A-7, A-8, A-9, A-10)	1,747,785	0	1,747,785	0	1,747,785
Accounts payable	231,960	0	231,960	0	231,960
Accounts payable to affiliates, net	81,149	0	81,149	(33,127)	48,022
Collateralization deposit held	15,015	0	15,015	0	15,015
Deferred income taxes	22,029	0	22,029	(22,029)	0
Taxes accrued:
Federal and state income	38	187	225	(225)	0
Other	23,815	0	23,815	0	23,815
Taxes payable to affiliates	11,877	94	11,971	(11,971)	0
Commodity contracts	191,186	0	191,186	0	191,186
Derivative instruments	1,517	0	1,517	0	1,517
Interest accrued	38,666	0	38,666	(6,101)	32,565
Payroll accrued	50	0	50	0	50
Adverse power purchase commitments	18,620	0	18,620	(18,620)	0
Contract termination costs	47,965	0	47,965	0	47,965
Other current liabilities	4,291	0	4,291	0	4,291
Total Current Liabilities	3,351,983	281	3,352,264	(96,777)	3,255,487

Long-term debt (see pages A-6, A-7, A-8, A-9, A-10)	91,719	0	91,719	0	91,719
Long-term notes and advances - affiliated	1,935,768	0	1,935,768	(1,935,768)	0

Deferred credits and other liabilities:
Unamortized investment credit	61,710	0	61,710	0	61,710
Payables to affiliates	8,676	0	8,676	(8,676)	0
Taxes payable to affiliates	18,199	0	18,199	0	18,199
Commodity contracts	592,471	0	592,471	0	592,471
Deferred income taxes	509,883	0	509,883	(153,410)	356,473
Adverse power purchase commitments	123,838	0	123,838	(123,838)	0
Regulatory liabilities	26,252	0	26,252	0	26,252
Other	23,094	0	23,094	0	23,094
Total Deferred Credits and Other Liabilities	1,364,123	0	1,364,123	(285,924)	1,078,199

Minority Interest	0	10	10	31,533	31,543

Stockholders' equity
Other paid-in capital	866,142	0	866,142	(866,142)	0
Common stock of subsidiaries consolidated	1	0	1	(1)	0
Members equity	3,884,322	15,960	3,900,282	(2,850,983)	1,049,299
Retained earnings	(149,137)	0	(149,137)	149,137	0
Accumulated other comprehensive loss	(961)	0	(961)	0	(961)
Total Stockholders' Equity	4,600,367	15,960	4,616,327	(3,567,989)	1,048,338

Total Stockholders' Equity and Liabilities	11,343,960	16,251	11,360,211	(5,854,925)	5,505,286

G - 3 ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)

	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
	Company, LLC	Company	(Carried to
			Pg G - 3a)

Total operating revenues	917,552	64,118	981,670

Cost of revenues:
Fuel consumed for electric generation	440,478	0	440,478
Purchased energy and transmission	279,352	0	279,352
Total cost of revenues	719,830	0	719,830
Net revenues	197,722	64,118	261,840

Other operating expenses:
Workforce reduction expenses	45,751	17	45,768
Operation expense	405,545	5,333	410,878
Depreciation and amortization	85,877	16,986	102,863
Taxes other than income taxes	58,920	3,429	62,349
Total other operating expenses	596,093	25,765	621,858
Operating income (loss)	(398,371)	38,353	(360,018)

Other income (expenses), net	(164,656)	35	(164,621)

Interest charges:
Interest on debt	272,155	12,264	284,419

Interest capitalized	(9,280)	0	(9,280)
Total interest charges	262,875	12,264	275,139

Income (loss) before income taxes and minority interest	(825,902)	26,124	(799,778)

Federal and state income tax expense (benefit)	(242,155)	7,525	(234,630)

Net income (loss)	(583,747)	18,599	(565,148)

G - 3a ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 3)			Pg G - 3b)

Total operating revenues	981,670	0	0	981,670

Cost of revenues:
Fuel consumed for electric generation	440,478	0	0	440,478
Purchased energy and transmission	279,352	0	0	279,352
Total cost of revenues	719,830	0	0	719,830
Net revenues	261,840	0	0	261,840

Other operating expenses:
Workforce reduction expenses	45,768	0	0	45,768
Operation expense	410,878	12	0	410,890
Depreciation and amortization	102,863	0	5	102,868
Taxes other than income taxes	62,349	0	0	62,349
Total other operating expenses	621,858	12	5	621,875
Operating income (loss)	(360,018)	(12)	(5)	(360,035)

Other income (expenses), net	(164,621)	13,707	0	(150,914)

Interest charges:
Interest on debt	284,419	0	0	284,419

Interest capitalized	(9,280)	0	0	(9,280)
Total interest charges	275,139	0	0	275,139

Income (loss) before income taxes and minority interest	(799,778)	13,695	(5)	(786,088)

Federal and state income tax expense (benefit)	(234,630)	4,362	0	(230,268)

Net income (loss)	(565,148)	9,333	(5)	(555,820)

G - 3b ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 3a)				Pg G - 3c)

Total operating revenues	981,670	25,457	18,814	34,034	1,059,975

Cost of revenues:
Fuel consumed for electric generation	440,478	5,710	5,529	4,223	455,940
Purchased energy and transmission	279,352	0	0	440	279,792
Total cost of revenues	719,830	5,710	5,529	4,663	735,732
Net revenues	261,840	19,747	13,285	29,371	324,243

Other operating expenses:
Workforce reduction expenses	45,768	149	174	3	46,094
Operation expense	410,890	4,504	2,754	2,436	420,584
Depreciation and amortization	102,868	9,424	8,785	12,295	133,372
Taxes other than income taxes	62,349	473	1,686	1,056	65,564
Total other operating expenses	621,875	14,550	13,399	15,790	665,614
Operating income (loss)	(360,035)	5,197	(114)	13,581	(341,371)

Other income (expenses), net	(150,914)	27	94	98	(150,695)

Interest charges:
Interest on debt	284,419	3	0	13,702	298,124

Interest capitalized	(9,280)	0	0	0	(9,280)
Total interest charges	275,139	3	0	13,702	288,844

Income (loss) before income taxes and minority interest	(786,088)	5,221	(20)	(23)	(780,910)

Federal and state income tax expense (benefit)	(230,268)	2,585	421	570	(226,692)

Net income (loss)	(555,820)	2,636	(441)	(593)	(554,218)

G - 3c ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
			Allegheny
			Energy Supply
		Allegheny	Conemaugh,	Acadia Bay
	Prior Page	Energy Supply	LLC	Energy	Subtotal
	Subtotal	Capital, LLC	Consolidated	Company, LLC	(Carried to
	(from pg G - 3b)		(from pg H - 3)		Pg G - 3d)

Total operating revenues	1,059,975	0	17,916	0	1,077,891

Cost of revenues:
Fuel consumed for electric generation	455,940	0	6,727	0	462,667
Purchased energy and transmission	279,792	0	0	0	279,792
Total cost of revenues	735,732	0	6,727	0	742,459
Net revenues	324,243	0	11,189	0	335,432

Other operating expenses:
Workforce reduction expenses	46,094	0	0	0	46,094
Operation expense	420,584	19	3,044	191,978	615,625
Depreciation and amortization	133,372	0	4,655	0	138,027
Taxes other than income taxes	65,564	0	22	5	65,591
Total other operating expenses	665,614	19	7,721	191,983	865,337
Operating income (loss)	(341,371)	(19)	3,468	(191,983)	(529,905)

Other income (expenses), net	(150,695)	124,770	(8)	0	(25,933)

Interest charges:
Interest on debt	298,124	0	3,498	137	301,759

Interest capitalized	(9,280)	0	(110)	0	(9,390)
Total interest charges	288,844	0	3,388	137	292,369

Income (loss) before income taxes and minority interest	(780,910)	124,751	72	(192,120)	(848,207)

Federal and state income tax expense (benefit)	(226,692)	39,690	31	(73,620)	(260,591)

Net income (loss)	(554,218)	85,061	41	(118,500)	(587,616)

G - 3d ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Buchanan	Allegheny
		Energy	Energy Supply	Allegheny
		Company of	Capital	Trading
	Prior Page	Virginia,	Midwest,	Finance	Subtotal
	Subtotal	LLC	LLC	Company	(Carried to
	(from pg G - 3c)				Pg G - 3e)

Total operating revenues	1,077,891	0	0	(247,047)	830,844

Cost of revenues:
Fuel consumed for electric generation	462,667	0	0	0	462,667
Purchased energy and transmission	279,792	0	0	2,196	281,988
Total cost of revenues	742,459	0	0	2,196	744,655
Net revenues	335,432	0	0	(249,243)	86,189

Other operating expenses:
Workforce reduction expenses	46,094	0	0	0	46,094
Operation expense	615,625	0	8	5	615,638
Depreciation and amortization	138,027	0	0	0	138,027
Taxes other than income taxes	65,591	0	0	0	65,591
Total other operating expenses	865,337	0	8	5	865,350
Operating income (loss)	(529,905)	0	(8)	(249,248)	(779,161)

Other income (expenses), net	(25,933)	109	0	0	(25,824)

Interest charges:
Interest on debt	301,759	109	0	0	301,868

Interest capitalized	(9,390)	0	0	0	(9,390)
Total interest charges	292,369	109	0	0	292,478

Income (loss) before income taxes and minority interest	(848,207)	0	(8)	(249,248)	(1,097,463)

Federal and state income tax expense (benefit)	(260,591)	0	(3)	(95,512)	(356,106)

Net income (loss)	(587,616)	0	(5)	(153,736)	(741,357)

G - 3e ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny			Allegheny
		Energy Supply			Energy Supply
		Development			Company, LLC
	Prior Page	Services, LLC	Combined	Eliminations,	Consolidated
	Subtotal	Consolidated	Totals	etc.	(carried to
	(from pg G - 3d)	(from pg I - 3)			pg A - 3a)

Total operating revenues	830,844	0	830,844	(147,801)	683,043

Cost of revenues:
Fuel consumed for electric generation	462,667	0	462,667	0	462,667
Purchased energy and transmission	281,988	0	281,988	(128,743)	153,245
Total cost of revenues	744,655	0	744,655	(128,743)	615,912
Net revenues	86,189	0	86,189	(19,058)	67,131

Other operating expenses:
Workforce reduction expenses	46,094	0	46,094	0	46,094
Operation expense	615,638	13,717	629,355	(5)	629,350
Depreciation and amortization	138,027	0	138,027	(19,054)	118,973
Taxes other than income taxes	65,591	0	65,591	0	65,591
Total other operating expenses	865,350	13,717	879,067	(19,059)	860,008
Operating income (loss)	(779,161)	(13,717)	(792,878)	1	(792,877)

Other income (expenses), net	(25,824)	0	(25,824)	26,408	584

Interest charges:
Interest on debt	301,868	0	301,868	(142,158)	159,710

Interest capitalized	(9,390)	(635)	(10,025)	0	(10,025)
Total interest charges	292,478	(635)	291,843	(142,158)	149,685

Income (loss) before income taxes and minority interest	(1,097,463)	(13,082)	(1,110,545)	168,567	(941,978)

Federal and state income tax expense (benefit)	(356,106)	(6,406)	(362,512)	(1)	(362,513)

Minority interest	0	9	9	4,273	4,282

Net Income (loss)	(741,357)	(6,685)	(748,042)	164,295	(583,747)

G - 4 ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)

	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
RETAINED EARNINGS	Company, LLC	Company	(Carried to
			pg G - 4a)

Balance at January 1, 2002	0	0	0

Add:
Net income (loss)	0	18,599	18,599

Total	0	18,599	18,599

Deduct:
Dividends on capital stock:
Common	0	14,000	14,000

Total deductions	0	14,000	14,000

Balance at December 31, 2002	0	4,599	4,599

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	0	132,669	132,669

Add (Deduct):
Dividends on Capital Stock:
Common	0	0	0
Balance at December 31, 2002	0	132,669	132,669

G - 4 Continued
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
MEMBERS EQUITY	Company, LLC	Company	(Carried to
			pg G - 4a)

Balance at January 1, 2002	1,524,686	0	1,524,686

Add:
Net income (loss)	(583,747)	0	(583,747)

Members capital contributions	194,950	0	194,950

Correct transfer of deferred income
taxes to AE Supply related to asset transfer
from Potomac Edison	4,892	0	4,892

Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	8,463	0	8,463

Adjustment to reflect correct equity	55	0	55

Total	1,149,299	0	1,149,299

Deduct:
Distribution of members equity to parent	100,000	0	100,000

Tax obligation transferred from Allegheny
Energy Supply Company	0	0	0

Total deductions	100,000	0	100,000

Balance at December 31, 2002	1,049,299	0	1,049,299

G - 4a ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
RETAINED EARNINGS	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 4)			Pg G - 4b)

Balance at January 1, 2002	0	0	0	0

Add:
Net income (loss)	18,599	0	0	18,599

Total	18,599	0	0	18,599

Deduct:
Dividends on capital stock:
Common	14,000	0	0	14,000

Total deductions	14,000	0	0	14,000

Balance at December 31, 2002	4,599	0	0	4,599

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	132,669	0	0	132,669

Add (Deduct):
Dividends on Capital Stock:
Common	0	0	0	0
Balance at December 31, 2002	132,669	0	0	132,669

G - 4a Continued
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
MEMBERS EQUITY	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 4)			Pg G - 4b)

Balance at January 1, 2002	1,524,686	159,627	666	1,684,979

Add:
Net income (loss)	(583,747)	9,333	(5)	(574,419)

Members capital contributions	194,950	0	2	194,952

Correct transfer of deferred income
taxes to AE Supply related to asset transfer
from Potomac Edison	4,892	0	0	4,892

Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	8,463	0	0	8,463

Adjustment to reflect correct equity	55	0	0	55

Total	1,149,299	168,960	663	1,318,922

Deduct:
Distribution of members equity to parent	100,000	9,796	0	109,796

Tax obligation transferred from Allegheny
Energy Supply Company	0	0	0	0

Total deductions	100,000	9,796	0	109,796

Balance at December 31, 2002	1,049,299	159,164	663	1,209,126

G - 4b ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
RETAINED EARNINGS	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 4a)				Pg G - 4c)

Balance at January 1, 2002	0	0	0	0	0

Add:
Net income (loss)	18,599	0	0	0	18,599

Total	18,599	0	0	0	18,599

Deduct:
Dividends on capital stock:
Common	14,000	0	0	0	14,000

Total deductions	14,000	0	0	0	14,000

Balance at December 31, 2002	4,599	0	0	0	4,599

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	132,669	0	0	0	132,669

Add (Deduct):
Dividends on Capital Stock:
Common	0	0	0	0	0
Balance at December 31, 2002	132,669	0	0	0	132,669

G - 4b Continued
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
MEMBERS EQUITY	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 4a)				Pg G - 4c)

Balance at January 1, 2002	1,684,979	345,212	299,324	254,958	2,584,473

Add:
Net income (loss)	(574,419)	2,636	(441)	(593)	(572,817)

Members capital contributions	194,952	1,190	0	0	196,142

Correct transfer of deferred income
taxes to AE Supply related to asset transfer
from Potomac Edison	4,892	0	0	0	4,892

Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	8,463	0	0	0	8,463

Adjustment to reflect correct equity	55	0	0	0	55

Total	1,318,922	349,038	298,883	254,365	2,221,208

Deduct:
Distribution of members equity to parent	109,796	0	8,000	9,000	126,796

Tax obligation transferred from Allegheny
Energy Supply Company	0	0	0	0	0

Total deductions	109,796	0	8,000	9,000	126,796

Balance at December 31, 2002	1,209,126	349,038	290,883	245,365	2,094,412

G - 4c ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
			Allegheny
			Energy Supply
		Allegheny	Conemaugh,	Acadia Bay
	Prior Page	Energy Supply	LLC	Energy	Subtotal
RETAINED EARNINGS	Subtotal	Capital, LLC	Consolidated	Company, LLC	(Carried to
	(from pg G - 4b)		(from pg H - 4)		Pg G - 4d)

Balance at January 1, 2002	0	0	0	0	0

Add:
Net income (loss)	18,599	0	0	0	18,599

Total	18,599	0	0	0	18,599

Deduct:
Dividends on capital stock:
Common	14,000	0	0	0	14,000

Total deductions	14,000	0	0	0	14,000

Balance at December 31, 2002	4,599	0	0	0	4,599

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	132,669	0	0	0	132,669

Add (Deduct):
Dividends on Capital Stock:
Common	0	0	0	0	0
Balance at December 31, 2002	132,669	0	0	0	132,669

G - 4c Continued
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

			Allegheny
			Energy Supply
		Allegheny	Conemaugh,	Acadia Bay
	Prior Page	Energy Supply	LLC	Energy	Subtotal
MEMBERS EQUITY	Subtotal	Capital, LLC	Consolidated	Company, LLC	(Carried to
	(from pg G - 4b)		(from pg H - 4)		Pg G - 4d)

Balance at January 1, 2002	2,584,473	1,054,357	1	5	3,638,836

Add:
Net income (loss)	(572,817)	85,061	41	(118,500)	(606,215)

Members capital contributions	196,142	650,000	77,001	13,280	936,423

Correct transfer of deferred income
taxes to AE Supply related to asset transfer
from Potomac Edison	4,892	0	0	0	4,892

Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	8,463	0	0	0	8,463

Adjustment to reflect correct equity	55	0	0	0	55

Total	2,221,208	1,789,418	77,043	(105,215)	3,982,454

Deduct:
Distribution of members equity to parent	126,796	5	0	0	126,801

Tax obligation transferred from Allegheny
Energy Supply Company	0	0	0	0	0

Total deductions	126,796	5	0	0	126,801

Balance at December 31, 2002	2,094,412	1,789,413	77,043	(105,215)	3,855,653

G - 4d ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Buchanan	Allegheny
		Energy	Energy Supply	Allegheny
		Company of	Midwest	Trading
	Prior Page	Virginia,	Capital,	Finance	Subtotal
RETAINED EARNINGS	Subtotal	LLC	LLC	Company	(Carried to
	(from pg G - 4c)				Pg G - 4e)

Balance at January 1, 2002	0	0	0	0	0

Add:
Net income (loss)	18,599	0	0	(153,736)	(135,137)

Total	18,599	0	0	(153,736)	(135,137)

Deduct:
Dividends on capital stock:
Common	14,000	0	0	0	14,000

Total deductions	14,000	0	0	0	14,000

Balance at December 31, 2002	4,599	0	0	(153,736)	(149,137)

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	132,669	0	0	0	132,669

Add (Deduct):
Capital contributions from parent	0	0	0	733,473	733,473

Dividends on Capital Stock:
Common	0	0	0	0	0
Balance at December 31, 2002	132,669	0	0	733,473	866,142

G - 4d Continued
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Buchanan	Allegheny
		Energy	Energy Supply	Allegheny
		Company of	Midwest	Trading
	Prior Page	Virginia,	Capital,	Finance	Subtotal
MEMBERS EQUITY	Subtotal	LLC	LLC	Company	(Carried to
	(from pg G - 4c)				Pg G - 4e)

Balance at January 1, 2002	3,638,836	0	0	0	3,638,836

Add:
Net income (loss)	(606,215)	0	(5)	0	(606,220)

Members capital contributions	936,423	28,658	16	0	965,097

Correct transfer of deferred income
taxes to AE Supply related to asset transfer
from Potomac Edison	4,892	0	0	0	4,892

Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	8,463	0	0	0	8,463

Adjustment to reflect correct equity	55	0	0	0	55

Total	3,982,454	28,658	11	0	4,011,123

Deduct:
Distribution of members equity to parent	126,801	0	0	0	126,801

Tax obligation transferred from Allegheny
Energy Supply Company	0	0	0	0	0

Total deductions	126,801	0	0	0	126,801

Balance at December 31, 2002	3,855,653	28,658	11	0	3,884,322

G - 4e ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny			Allegheny
		Energy Supply			Energy Supply
		Development			Company, LLC
	Prior Page	Services	Combined	Eliminations,	Consolidated
RETAINED EARNINGS	Subtotal	LLC	Totals	etc.	(carried to
	(from pg G - 4d)	(from pg I - 4)			pg A - 4a)

Balance at January 1, 2002	0	0	0	0	0

Add:
Net income (loss)	(135,137)	0	(135,137)	135,137	0

Total	(135,137)	0	(135,137)	135,137	0

Deduct:
Dividends on capital stock:
Common	14,000	0	14,000	(14,000)	0

Total deductions	14,000	0	14,000	(14,000)	0

Balance at December 31, 2002	(149,137)	0	(149,137)	149,137	0

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	132,669	0	132,669	(132,669)	0

Add (Deduct):
Capital contributions from parent	733,473		733,473	(733,473)	0

Dividends on Capital Stock:
Common	0	0	0	0	0
Balance at December 31, 2002	866,142	0	866,142	(866,142)	0

G - 4e Continued
ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Allegheny			Allegheny
		Energy Supply			Energy Supply
		Development			Company, LLC
	Prior Page	Services	Combined	Eliminations,	Consolidated
MEMBERS EQUITY	Subtotal	LLC	Totals	etc.	(carried to
	(from pg G - 4d)	(from pg I - 4)			pg A - 4a)

Balance at January 1, 2002	3,638,836	6,889	3,645,725	(2,121,039)	1,524,686

Add:
Net income (loss)	(606,220)	(6,685)	(612,905)	29,158	(583,747)

Members capital contributions	965,097	15,886	980,983	(786,033)	194,950

Correct transfer of deferred income
taxes to AE Supply related to asset transfer
from Potomac Edison	4,892	0	4,892	0	4,892

Transfer of Supplemental Executive Retirement Plan
and Executive Life Insurance Plan liabilities to
Allegheny Energy Service Corporation	8,463	0	8,463	0	8,463

Adjustment to reflect correct equity	55	0	55	0	55

Total	4,011,123	16,090	4,027,213	(2,877,914)	1,149,299

Deduct:
Distribution of members equity to parent	126,801	0	126,801	(26,801)	100,000

Tax obligation transferred from Allegheny
Energy Supply Company	0	130	130	(130)	0

Total deductions	126,801	130	126,931	(26,931)	100,000

Balance at December 31, 2002	3,884,322	15,960	3,900,282	(2,850,983)	1,049,299

G - 5 ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)

	Allegheny
	Energy	Allegheny
	Supply	Generating	Subtotal
	Company, LLC	Company	(Carried to
			pg G - 5a)
Cash Flows from Operations:
Net income (loss)	(583,747)	18,599	(565,148)
Cumulative effect of accounting change, net	0	0	0
Income (loss) before cumulative effect of accounting change	(583,747)	18,599	(565,148)
Depreciation and amortization	85,877	16,986	102,863
Deferred investment credit and income taxes, net	(112,917)	(11,499)	(124,416)
Unamortized loss on reacquired debt	0	600	600
Minority interest in Allegheny Generating Company	3,215	0	3,215
Unrealized gains on commodity contracts	1,288,312	0	1,288,312
Workforce reduction expenses	36,144	0	36,144
Restructuring charges and related asset impairment	28,121	0	28,121
Impairment of generation projects	38,488	0	38,488
Changes in certain current assets and liabilities:
Accounts receivable, net	17,140	0	17,140
Affiliated accounts receivable/payable, net	49,807	(9,647)	40,160
Materials and supplies	(6,087)	(15)	(6,102)
Deposits	0	0	0
Prepaid Taxes	0	0	0
Taxes Receivable	18,080	5,288	23,368
Accounts payable	46,089	(7)	46,082
Prepayments	(21,255)	0	(21,255)
Purchased Options	(27,612)	0	(27,612)
Taxes accrued	0	0	0
Interest accrued	0	9	9
Accrued payroll	(32,690)	0	(32,690)
Other, net	(1,734,804)	4,936	(1,729,868)
Total Cash Flows from Operations	(907,839)	25,250	(882,589)

Cash Flows used in Investing:
Acquisitions of business and generating assets	0	0	0
Construction expenditures	(176,310)	(1,421)	(177,731)
Other investments	0	0	0
Total Cash Flows used in Investing	(176,310)	(1,421)	(177,731)

Cash Flows from (used in) Financing:
Retirement of debentures, notes and bonds	(456,321)	0	(456,321)
Issuance of debentures, notes and bonds	943,616	0	943,616
Short-term debt, net	56,071	55,114	111,185
Notes receivable from affiliates	78,966	0	78,966
Notes payable to parent and affiliates	599,754	(62,850)	536,904
Dividends paid to minority shareholder	0	0	0
Dividends paid to parent	(98,033)	0	(98,033)
Parent Company contribution	1,950	0	1,950
Dividends on capital stock:
Common stock	0	(14,000)	(14,000)
Total Cash Flows from (used in) Financing	1,126,003	(21,736)	1,104,267

Net Change in Cash and Temporary
Cash Investments*	41,854	2,093	43,947
Cash and Temporary Cash Investments at January 1	4,291	11	4,302
Cash and Temporary Cash Investments at December 31	46,145	2,104	48,249

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	254,743	11,237	265,980
Income taxes	(172,704)	8,660	(164,044)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

G - 5a ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)

		Energy	Lake
	Prior Page	Financing	Acquisition	Subtotal
	Subtotal	Company, LLC	Company, LLC	(Carried to
	(from pg G - 5)			Pg G - 5b)

Cash Flows from Operations:
Net income (loss)	(565,148)	9,333	(5)	(555,820)
Cumulative effect of accounting change, net	0	0	0	0
Income (loss) before cumulative effect of accounting change	(565,148)	9,333	(5)	(555,820)
Depreciation and amortization	102,863	0	5	102,868
Deferred investment credit and income taxes, net	(124,416)	(2,023)	(3)	(126,442)
Unamortized loss on reacquired debt	600	0	0	600
Minority interest in Allegheny Generating Company	3,215	0	0	3,215
Unrealized gains on commodity contracts	1,288,312	0	0	1,288,312
Workforce reduction expenses	36,144	0	0	36,144
Restructuring charges and related asset impairment	28,121	0	0	28,121
Impairment of generation projects	38,488	0	0	38,488
Changes in certain current assets and liabilities:
Accounts receivable, net	17,140	0	0	17,140
Affiliates accounts receivable/payable, net	40,160	(230)	(1)	39,929
Materials and supplies	(6,102)	0	0	(6,102)
Deposits	0	0	0	0
Prepaid Taxes	0	0	0	0
Taxes Receivable	23,368	1,033	1	24,402
Accounts payable	46,082	(1)	0	46,081
Prepayments	(21,255)	0	0	(21,255)
Purchased Options	(27,612)	0	0	(27,612)
Taxes accrued	0	0	0	0
Interest accrued	9	0	0	9
Accrued payroll	(32,690)	0	0	(32,690)
Other, net	(1,729,868)	862	1	(1,729,005)
Total Cash Flows from Operations	(882,589)	8,974	(2)	(873,617)

Cash Flows used in Investing:
Acquisitions of business and generating assets	0	0	0	0
Construction expenditures	(177,731)	0	0	(177,731)
Other investments	0	0	0	0
Total Cash Flows used in Investing	(177,731)	0	0	(177,731)

Cash Flows from (used in) Financing:
Retirement of debentures, notes and bonds	(456,321)	0	0	(456,321)
Issuance of debentures, notes and bonds	943,616	0	0	943,616
Short-term debt, net	111,185	0	0	111,185
Notes receivable from affiliates	78,966	722	0	79,688
Notes payable to parent and affiliates	536,904	0	0	536,904
Dividends paid to minority shareholder	0	0	0	0
Dividends paid to parent	(98,033)	(9,796)	0	(107,829)
Parent Company contribution	1,950	0	2	1,952
Dividends on capital stock:
Common stock	(14,000)	0	0	(14,000)
Total Cash Flows from (used in) Financing	1,104,267	(9,074)	2	1,095,195

Net Change in Cash and Temporary
Cash Investments*	43,947	(100)	0	43,847
Cash and Temporary Cash Investments at January 1	4,302	1,666	0	5,968
Cash and Temporary Cash Investments at December 31	48,249	1,566	0	49,815

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	265,980	0	0	265,980
Income taxes	(164,044)	4,719	0	(159,325)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

G - 5b ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny	Allegheny	Allegheny
		Energy Supply	Energy Supply	Energy Supply
		Gleason	Wheatland	Lincoln
	Prior Page	Generating	Generating	Generating	Subtotal
	Subtotal	Facility, LLC	Facility, LLC	Facility, LLC	(Carried to
	(from pg G - 5a)				Pg G - 5c)
Cash Flows from Operations:
Net income (loss)	(555,820)	2,636	(441)	(593)	(554,218)
Cumulative effect of accounting change, net	0	0	0	0	0
Income before cumulative effect of accounting change	(555,820)	2,636	(441)	(593)	(554,218)
Depreciation and amortization	102,868	9,423	8,784	12,295	133,370
Deferred investment credit and income taxes, net	(126,442)	6,627	3,598	4,522	(111,695)
Unamortized loss on reacquired debt	600	0	0	0	600
Minority interest in Allegheny Generating Company	3,215	0	0	0	3,215
Unrealized gains on commodity contracts	1,288,312	0	0	0	1,288,312
Workforce reduction expenses	36,144	0	0	0	36,144
Restructuring charges and related asset impairment	28,121	0	0	0	28,121
Impairment of generation projects	38,488	0	0	0	38,488
Changes in certain current assets and liabilities:
Accounts receivable, net	17,140	0	0	0	17,140
Affiliates accounts receivable/payable, net	39,929	(8,956)	(2,138)	(2,638)	26,197
Materials and supplies	(6,102)	23	(163)	(92)	(6,334)
Deposits	0	0	0	0	0
Prepaid Taxes	0	0	0	0	0
Taxes Receivable	24,402	2,353	2,184	3,042	31,981
Accounts payable	46,081	10,194	(90)	(176)	56,009
Prepayments	(21,255)	(8,568)	24	48	(29,751)
Purchased Options	(27,612)	0	0	0	(27,612)
Taxes accrued	0	0	0	0	0
Interest accrued	9	0	0	0	9
Accrued payroll	(32,690)	0	0	10	(32,680)
Other, net	(1,729,005)	(1,229)	(4,627)	(6,535)	(1,741,396)
Total Cash Flows from Operations	(873,617)	12,503	7,131	9,883	(844,100)

Cash Flows used in Investing:
Acquisitions of business and generating assets	0	0	0	0	0
Construction expenditures	(177,731)	(15,670)	(1,675)	(1,385)	(196,461)
Other investments	0	0	0	0	0
Total Cash Flows used in Investing	(177,731)	(15,670)	(1,675)	(1,385)	(196,461)

Cash Flows from (used in) Financing:
Retirement of debentures, notes and bonds	(456,321)	0	0	0	(456,321)
Issuance of debentures, notes and bonds	943,616	0	0	0	943,616
Short-term debt, net	111,185	0	0	0	111,185
Notes receivable from affiliates	79,688	0	0	0	79,688
Notes payable to parent and affiliates	536,904	0	0	(720)	536,184
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(107,829)	0	(8,000)	(9,000)	(124,829)
Parent Company contribution	1,952	1,190	0	0	3,142
Dividends on capital stock:
Common stock	(14,000)	0	0	0	(14,000)
Total Cash Flows from (used in) Financing	1,095,195	1,190	(8,000)	(9,720)	1,078,665

Net Change in Cash and Temporary
Cash Investments*	43,847	(1,977)	(2,544)	(1,222)	38,104
Cash and Temporary Cash Investments at January 1	5,968	4,689	5,649	3,709	20,015
Cash and Temporary Cash Investments at December 31	49,815	2,712	3,105	2,487	58,119

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	265,980	3	0	13,703	279,686
Income taxes	(159,325)	0	0	0	(159,325)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

G - 5c ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
			Allegheny
			Energy Supply
		Allegheny	Conemaugh,	Acadia Bay
	Prior Page	Energy Supply	LLC	Energy	Subtotal
	Subtotal	Capital, LLC	Consolidated	Company, LLC	(Carried to
	(from pg G - 5b)		(from pg H - 5)		Pg G - 5d)
Cash Flows from Operations:
Net income (loss)	(554,218)	85,061	41	(118,500)	(587,616)
Cumulative effect of accounting change, net	0	0	0	0	0
Income before cumulative effect of accounting change	(554,218)	85,061	41	(118,500)	(587,616)
Depreciation and amortization	133,370	0	4,655	0	138,025
Deferred investment credit and income taxes, net	(111,695)	0	1,115	(73,638)	(184,218)
Unamortized loss on reacquired debt	600	0	0	0	600
Minority interest in Allegheny Generating Company	3,215	0	0	0	3,215
Unrealized gains on commodity contracts	1,288,312	0	0	0	1,288,312
Workforce reduction expenses	36,144	0	0	0	36,144
Restructuring charges and related asset impairment	28,121	0	0	0	28,121
Impairment of generation projects	38,488	0	0	191,976	230,464
Changes in certain current assets and liabilities:
Accounts receivable, net	17,140	0	(175)	0	16,965
Affiliates accounts receivable/payable, net	26,197	(5)	(1,383)	0	24,809
Materials and supplies	(6,334)	0	13	0	(6,321)
Deposits	0	0	0	0	0
Prepaid Taxes	0	0	0	0	0
Taxes Receivable	31,981	(836)	(577)	0	30,568
Accounts payable	56,009	0	(342)	0	55,667
Prepayments	(29,751)	0	(314)	0	(30,065)
Purchased Options	(27,612)	0	0	0	(27,612)
Taxes accrued	0	0	0	0	0
Interest accrued	9	0	0	0	9
Accrued payroll	(32,680)	0	0	0	(32,680)
Other, net	(1,741,396)	(2,546)	5	(13,152)	(1,757,089)
Total Cash Flows from Operations	(844,100)	81,674	3,038	(13,314)	(772,702)

Cash Flows used in Investing:
Acquisitions of business and generating assets	0	0	0	0	0
Construction expenditures	(196,461)	0	(1,226)	0	(197,687)
Other investments	0	0	(204)	0	(204)
Total Cash Flows used in Investing	(196,461)	0	(1,430)	0	(197,891)

Cash Flows from (used in) Financing:
Retirement of debentures, notes and bonds	(456,321)	0	0	0	(456,321)
Issuance of debentures, notes and bonds	943,616	0	0	0	943,616
Short-term debt, net	111,185	0	0	0	111,185
Notes receivable from affiliates	79,688	(731,754)	0	0	(652,066)
Notes payable to parent and affiliates	536,184	0	(79,000)	34	457,218
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(124,829)	(5)	0	0	(124,834)
Parent Company contribution	3,142	650,000	77,001	13,280	743,423
Dividends on capital stock:
Common stock	(14,000)	0	0	0	(14,000)
Total Cash Flows from (used in) Financing	1,078,665	(81,759)	(1,999)	13,314	1,008,221

Net Change in Cash and Temporary
Cash Investments*	38,104	(85)	(391)	0	37,628
Cash and Temporary Cash Investments at January 1	20,015	211	683	0	20,909
Cash and Temporary Cash Investments at December 31	58,119	126	292	0	58,537

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	279,686	0	3,388	0	283,074
Income taxes	(159,325)	40,526	(508)	0	(119,307)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

G - 5d ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Buchanan	Allegheny
		Energy	Energy Supply	Allegheny
		Company of	Capital	Trading
	Prior Page	Virginia,	Midwest,	Finance	Subtotal
	Subtotal	LLC	LLC	Company	(Carried to
	(from pg G - 5c)				Pg G - 5e)
Cash Flows from Operations:
Net income (loss)	(587,616)	0	(5)	(153,736)	(741,357)
Cumulative effect of accounting change, net	0	0	0	0	0
Income before cumulative effect of accounting change	(587,616)	0	(5)	(153,736)	(741,357)
Depreciation and amortization	138,025	0	0	0	138,025
Deferred investment credit and income taxes, net	(184,218)	(1,655)	(2)	(95,803)	(281,678)
Unamortized loss on reacquired debt	600	0	0	0	600
Minority interest in Allegheny Generating Company	3,215	0	0	0	3,215
Unrealized gains on commodity contracts	1,288,312	0	0	(938,657)	349,655
Workforce reduction expenses	36,144	0	0	0	36,144
Restructuring charges and related asset impairment	28,121	0	0	0	28,121
Impairment of generation projects	230,464	0	0	0	230,464
Changes in certain current assets and liabilities:
Accounts receivable, net	16,965	0	0	(2,968)	13,997
Affiliates accounts receivable/payable, net	24,809	0	0	2,201	27,010
Materials and supplies	(6,321)	0	0	0	(6,321)
Deposits	0	0	0	0	0
Prepaid Taxes	0	0	0	0	0
Taxes Receivable	30,568	0	(1)	0	30,567
Accounts payable	55,667	0	0	0	55,667
Prepayments	(30,065)	0	0	0	(30,065)
Purchased Options	(27,612)	0	0	0	(27,612)
Taxes accrued	0	0	0	0	0
Interest accrued	9	0	0	0	9
Accrued payroll	(32,680)	0	0	0	(32,680)
Other, net	(1,757,089)	1,655	0	455,790	(1,299,644)
Total Cash Flows from Operations	(772,702)	0	(8)	(733,173)	(1,505,883)

Cash Flows used in Investing:
Acquisitions of business and generating assets	0	0	0	0	0
Construction expenditures	(197,687)	0	0	0	(197,687)
Other investments	(204)	(28,658)	0	0	(28,862)
Total Cash Flows used in Investing	(197,891)	(28,658)	0	0	(226,549)

Cash Flows from (used in) Financing:
Retirement of debentures, notes and bonds	(456,321)	0	0	0	(456,321)
Issuance of debentures, notes and bonds	943,616	0	0	0	943,616
Short-term debt, net	111,185	0	0	0	111,185
Notes receivable from affiliates	(652,066)	0	0	0	(652,066)
Notes payable to parent and affiliates	457,218	0	0	0	457,218
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(124,834)	0	0	0	(124,834)
Parent Company contribution	743,423	28,658	16	733,473	1,505,570
Dividends on capital stock:
Common stock	(14,000)	0	0	0	(14,000)
Total Cash Flows from (used in) Financing	1,008,221	28,658	16	733,473	1,770,368

Net Change in Cash and Temporary
Cash Investments*	37,628	0	8	300	37,936
Cash and Temporary Cash Investments at January 1	20,909	0	0	0	20,909
Cash and Temporary Cash Investments at December 31	58,537	0	8	300	58,845

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	283,074	109	0	0	283,183
Income taxes	(119,307)	0	0	0	(119,307)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

G - 5e ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny
		Energy Supply			Allegheny
		Development			Energy Supply
		Services			Company, LLC
	Prior Page	LLC	Combined	Eliminations,	Consolidated
	Subtotal	Consolidated	Totals	etc.	(carried to
	(from pg G - 5c)	(from pg I - 5)			pg A - 5a)
Cash Flows from Operations:
Net income (loss)	(741,357)	(6,685)	(748,042)	164,295	(583,747)
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	(741,357)	(6,685)	(748,042)	164,295	(583,747)
Depreciation and amortization	138,025	0	138,025	(19,052)	118,973
Deferred investment credit and income taxes, net	(281,678)	(6,760)	(288,438)	5,077	(283,361)
Unamortized loss on reacquired debt	600	0	600	(600)	0
Minority interest in Allegheny Generating Company	3,215	10	3,225	1,057	4,282
Unrealized gains on commodity contracts	349,655	0	349,655	0	349,655
Workforce reduction expenses	36,144	0	36,144	0	36,144
Restructuring charges and related asset impairment	28,121	0	28,121	0	28,121
Impairment of generation projects	230,464	13,573	244,037	0	244,037
Changes in certain current assets and liabilities:
Accounts receivable, net	13,997	0	13,997	0	13,997
Affiliates accounts receivable/payable, net	27,010	(214)	26,796	250	27,046
Materials and supplies	(6,321)	0	(6,321)	0	(6,321)
Deposits	0	0	0	0	0
Prepaid Taxes	0	0	0	0	0
Taxes Receivable	30,567	0	30,567	(5,021)	25,546
Accounts payable	55,667	0	55,667	24	55,691
Prepayments	(30,065)	0	(30,065)	(26)	(30,091)
Purchased Options	(27,612)	0	(27,612)	0	(27,612)
Taxes accrued	0	0	0	0	0
Interest accrued	9	0	9	(9)	0
Accrued payroll	(32,680)	0	(32,680)	0	(32,680)
Other, net	(1,299,644)	(6,869)	(1,306,513)	1,332,834	26,321
				0
Total Cash Flows from Operations	(1,505,883)	(6,945)	(1,512,828)	1,478,829	(33,999)

Cash Flows used in Investing:
Acquisitions of business and generating assets	0	0	0	0	0
Construction expenditures	(197,687)	(8,924)	(206,611)	(8)	(206,619)
Other investments	(28,862)	0	(28,862)	0	(28,862)
Total Cash Flows used in Investing	(226,549)	(8,924)	(235,473)	(8)	(235,481)

Cash Flows from (used in) Financing:
Retirement of debentures, notes and bonds	(456,321)	0	(456,321)	0	(456,321)
Issuance of debentures, notes and bonds	943,616	0	943,616	0	943,616
Short-term debt, net	111,185	0	111,185	(114)	111,071
Notes receivable from affiliates	(652,066)	0	(652,066)	652,066	0
Notes payable to parent and affiliates	457,218	0	457,218	(652,068)	(194,850)
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	(124,834)	0	(124,834)	26,801	(98,033)
Parent Company contribution	1,505,570	15,886	1,521,456	(1,519,506)	1,950
Dividends on capital stock:
Common stock	(14,000)	0	(14,000)	14,000	0
Total Cash Flows from (used in) Financing	1,770,368	15,886	1,786,254	(1,478,821)	307,433

Net Change in Cash and Temporary
Cash Investments*	37,936	17	37,953	0	37,953
Cash and Temporary Cash Investments at January 1	20,909	0	20,909	0	20,909
Cash and Temporary Cash Investments at December 31	58,845	17	58,862	0	58,862

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	283,183	(635)	282,548	(139,366)	143,182
Income taxes	(119,307)	96	(119,211)	119,211	0

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

H - 1 ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny			Allegheny
	Allegheny	Energy Supply			Energy Supply
	Energy Supply	Conemaugh			Conemaugh, LLC
	Conemaugh,	Fuels,	Combined	Eliminations,	Consolidated
ASSETS	LLC	LLC	Totals	etc.	(carried to
					pg G - 1c)
Current assets:
Cash and temporary cash investments	292	0	292	0	292
Accounts receivable:
Billed:
Other	175	0	175	0	175
Affiliates, net	2,221	0	2,221	(204)	2,017
Materials and supplies - at average cost:
Operating and construction	907	0	907	0	907
Fuel	1,087	0	1,087	0	1,087
Taxes receivable - nonaffiliated	144	0	144	0	144
Taxes receivable - affiliated	433	0	433	0	433
Other current assets	314	0	314	0	314
Total Current Assets	5,573	0	5,573	(204)	5,369

Property, plant and equipment:
In service, at original cost	79,835	0	79,835	0	79,835
Construction work in progress	652	0	652	0	652
Subtotal	80,487	0	80,487	0	80,487
Accumulated depreciation	(7,018)	0	(7,018)	0	(7,018)
Net Property, Plant and Equipment	73,469	0	73,469	0	73,469

Investments and other assets:
Securities of subsidiaries consolidated	(7)	0	(7)	7	0
Unregulated investments	0	192	192	0	192
Total Investments and Other Assets	(7)	192	185	7	192

Deferred charges:
Deferred income taxes	0	5	5	(5)	0
Other deferred charges	2	0	2	0	2
Total Deferred Charges	2	5	7	(5)	2

Total Assets	79,037	197	79,234	(202)	79,032

H - 2 ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny			Allegheny
	Allegheny	Energy Supply			Energy Supply
	Energy Supply	Conemaugh			Conemaugh, LLC
	Conemaugh,	Fuels,	Combined	Eliminations,	Consolidated
LIABILITIES AND STOCKHOLDERS' EQUITY	LLC	LLC	Totals	etc.	(carried to
					pg G - 2c)

Current liabilities:
Accounts payable	825	0	825	0	825
Accounts payable to affiliates, net	0	204	204	(204)	0
Total Current Liabilities	825	204	1,029	(204)	825

Deferred credits and other liabilities:
Deferred income taxes	1,120	0	1,120	(5)	1,115
Other	49	0	49	0	49
Total Deferred Credits and Other Liabilities	1,169	0	1,169	(5)	1,164

Stockholders' equity
Members equity	77,043	(7)	77,036	7	77,043
Total stockholders' equity	77,043	(7)	77,036	7	77,043

Total stockholders' equity and liabilities	79,037	197	79,234	(202)	79,032

H - 3 ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny			Allegheny
	Allegheny	Energy Supply			Energy Supply
	Energy Supply	Conemaugh			Conemaugh, LLC
	Conemaugh,	Fuels,	Combined	Eliminations,	Consolidated
	LLC	LLC	Totals	etc.	(carried to
					pg G - 3c)

Total operating revenues	17,916	0	17,916	0	17,916

Cost of revenues:
Fuel consumed for electric generation	6,727	0	6,727	0	6,727
Total cost of revenues	6,727	0	6,727	0	6,727
Net revenues	11,189	0	11,189	0	11,189

Other operating expenses:
Operation expense	3,044	0	3,044	0	3,044
Depreciation and amortization	4,655	0	4,655	0	4,655
Taxes other than income taxes	22	0	22	0	22
Total other operating expenses	7,721	0	7,721	0	7,721
Operating income (loss)	3,468	0	3,468	0	3,468

Other income (expenses), net	(3)	(12)	(15)	7	(8)

Interest charges:
Interest on debt	3,498	0	3,498	0	3,498
Interest capitalized	(110)	0	(110)	0	(110)
Total interest charges	3,388	0	3,388	0	3,388

Income (loss) before income taxes	77	(12)	65	7	72

Federal and state income tax expense (benefit)	36	(5)	31	0	31

Net income (loss)	41	(7)	34	7	41

H - 4 ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
	Allegheny	Allegheny			Allegheny
	Energy Supply	Energy Supply			Energy Supply
	Conemaugh,	Conemaugh,			Conemaugh, LLC
	Company	Fuels	Combined	Eliminations,	Consolidated
RETAINED EARNINGS	LLC	LLC	Totals	etc.	(carried to
					pg G - 4c)

Balance at January 1, 2002	0	0	0	0	0

Add:
Net income (loss)	0	0	0	0	0

Total	0	0	0	0	0

Deduct:
Dividends on capital stock:
Common	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2002	0	0	0	0	0

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	0	0	0	0	0

Add (Deduct):
Dividends on Capital Stock:
Common	0	0	0	0	0
Balance at December 31, 2002	0	0	0	0	0

H - 4 Continued
ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

		Allegheny			Allegheny
	Allegheny	Energy Supply			Energy Supply
	Energy Supply	Conemaugh			Conemaugh, LLC
	Conemaugh,	Fuels,	Combined	Eliminations,	Consolidated
MEMBERS EQUITY	LLC	LLC	Totals	etc.	(carried to
					pg G - 4c)

Balance at January 1, 2002	1	0	1	0	1

Add:
Net income (loss)	41	(7)	34	7	41

Members capital contributions	77,001	0	77,001	0	77,001

Total	77,043	(7)	77,036	7	77,043

Deduct:	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2002	77,043	(7)	77,036	7	77,043

H - 5 ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC AND SUBSIDIARY COMPANY CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny			Allegheny
	Allegheny	Energy Supply			Energy Supply
	Energy Supply	Conemaugh			Conemaugh, LLC
	Conemaugh,	Fuels,	Combined	Eliminations,	Consolidated
	LLC	LLC	Totals	etc.	(carried to
					pg G - 5c)
Cash Flows from Operations:
Net income (loss)	41	(7)	34	7	41
Cumulative effect of accounting change, net	0	0	0	0	0
Income (loss) before cumulative effect of accounting change	41	(7)	34	7	41
Depreciation and amortization	4,655	0	4,655	0	4,655
Deferred investment credit and income taxes, net	1,120	(5)	1,115	0	1,115
Unamortized loss on reacquired debt	0	0	0	0	0
Minority interest in Allegheny Generating Company	0	0	0	0	0
Unrealized gains on commodity contracts	0	0	0	0	0
Changes in certain current assets and liabilities:
Accounts receivable, net	(175)	0	(175)	0	(175)
Affiliated accounts receivable/payable, net	(1,587)	204	(1,383)	0	(1,383)
Materials and supplies	13	0	13	0	13
Deposits	0	0	0	0	0
Prepaid Taxes	0	0	0	0	0
Taxes Receivable	(577)	0	(577)	0	(577)
Accounts payable	(342)	0	(342)	0	(342)
Prepayments	(314)	0	(314)	0	(314)
Purchased Options	0	0	0	0	0
Taxes accrued	0	0	0	0	0
Interest accrued	0	0	0	0	0
Accrued payroll	0	0	0	0	0
Other, net	0	12	12	(7)	5
Total Cash Flows from Operations	2,834	204	3,038	0	3,038

Cash Flows used in Investing:
Construction expenditures	(1,226)	0	(1,226)	0	(1,226)
Other investments	0	(204)	(204)	0	(204)
Total Cash Flows used in Investing	(1,226)	(204)	(1,430)	0	(1,430)

Cash Flows from (used in) Financing:
Retirement of debentures, notes and bonds	0	0	0	0	0
Issuance of debentures, notes and bonds	0	0	0	0	0
Short-term debt, net	0	0	0	0	0
Notes payable to parent and affiliates	(79,000)	0	(79,000)	0	(79,000)
Dividends paid to minority shareholder	0	0	0	0	0
Dividends paid to parent	0	0	0	0	0
Parent Company contribution	77,001	0	77,001	0	77,001
Dividends on capital stock:
Preferred stock	0	0	0	0	0
Common stock	0	0	0	0	0
Total Cash Flows from (used in) Financing	(1,999)	0	(1,999)	0	(1,999)

Net Change in Cash and Temporary
Cash Investments*	(391)	0	(391)	0	(391)
Cash and Temporary Cash Investments at January 1	683	0	683	0	683
Cash and Temporary Cash Investments at December 31	292	0	292	0	292

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	3,388	0	3,388	0	3,388
Income taxes	(508)	0	(508)	0	(508)

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

I - 1 ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002 (000's)
	Allegheny				Allegheny
	Energy Supply				Energy Supply
	Development	NYC			Development
	Services,	Energy	Combined	Eliminations,	Services, LLC
ASSETS	LLC	LLC	Totals	etc.	Consolidated
					(carried to
					pg G - 1e)
Current assets:
Cash and temporary cash investments	17	0	17	0	17
Accounts receivable:
Affiliates, net	214	0	214	0	214
Notes receivable - affiliated	8,328	0	8,328	(8,328)	0
Uncollectible notes receivable - affiliated	(8,328)	0	(8,328)	8,328	0
Deferred income taxes	4,204	0	4,204	0	4,204
Taxes receivable - affiliated	91	0	91	(91)	0
Uncollectible interest receivable - affiliated	(692)	0	(692)	692	0
Other current assets	692	0	692	(692)	0
Total Current Assets	4,526	0	4,526	(91)	4,435

Property, plant and equipment:
Construction work in progress	0	8,924	8,924	(8,924)	0
Subtotal	0	8,924	8,924	(8,924)	0
Accumulated depreciation	0	0	0	0	0
Net Property, Plant and Equipment	0	8,924	8,924	(8,924)	0

Investments and other assets:
Securities of subsidiaries consolidated	10	0	10	(10)	0
Other assets	9,259	0	9,259	0	9,259
Total Investments and Other Assets	9,269	0	9,269	(10)	9,259

Deferred charges:
Deferred income taxes	2,302	254	2,556	0	2,556
Other deferred charges	0	97	97	(96)	1
Total Deferred Charges	2,302	351	2,653	(96)	2,557

Total Assets	16,097	9,275	25,372	(9,121)	16,251

I - 2 ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2002 (000's)

	Allegheny				Allegheny
	Energy Supply				Energy Supply
	Development	NYC			Development
	Services,	Energy	Combined	Eliminations,	Services, LLC
LIABILITIES AND STOCKHOLDERS' EQUITY	LLC	LLC	Totals	etc.	Consolidated
					(carried to
Current liabilities:					pg G - 2e)
Long-term debt due within 1 year	0	8,328	8,328	(8,328)	0
Taxes accrued:
Federal and state income	137	50	187	0	187
Taxes payable to affiliates	0	185	185	(91)	94
Interest accrued	0	692	692	(692)	0
Total Current Liabilities	137	9,255	9,392	(9,111)	281

Minority interest	0	0	0	10	10

Stockholders' equity
Members equity	15,960	20	15,980	(20)	15,960
Total stockholders' equity	15,960	20	15,980	(20)	15,960

Total stockholders' equity and liabilities	16,097	9,275	25,372	(9,121)	16,251

I - 3 ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
	Allegheny				Allegheny
	Energy Supply				Energy Supply
	Development	NYC			Development
	Services,	Energy	Combined	Eliminations,	Services, LLC
	LLC	LLC	Totals	etc.	Consolidated
					Pg G - 3e)

Total operating revenues	0	0	0	0	0

Other operating expenses:
Operation expense	13,716	1	13,717	0	13,717
Total other operating expenses	13,716	1	13,717	0	13,717
Operating income (loss)	(13,716)	(1)	(13,717)	0	(13,717)

Other income (expenses), net	653	0	653	(653)	0

Interest charges:
Interest on debt	0	635	635	(635)	0
Interest capitalized	0	(635)	(635)	0	(635)
Total interest charges	0	0	0	(635)	(635)

Income (loss) before income taxes and minority interest	(13,063)	(1)	(13,064)	(18)	(13,082)

Federal and state income tax expense (benefit)	(6,387)	(19)	(6,406)	0	(6,406)

Minority interest	9	0	9	0	9

Net income (loss)	(6,685)	18	(6,667)	(18)	(6,685)

I - 4
ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

					Allegheny
	Allegheny				Energy Supply
	Energy Supply				Development
	Development	NYC			Services, LLC
	Services,	Energy	Combined	Eliminations,	Consolidated
RETAINED EARNINGS	LLC	LLC	Totals	etc.	(carried to
					pg G - 4e)

Balance at January 1, 2002	0	0	0	0	0

Add:
Net income (loss)	0	0	0	0	0

Total	0	0	0	0	0

Deduct:
Dividends on capital stock:
Common	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2002	0	0	0	0	0

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	0	0	0	0	0

Add (Deduct):
Dividends on Capital Stock:
Common	0	0	0	0	0
Balance at December 31, 2002	0	0	0	0	0

I - 4 Continued
ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES LLC AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

					Allegheny
	Allegheny				Energy Supply
	Energy Supply				Development
	Development	NYC			Services LLC
MEMBERS EQUITY	Services	Energy	Combined	Eliminations,	Consolidated
	Company LLC	LLC	Totals	etc.	(carried to
					pg G - 4e)

Balance at January 1, 2002	6,889	0	6,889	0	6,889

Add:
Net income (loss)	(6,685)	18	(6,667)	(18)	(6,685)

Members capital contributions	15,886	2	15,888	(2)	15,886

Total	16,090	20	16,110	(20)	16,090

Deduct:
Tax obligation transferred from Allegheny
Energy Supply Company	130	0	130	0	130

Total deductions	130	0	130	0	130

Balance at December 31, 2002	15,960	20	15,980	(20)	15,960

I - 5 ALLEGHENY ENERGY SUPPLY DEVELOPMENT SERVICES, LLC AND SUBSIDIARY COMPANY CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
	Allegheny				Allegheny
	Energy Supply				Energy Supply
	Development	NYC			Development
	Services,	Energy	Combined	Eliminations,	Services, LLC
	LLC	LLC	Totals	etc.	Consolidated
					(carried to
					pg G - 5d)
Cash Flows from Operations:
Net income (loss)	(6,685)	18	(6,667)	(18)	(6,685)
Cumulative effect of accounting change, net	0	0	0	0	0
Income (loss) before cumulative effect of accounting change	(6,685)	18	(6,667)	(18)	(6,685)
Depreciation and amortization	0	0	0	0	0
Deferred investment credit and income taxes, net	(6,506)	(254)	(6,760)	0	(6,760)
Unamortized loss on reacquired debt	0	0	0	0	0
Minority interest in Allegheny Generating Company	0	0	0	10	10
Unrealized losses (gains) on commodity contracts, net	0	0	0	0	0
Impairment of generation projects	4,828	0	4,828	8,745	13,573
Changes in certain current assets and liabilities:
Accounts receivable, net	0	0	0	0	0
Affiliated accounts receivable/payable, net	(214)	0	(214)	0	(214)
Materials and supplies	0	0	0	0	0
Deposits	0	0	0	0	0
Prepaid Taxes	0	0	0	0	0
Accounts payable	0	0	0	0	0
Purchased Options	0	0	0	0	0
Taxes accrued	0	0	0	0	0
Interest accrued	0	0	0	0	0
Accrued payroll	0	0	0	0	0
Taxes receivable	(91)	0	(91)	91	0
Other, net	(7,201)	830	(6,371)	(498)	(6,869)
Total Cash Flows from Operations	(15,869)	594	(15,275)	8,330	(6,945)

Cash Flows used in Investing:
Construction expenditures	0	(8,924)	(8,924)	0	(8,924)
Other investments	0	0	0	0	0
Total Cash Flows used in Investing	0	(8,924)	(8,924)	0	(8,924)

Cash Flows from (used in) Financing:
Retirement of debentures, notes and bonds	0	0	0	0	0
Issuance of debentures, notes and bonds	0	8,328	8,328	(8,328)	0
Short-term debt, net	0	0	0	0	0
Notes payable to parent and affiliates	0	0	0	0	0
Dividends paid to minority shareholder	0	0	0	0	0
Parent Company contribution	15,886	2	15,888	(2)	15,886
Dividends on capital stock:
Common stock	0	0	0	0	0
Total Cash Flows from (used in) Financing	15,886	8,330	24,216	(8,330)	15,886

Net Change in Cash and Temporary
Cash Investments*	17	0	17	0	17
Cash and Temporary Cash Investments at January 1	0	0	0	0	0
Cash and Temporary Cash Investments at December 31	17	0	17	0	17

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0	(635)	(635)	0	(635)
Income taxes	96	0	96	0	96

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

J - 1 ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002 (000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,
	Ventures,	Solutions,	Inc	Subtotal
ASSETS	Inc	Inc	Consolidated	(Carried to
			(from pg K - 1a)	Pg J - 1a)
Current assets:
Cash and temporary cash investments	2,143	13,019	345	15,507
Accounts receivable:
Billed:
Customer	389	0	18,771	19,160
Other	22,492	7,344	536	30,372
Allowance for uncollectible accounts	(128)	(2,535)	(2,809)	(5,472)
Notes receivable due 1 yr.	0	4	0	4
Materials and supplies - at average cost	159	0	6,765	6,924
Deferred income taxes	52	964	1,163	2,179
Taxes receivable - nonaffiliated	81	305	179	565
Taxes receivable - affiliated	0	3,539	3,566	7,105
Prepaid taxes	0	0	104	104
Other current assets	159	24	1	184
Total Current Assets	25,347	22,664	28,621	76,632

Property, plant and equipment:
In service, at original cost	441	1,058	18,772	20,271
Construction work in progress	712	0	21,812	22,524
Subtotal	1,153	1,058	40,584	42,795
Accumulated depreciation	(112)	(77)	(3,695)	(3,884)
Net Property, Plant and Equipment	1,041	981	36,889	38,911

Investments and other assets:
Securities of subsidiaries consolidated	107,090	0	0	107,090
Unregulated investments	6,211	0	1,075	7,286
Funds on deposit	6	57	77	140
Other assets	0	0	(1)	(1)
Total Investments and Other Assets	113,307	57	1,151	114,515

Deferred charges:
Deferred income taxes	16,978	508	14,608	32,094
Other deferred charges	13	6	352	371
Total Deferred Charges	16,991	514	14,960	32,465

Total Assets	156,686	24,216	81,621	262,523

J - 1a ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002 (000's)

		Alliance Gas				Allegheny
		Services	AYP			Ventures, Inc
		Holdings,	Energy,	Combined	Eliminations,	Consolidated
ASSETS	Subtotal	LLC	Inc	Totals	etc.	(Carried to
	(from pg J - 1)					Pg A - 1b)
Current assets:
Cash and temporary cash investments	15,507	3	100	15,610	0	15,610
Accounts receivable:
Billed:
Customer	19,160	0	0	19,160	0	19,160
Other	30,372	0	0	30,372	0	30,372
Affiliates, net	0	12,121	0	12,121	(12,121)	0
Allowance for uncollectible accounts	(5,472)	0	0	(5,472)	0	(5,472)
Notes receivable due 1 yr.	4	0	0	4	0	4
Materials and supplies - at average cost	6,924	0	0	6,924	0	6,924
Deferred income taxes	2,179	0	0	2,179	0	2,179
Taxes receivable - nonaffiliated	565	0	14	579	0	579
Taxes receivable - affiliated	7,105	0	1	7,106	(1,503)	5,603
Prepaid taxes	104	0	0	104	0	104
Other current assets	184	0	0	184	0	184
Total Current Assets	76,632	12,124	115	88,871	(13,624)	75,247

Property, plant and equipment:
In service, at original cost	20,271	0	0	20,271	0	20,271
Construction work in progress	22,524	0	0	22,524	0	22,524
Subtotal	42,795	0	0	42,795	0	42,795
Accumulated depreciation	(3,884)	0	0	(3,884)	0	(3,884)
Net Property, Plant and Equipment	38,911	0	0	38,911	0	38,911

Investments and other assets:
Securities of subsidiaries consolidated	107,090	0	0	107,090	(107,090)	0
Unregulated investments	7,286	0	0	7,286	0	7,286
Funds on deposit	140	0	0	140	0	140
Other assets	(1)	0	0	(1)	1	0
Total Investments and Other Assets	114,515	0	0	114,515	(107,089)	7,426

Deferred charges:
Deferred income taxes	32,094	0	155	32,249	0	32,249
Other deferred charges	371	0	0	371	0	371
Total Deferred Charges	32,465	0	155	32,620	0	32,620

Total Assets	262,523	12,124	270	274,917	(120,713)	154,204

J - 2 ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002 (000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,
	Ventures,	Solutions,	Inc	Subtotal
LIABILITIES AND STOCKHOLDERS' EQUITY	Inc	Inc	Consolidated	(Carried to
			(from pg K - 2a)	Pg J - 2a)
Current liabilities:
Accounts payable	22,429	4,798	1,582	28,809
Accounts payable to affiliates, net	12,780	1,074	1,463	15,317
Taxes accrued:
Other	0	37	125	162
Taxes payable to affiliates	1,503	0	0	1,503
Other current liabilities	2	783	6	791
Total Current Liabilities	36,714	6,692	3,176	46,582

Deferred credits and other liabilities:
Other	0	5	58	63
Total Deferred Credits and Other Liabilities	0	5	58	63

Stockholders' equity
Common stock of Allegheny Ventures, Inc.	1	0	0	1
Common stock of subsidiaries consolidated	0	1	1	2
Other paid-in capital	205,454	21,765	100,400	327,619
Retained earnings	(85,483)	(4,247)	(22,014)	(111,744)
Total Stockholders' Equity	119,972	17,519	78,387	215,878

Total Stockholders' Equity and Liabilities	156,686	24,216	81,621	262,523

J - 2a ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002 (000's)

		Alliance Gas				Allegheny
		Services	AYP			Ventures, Inc
		Holdings,	Energy,	Combined	Eliminations,	Consolidated
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	LLC	Inc	Totals	etc.	(Carried to
	(from pg J - 2)					Pg A - 2b)
Current liabilities:
Accounts payable	28,809	0	0	28,809	1	28,810
Accounts payable to affiliates, net	15,317	0	0	15,317	(12,121)	3,196
Taxes accrued:
Other	162	0	0	162	0	162
Taxes payable to affiliates	1,503	0	0	1,503	(1,503)	0
Other current liabilities	791	0	0	791	0	791
Total Current Liabilities	46,582	0	0	46,582	(13,623)	32,959

Deferred credits and other liabilities:
Other	63	0	0	63	0	63
Total Deferred Credits and Other Liabilities	63	0	0	63	0	63

Minority interest	0	0	0	0	1,210	1,210

Stockholders' equity
Common stock of Allegheny Ventures, Inc.	1	0	0	1	0	1
Common stock of subsidiaries consolidated	2	0	1	3	(3)	0
Other paid-in capital	327,619	0	1,684	329,303	(123,849)	205,454
Members equity	0	12,124	0	12,124	(12,124)	0
Retained earnings	(111,744)	0	(1,415)	(113,159)	27,676	(85,483)
Total Stockholders' Equity	215,878	12,124	270	228,272	(108,300)	119,972

Total Stockholders' Equity and Liabilities	262,523	12,124	270	274,917	(120,713)	154,204

J - 3 ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,
	Ventures,	Solutions,	Inc	Subtotal
	Inc	Inc	Consolidated	(Carried to
			(from pg K - 3)	Pg J - 3a)

Total operating revenues	4,575	91,593	12,704	108,872

Cost of revenues:
Other	3,579	86,004	3,833	93,416
Total cost of revenues	3,579	86,004	3,833	93,416
Net revenues	996	5,589	8,871	15,456

Other operating expenses:
Workforce reduction expenses	431	346	659	1,436
Operation expense	5,100	5,340	10,134	20,574
Depreciation and amortization	107	52	1,794	1,953
Taxes other than income taxes	228	177	325	730
Total other operating expenses	5,866	5,915	12,912	24,693
Operating income (loss)	(4,870)	(326)	(4,041)	(9,237)

Other income (expenses), net	(62,918)	(956)	(42,921)	(106,795)

Interest charges:
Interest on debt	0	(5)	298	293
Total interest charges	0	(5)	298	293

Income (loss) before income taxes and minority interest	(67,788)	(1,277)	(47,260)	(116,325)

Federal and state income tax expense (benefit)	(16,500)	(1,985)	(19,364)	(37,849)

Minority interest	(2,036)	0	0	(2,036)

Net income (loss)	(49,252)	708	(27,896)	(76,440)

J - 3a ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)

				Alliance
			Alliance Gas	Energy
		Fellon-McCord	Services	Services	Subtotal
	Subtotal	Associates Inc.	Inc.	Partnership	(Carried to
	(from pg J - 3)				Pg J - 3b)

Total operating revenues	108,872	10,028	0	535,594	654,494

Cost of revenues:
Natural gas purchases	0	0	0	526,248	526,248
Other	93,416	0	0	0	93,416
Total cost of revenues	93,416	0	0	526,248	619,664
Net revenues	15,456	10,028	0	9,346	34,830

Other operating expenses:
Workforce reduction expenses	1,436	0	0	0	1,436
Operation expense	20,574	10,028	0	7,639	38,241
Depreciation and amortization	1,953	168	0	1,727	3,848
Taxes other than income taxes	730	390	0	199	1,319
Total other operating expenses	24,693	10,586	0	9,565	44,844
Operating income (loss)	(9,237)	(558)	0	(219)	(10,014)

Other income (expenses), net	(106,795)	8	458	2,995	(103,334)

Interest charges:
Interest on debt	293	0	0	6	299
Total interest charges	293	0	0	6	299

Income (loss) before income taxes and minority interest	(116,325)	(550)	458	2,770	(113,647)

Federal and state income tax expense (benefit)	(37,849)	(578)	182	0	(38,245)

Minority interest	(2,036)	0	0	0	(2,036)

Net income (loss)	(76,440)	28	276	2,770	(73,366)

J - 3b ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)

		Alliance Gas				Allegheny
		Services	AYP			Ventures, Inc
		Holdings,	Energy,	Combined	Eliminations,	Consolidated
	Subtotal	LLC	Inc	Totals	etc.	(Carried to
	(from pg J - 3a)					Pg A - 3b)

Total operating revenues	654,494	0	0	654,494	(6,210)	648,284

Cost of revenues:
Natural gas purchases	526,248	0	0	526,248	0	526,248
Other	93,416	0	0	93,416	0	93,416
Total cost of revenues	619,664	0	0	619,664	0	619,664
Net revenues	34,830	0	0	34,830	(6,210)	28,620

Other operating expenses:
Workforce reduction expenses	1,436	0	0	1,436	0	1,436
Operation expense	38,241	6	0	38,247	(6,210)	32,037
Depreciation and amortization	3,848	0	0	3,848	0	3,848
Taxes other than income taxes	1,319	0	6	1,325	0	1,325
Total other operating expenses	44,844	6	6	44,856	(6,210)	38,646
Operating income (loss)	(10,014)	(6)	(6)	(10,026)	0	(10,026)

Other income (expenses), net	(103,334)	(10,692)	0	(114,026)	36,222	(77,804)

Interest charges:
Interest on debt	299	375	0	674	(380)	294
Total interest charges	299	375	0	674	(380)	294

Income (loss) before income taxes and minority interest	(113,647)	(11,073)	(6)	(124,726)	36,602	(88,124)

Federal and state income tax expense (benefit)	(38,245)	0	1,409	(36,836)	0	(36,836)

Minority interest	(2,036)	0	0	(2,036)	0	(2,036)

Net income (loss)	(73,366)	(11,073)	(1,415)	(85,854)	36,602	(49,252)

J - 4 ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND OWNERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,	Subtotal
	Ventures,	Solutions,	Inc	(Carried to
RETAINED EARNINGS	Inc	Inc	Consolidated	Pg J - 4a)
			(from pg K - 4a)

Balance at January 1, 2002	(36,231)	(5,337)	5,882	(35,686)

Add (Deduct):
Net income (loss)	(49,252)	708	(27,896)	(76,440)
To align legal ownership of Fellon-McCord entities	0	382	0	382
To reflect sale of subsidiary	0	0	0	0
To reflect dissolution of subsidiary	0	0	0	0
To properly reflect equity account balances	0	0	0	0
To record return of capital contribution to AE Inc.
through Allegheny Ventures due to investment
not being renewed	0	0	0	0

Balance at December 31, 2002	(85,483)	(4,247)	(22,014)	(111,744)

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	160,985	10,483	67,039	238,507

Add (Deduct):
Capital Contributions from Parent	44,469	11,085	33,361	88,915
To align legal ownership of Fellon-McCord entities
and transfer certain investments to its parent	0	197	0	197
Adjustment of initial Energy Corporation of America
purchase of minority interest in Alliance Gas
Holdings, LLC	0	0	0	0
To reflect sale of subsidiary	0	0	0	0
To reflect dissolution of subsidiary	0	0	0	0
To properly reflect equity account balances	0	0	0	0

Balance at December 31, 2002	205,454	21,765	100,400	327,619

MEMBERS EQUITY

Balance at January 1, 2002	0	0	0	0
Add (Deduct):
Net income (loss)	0	0	0	0

To record sale of subsidiary	0	0	0	0
Members equity paid to Parent	0	0	0	0
Initial investment from members	0	0	0	0
Members capital contributions	0	0	0	0
Transfer of Allegheny Ventures Inc. 50% owner-
ship in AESP to AGSH, LLC	0	0	0	0
Contributed Capital from
Allegheny Ventures, Inc.	0	0	0	0
Contributed Capital from
Alliance Gas Services Inc.	0	0	0	0
Total Balance at December 31, 2002	0	0	0	0

J - 4a ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND OWNERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)

				Alliance
			Alliance Gas	Energy
		Fellon-McCord	Services	Services	Subtotal
RETAINED EARNINGS	Subtotal	Associates Inc.	Inc.	Partnership	(Carried to
	(from pg J - 4)				Pg J - 4b)

Balance at January 1, 2002	(35,686)	144	588	0	(34,954)

Add (Deduct):
Net income (loss)	(76,440)	28	276	0	(76,136)
To align legal ownership of Fellon-McCord entities	382	0	0	0	382
To reflect sale of subsidiary	0	(172)	0	0	(172)
To reflect dissolution of subsidiary	0	0	(864)	0	(864)
To properly reflect equity account balances	0	0	0	0	0
To record return of capital contribution to AE Inc.
through Allegheny Ventures due to investment
not being renewed	0	0	0	0	0

Balance at December 31, 2002	(111,744)	0	0	0	(111,744)

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	238,507	8,269	8,273	0	255,049

Add (Deduct):
Capital Contributions from Parent	88,915	0	0	0	88,915
To align legal ownership of Fellon-McCord entities
and transfer certain investments to its parent	197	0	0	0	197
Adjustment of initial Energy Corporation of America
purchase of minority interest in Alliance Gas
Holdings, LLC	0	(5,635)	0	0	(5,635)
To reflect sale of subsidiary	0	(2,634)	0	0	(2,634)
To reflect dissolution of subsidiary	0	0	(8,273)	0	(8,273)
To properly reflect equity account balances	0	0	0	0	0

Balance at December 31, 2002	327,619	0	0	0	327,619

MEMBERS EQUITY

Balance at January 1, 2002	0	0	0	29,593	29,593
Add (Deduct):
Net income (loss)	0	0	0	2,770	2,770

To record sale of subsidiary	0	0	0	(28,773)	(28,773)
Members equity paid to Parent	0	0	0	(3,740)	(3,740)
Initial investment from members	0	0	0	0	0
Members capital contributions	0	0	0	0	0
Transfer of Allegheny Ventures Inc. 50% owner-
ship in AESP to AGSH, LLC	0	0	0	0	0
Contributed Capital from
Allegheny Ventures, Inc.	0	0	0	75	75
Contributed Capital from
Alliance Gas Services Inc.	0	0	0	75	75
Total Balance at December 31, 2002	0	0	0	0	0

J - 4b ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND OWNERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)

		Alliance				Allegheny
		Services	AYP			Ventures, Inc
		Holdings,	Energy,	Combined	Eliminations,	Consolidated
RETAINED EARNINGS	Subtotal	LLC	Inc	Totals	etc.	(Carried to
	(from pg J - 4a)					Pg A - 4b)

Balance at January 1, 2002	(34,954)	0	(29,929)	(64,883)	28,652	(36,231)

Add (Deduct):
Net income (loss)	(76,136)	0	(1,415)	(77,551)	28,299	(49,252)
To align legal ownership of Fellon-McCord entities	382	0	0	382	(382)	0
To reflect sale of subsidiary	(172)	0	0	(172)	172	0
To reflect dissolution of subsidiary	(864)	0	0	(864)	864	0
To properly reflect equity account balances	0	0	30,029	30,029	(30,029)	0
To record return of capital contribution to AE Inc.
through Allegheny Ventures due to investment
not being renewed	0	0	(100)	(100)	100	0

Balance at December 31, 2002	(111,744)	0	(1,415)	(113,159)	27,676	(85,483)

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	255,049	0	31,590	286,639	(125,654)	160,985

Add:
Capital Contributions from Parent	88,915	0	123	89,038	(44,569)	44,469
To align legal ownership of Fellon-McCord entities
and transfer certain investments to its parent	197	0	0	197	(197)	0
Adjustment of initial Energy Corporation of America
purchase of minority interest in Alliance Gas
Holdings, LLC	(5,635)	0	0	(5,635)	5,635	0
To reflect sale of subsidiary	(2,634)	0	0	(2,634)	2,634	0
To reflect dissolution of subsidiary	(8,273)	0	0	(8,273)	8,273	0
To properly reflect equity account balances	0	0	(30,029)	(30,029)	30,029	0

Balance at December 31, 2002	327,619	0	1,684	329,303	(123,849)	205,454

MEMBERS EQUITY

Balance at January 1, 2002	29,593	0	0	29,593	(29,593)	0
Add:
Net income (loss)	2,770	(11,073)	0	(8,303)	8,303	0

To record sale of subsidiary	(28,773)	0	0	(28,773)	28,773	0
Members equity paid to Parent	(3,740)	0	0	(3,740)	3,740	0
Initial investment from members	0	6,942	0	6,942	(6,942)	0
Members capital contributions	0	1,520	0	1,520	(1,520)	0
Transfer of Allegheny Ventures Inc. 50% owner-
ship in AESP to AGSH, LLC	0	14,735	0	14,735	(14,735)	0
Contributed Capital from
Allegheny Ventures, Inc.	75	0	0	75	(75)	0
Contributed Capital from
Alliance Gas Services Inc.	75	0	0	75	(75)	0
Total Balance at December 31, 2002	0	12,124	0	12,124	(12,124)	0

J - 5 ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
			Allegheny
		Allegheny	Communications
	Allegheny	Energy	Connect,	Alliance Gas	Subtotal
	Ventures,	Solutions,	Inc	Services	(Carried to
	Inc	Inc	Consolidated	Inc.	Pg J - 5a)
			(from pg K - 5a)
Cash Flows from Operations:
Net income (loss)	(49,252)	708	(27,896)	276	(76,164)
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	(49,252)	708	(27,896)	276	(76,164)
Depreciation and amortization	107	52	1,794	0	1,953
Loss on sale of businesses before effect of minority interest	20,601	0	0	0	20,601
Minority interest	(2,036)	0	0	0	(2,036)
Deferred investment credit and income taxes, net	(15,691)	1,985	(16,323)	0	(30,029)
Workforce reduction expenses	431	346	659	0	1,436
Restructuring charges and related asset impairment	1	4	5	0	10
Impairment of unregulated investments	8,602	1,100	33,199	0	42,901
Changes in certain current assets and liabilities:
Accounts receivable, net	(5)	(3,343)	(5,737)	0	(9,085)
Account receivable from affiliates	0	0	5,892	0	5,892
Materials and supplies	13	30	(2,090)	0	(2,047)
Taxes receivable	(81)	(3,844)	(3,745)	0	(7,670)
Accounts payable	2,387	4,559	603	(745)	6,804
Accounts payable to affiliates	0	248	895	0	1,143
Taxes accrued	1,119	(4,732)	(367)	2,015	(1,965)
Funds on deposit	(6)	(57)	(77)	0	(140)
Other, net	(10,218)	6,061	(13,931)	(1,542)	(19,630)
Total Cash Flows from Operations	(44,028)	3,117	(27,119)	4	(68,026)

Cash Flows used in Investing:
Other construction expenditures and investments	(242)	(189)	236	0	(195)
Proceeds from sale of businesses	(280)	0	0	0	(280)
Unregulated investments	(639)	(1,000)	4,280	0	2,641
Total Cash Flows used in Investing	(1,161)	(1,189)	4,516	0	2,166

Cash Flows from (used in) Financing:
Retirement of notes	0	0	(10,500)	0	(10,500)
Short - term debt, net	0	0	0	0	0
Notes receivable due from affiliates	0	(4)	0	0	(4)
Notes payable to affiliates	0	0	0	0	0
Dividends paid to parent	0	0	0	0	0
Parent company contribution	44,469	11,085	33,360	0	88,914
Total Cash Flows from (used in) Financing	44,469	11,081	22,860	0	78,410

Effect of Sale and Merger of Subsidiaries on Cash Investments	0	0	0	(9)	(9)

Net Change in Cash
Cash Investments*	(720)	13,009	257	(5)	12,541
Cash at January 1	2,863	10	88	5	2,966
Cash at December 31	2,143	13,019	345	0	15,507

Supplemental cash flow information:
Cash paid during the year for:
Interest	0	0	324	0	324
Income taxes	(2,681)	4,616	663	0	2,598

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

J - 5a ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
				Alliance
			Alliance Gas	Energy
		Fellon-McCord	Services	Services	Subtotal
	Subtotal	Associates Inc.	Holdings, LLC	Partnership	(Carried to
	(from pg J - 5)				Pg J - 5b)
Cash Flows from Operations:
Net income (loss)	(76,164)	28	(11,073)	2,770	(84,439)
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	(76,164)	28	(11,073)	2,770	(84,439)
Depreciation and amortization	1,953	168	0	1,727	3,848
Loss on sale of businesses before effect of minority interest	20,601	0	10,849	0	31,450
Minority interest	(2,036)	0	0	0	(2,036)
Deferred investment credit and income taxes, net	(30,029)	(129)	0	0	(30,158)
Workforce reduction expenses	1,436	0	0	0	1,436
Restructuring charges and related asset impairment	10	0	0	0	10
Impairment of unregulated investments	42,901	0	0	0	42,901
Changes in certain current assets and liabilities:
Accounts receivable, net	(9,085)	(390)	0	(16,450)	(25,925)
Account receivable from affiliates	5,892	0	6,499	70	12,461
Materials and supplies	(2,047)	0	0	(1,417)	(3,464)
Taxes receivable	(7,670)	0	0	0	(7,670)
Accounts payable	6,804	768	0	12,156	19,728
Accounts payable to affiliates	1,143	(97)	0	0	1,046
Taxes accrued	(1,965)	(511)	0	(466)	(2,942)
Funds on deposit	(140)	0	0	0	(140)
Other, net	(19,630)	550	(10,043)	9,012	(20,111)
Total Cash Flows from Operations	(68,026)	387	(3,768)	7,402	(64,005)

Cash Flows used in Investing:
Other construction expenditures and investments	(195)	(220)	0	0	(415)
Proceeds from sale of businesses	(280)	0	3,106	0	2,826
Unregulated investments	2,641	0	0	0	2,641
Total Cash Flows used in Investing	2,166	(220)	3,106	0	5,052

Cash Flows from (used in) Financing:
Retirement of notes	(10,500)	0	0	0	(10,500)
Short - term debt, net	0	0	0	0	0
Notes receivable due from affiliates	(4)	0	0	0	(4)
Notes payable to affiliates	0	0	0	(700)	(700)
Dividends paid to parent	0	0	(864)	(3,740)	(4,604)
Parent company contribution	88,914	0	1,520	150	90,584
Total Cash Flows from (used in) Financing	78,410	0	656	(4,290)	74,776

Effect of Sale and Merger of Subsidiaries on Cash Investments	(9)	(493)	9	(4,084)	(4,577)

Net Change in Cash
Cash Investments*	12,541	(326)	3	(972)	11,246
Cash at January 1	2,966	326	0	972	4,264
Cash at December 31	15,507	0	3	0	15,510

Supplemental cash flow information:
Cash paid during the year for:
Interest	324	0	340	7	671
Income taxes	2,598	431	0	0	3,029

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

J - 5b ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
					Allegheny
		AYP			Ventures, Inc
		Energy,	Combined	Eliminations,	Consolidated
	Subtotal	Inc	Totals	etc.	(Carried to
	(from pg J - 5a)				Pg A - 5b)
Cash Flows from Operations:
Net income (loss)	(84,439)	(1,415)	(85,854)	36,602	(49,252)
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	(84,439)	(1,415)	(85,854)	36,602	(49,252)
Depreciation and amortization	3,848	0	3,848	0	3,848
Loss on sale of businesses before effect of minority interest	31,450	0	31,450	0	31,450
Minority interest	(2,036)	0	(2,036)	0	(2,036)
Deferred investment credit and income taxes, net	(30,158)	(155)	(30,313)	0	(30,313)
Workforce reduction expenses	1,436	0	1,436	0	1,436
Restructuring charges and related asset impairment	10	0	10	0	10
Impairment of unregulated investments	42,901	0	42,901	0	42,901
Changes in certain current assets and liabilities:
Accounts receivable, net	(25,925)	0	(25,925)	0	(25,925)
Account receivable from affiliates	12,461	1	12,462	6,158	18,620
Materials and supplies	(3,464)	0	(3,464)	0	(3,464)
Taxes receivable	(7,670)	(15)	(7,685)	1,503	(6,182)
Accounts payable	19,728	0	19,728	(11)	19,717
Accounts payable to affiliates	1,046	0	1,046	(6,146)	(5,100)
Taxes accrued	(2,942)	0	(2,942)	(1,503)	(4,445)
Funds on deposit	(140)	0	(140)	0	(140)
Other, net	(20,111)	1,561	(18,550)	4,793	(13,757)
Total Cash Flows from Operations	(64,005)	(23)	(64,028)	41,396	(22,632)

Cash Flows used in Investing:
Other construction expenditures and investments	(415)	0	(415)	0	(415)
Proceeds from sale of businesses	2,826	0	2,826	(4,577)	(1,751)
Unregulated investments	2,641	0	2,641	139	2,780
Total Cash Flows used in Investing	5,052	0	5,052	(4,438)	614

Cash Flows from (used in) Financing:
Retirement of notes	(10,500)	0	(10,500)	0	(10,500)
Short - term debt, net	0	0	0	0	0
Notes receivable due from affiliates	(4)	0	(4)	0	(4)
Notes payable to affiliates	(700)	0	(700)	0	(700)
Dividends paid to parent	(4,604)	0	(4,604)	4,604	0
Parent company contribution	90,584	23	90,607	(46,139)	44,468
Total Cash Flows from (used in) Financing	74,776	23	74,799	(41,535)	33,264

Effect of Sale and Merger of Subsidiaries on Cash Investments	(4,577)	0	(4,577)	4,577	0

Net Change in Cash
Cash Investments*	11,246	0	11,246	0	11,246
Cash at January 1	4,264	100	4,364	0	4,364
Cash at December 31	15,510	100	15,610	0	15,610

Supplemental cash flow information:
Cash paid during the year for:
Interest	671	0	671	(346)	325
Income taxes	3,029	17	3,046	0	3,046

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

K - 1 ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES |CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002 (000's)
		Allegheny	Allegheny
		Communications	Communications
	Allegheny	Connect	Connect
	Communications	of Virginia,	of Pennsylvania,	Subtotal
ASSETS	Connect, Inc.	Inc.	LLC	(Carried to
				Pg K - 1a)
Current assets:
Cash and temporary cash investments	344	1	0	345
Accounts receivable:
Billed:
Customer	18,771	0	0	18,771
Other	536	0	0	536
Affiliates, net	5,163	0	0	5,163
Allowance for uncollectible accounts	(2,809)	0	0	(2,809)
Materials and supplies - at average cost	0	0	6,765	6,765
Deferred income taxes	1,165	0	0	1,165
Taxes receivable - nonaffiliated	187	0	0	187
Taxes receivable - affiliated	3,493	0	0	3,493
Prepaid taxes	104	0	0	104
Other current assets	1	0	0	1
Total Current Assets	26,955	1	6,765	33,721

Property, plant and equipment:
In service, at original cost	18,772	0	0	18,772
Construction work in progress	21,812	0	0	21,812
Subtotal	40,584	0	0	40,584
Accumulated depreciation	(3,695)	0	0	(3,695)
Net Property, Plant and Equipment	36,889	0	0	36,889

Investments and other assets:
Securities of subsidiaries consolidated	354	0	0	354
Unregulated investments	1,075	0	0	1,075
Funds on deposit	77	0	0	77
Other assets	(1)	0	0	(1)
Total Investments and Other Assets	1,505	0	0	1,505

Deferred charges:
Deferred income taxes	14,457	0	0	14,457
Other deferred charges	352	0	0	352
Total Deferred Charges	14,809	0	0	14,809

Total Assets	80,158	1	6,765	86,924

K - 1a ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002 (000's)
					Allegheny
					Communications
		AFN Finance			Connect,
		Company No. 2,	Combined	Eliminations,	Inc. Consolidated
ASSETS	Subtotal	LLC	Totals	etc.	(Carried to
	(from pg K - 1)				Pg J - 1)
Current assets:
Cash and temporary cash investments	345	0	345	0	345
Accounts receivable:
Billed:
Customer	18,771	0	18,771	0	18,771
Other	536	0	536	0	536
Affiliates, net	5,163	1	5,164	(5,164)	0
Allowance for uncollectible accounts	(2,809)	0	(2,809)	0	(2,809)
Materials and supplies - at average cost	6,765	0	6,765	0	6,765
Deferred income taxes	1,165	0	1,165	(2)	1,163
Taxes receivable - nonaffiliated	187	0	187	(8)	179
Taxes receivable - affiliated	3,493	119	3,612	(46)	3,566
Prepaid taxes	104	0	104	0	104
Other current assets	1	0	1	0	1
Total Current Assets	33,721	120	33,841	(5,220)	28,621

Property, plant and equipment:
In service, at original cost	18,772	0	18,772	0	18,772
Construction work in progress	21,812	0	21,812	0	21,812
Subtotal	40,584	0	40,584	0	40,584
Accumulated depreciation	(3,695)	0	(3,695)	0	(3,695)
Net Property, Plant and Equipment	36,889	0	36,889	0	36,889

Investments and other assets:
Securities of subsidiaries consolidated	354	0	354	(354)	0
Unregulated investments	1,075	0	1,075	0	1,075
Funds on deposit	77	0	77	0	77
Other assets	(1)	0	(1)	0	(1)
Total Investments and Other Assets	1,505	0	1,505	(354)	1,151

Deferred charges:
Deferred income taxes	14,457	151	14,608	0	14,608
Other deferred charges	352	0	352	0	352
Total Deferred Charges	14,809	151	14,960	0	14,960

Total Assets	86,924	271	87,195	(5,574)	81,621

K - 2 ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002 (000's)
		Allegheny	Allegheny
		Communications	Communications
	Allegheny	Connect	Connect
	Communications	of Virginia,	of Pennsylvania,	Subtotal
LIABILITIES AND STOCKHOLDERS' EQUITY	Connect, Inc.	Inc.	LLC	(Carried to
				Pg K - 2a)
Current liabilities:
Accounts payable	1,582	0	0	1,582
Accounts payable to affiliates, net	0	0	6,627	6,627
Deferred income taxes	0	0	2	2
Taxes accrued:
Federal and state income	0	0	8	8
Other	125	0	0	125
Taxes payable affiliated	0	0	46	46
Other current liabilities	6	0	0	6
Total Current Liabilities	1,713	0	6,683	8,396

Deferred credits and other liabilities:
Other	58	0	0	58
Total Deferred Credits and Other Liabilities	58	0	0	58

Stockholders' equity
Common stock of Allegheny Communications Connect, Inc.	1	0	0	1
Common stock of subsidiaries consolidated	0	1	0	1
Other paid-in capital	100,400	0	0	100,400
Members equity	0	0	82	82
Retained earnings	(22,014)	0	0	(22,014)
Total stockholders' equity	78,387	1	82	78,470

Total stockholders' equity and liabilities	80,158	1	6,765	86,924

K - 2a ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2002 (000's)

					Allegheny
		AFN Finance			Communications
		Company No. 2,	Combined	Eliminations,	Connect,
LIABILITIES AND STOCKHOLDERS' EQUITY	Subtotal	LLC	Totals	etc.	Inc. Consolidated
	(from pg K - 2)				(Carried to
Current liabilities:					Pg J - 2)
Accounts payable	1,582	0	1,582	0	1,582
Accounts payable to affiliates, net	6,627	0	6,627	(5,164)	1,463
Deferred income taxes	2	0	2	(2)	0
Taxes accrued:
Federal and state income	8	0	8	(8)	0
Other	125	0	125	0	125
Taxes payable affiliated	46	0	46	(46)	0
Other current liabilities	6	0	6	0	6
Total Current Liabilities	8,396	0	8,396	(5,220)	3,176

Deferred credits and other liabilities:
Other	58	0	58	0	58
Total Deferred Credits and Other Liabilities	58	0	58	0	58

Stockholders' equity
Common stock of Allegheny Communications Connect, Inc.	1	0	1	0	1
Common stock of subsidiaries consolidated	1	0	1	(1)	0
Other paid-in capital	100,400	0	100,400	0	100,400
Members equity	82	271	353	(353)	0
Retained earnings	(22,014)	0	(22,014)	0	(22,014)
Total stockholders' equity	78,470	271	78,741	(354)	78,387

Total stockholders' equity and liabilities	86,924	271	87,195	(5,574)	81,621

K - 3 ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
						Allegheny
		Allegheny				Communications
		Communications				Connect,
	Allegheny	Connect	AFN Finance			Inc. Consolidated
	Communications	of Pennsylvania,	Company No. 2,	Combined	Eliminations,	(Carried to
	Connect, Inc.	LLC	LLC	Totals	etc.	Pg J - 3)

Total operating revenues	11,565	1,139	0	12,704	0	12,704

Cost of revenues:
Other	2,851	982	0	3,833	0	3,833
Total cost of revenues	2,851	982	0	3,833	0	3,833
Net revenues	8,714	157	0	8,871	0	8,871

Other operating expenses:
Workforce reduction expenses	659	0	0	659	0	659
Operation expense	9,322	18	794	10,134	0	10,134
Depreciation	1,794	0	0	1,794	0	1,794
Taxes other than income taxes	325	0	0	325	0	325
Total other operating expenses	12,100	18	794	12,912	0	12,912
Operating income (loss)	(3,386)	139	(794)	(4,041)	0	(4,041)

Other income (expenses), net	(43,661)	0	321	(43,340)	419	(42,921)

Interest charges:
Interest on long-term debt and other interest	0	0	298	298	0	298
Total interest charges	0	0	298	298	0	298

Income (loss) before income taxes	(47,047)	139	(771)	(47,679)	419	(47,260)

Federal and state income tax expense (benefit)	(19,151)	57	(270)	(19,364)	0	(19,364)

Net Income (loss)	(27,896)	82	(501)	(28,315)	419	(27,896)

K - 4 ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny	Allegheny
		Communications	Communications
	Allegheny	Connect	Connect
	Communications	of Virginia	of Pennsylvania,	Subtotal
RETAINED EARNINGS	Connect, Inc.	Inc.	LLC	(Carried to
				Pg K - 4a)

Balance at January 1, 2002	5,882	0	0	5,882

Add:
Net income (loss)	(27,896)	0	0	(27,896)

Balance at December 31, 2002	(22,014)	0	0	(22,014)

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	67,039	0	0	67,039

Add (Deduct):
Capital Contributions from Parent	33,361	0	0	33,361

Balance at December 31, 2002	100,400	0	0	100,400

MEMBERS EQUITY

Balance at January 1, 2002	0	0	568	568

Add (Deduct):
Net income (loss)	0	0	82	82
Capital Contributions from Parent	0	0	0	0
Reclass of additional paid-in capital to a
payable to ACC Inc.	0	0	(568)	(568)

Balance at December 31, 2002	0	0	82	82

K - 4a
ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
FOR YEAR ENDED DECEMBER 31, 2002
(000's)

					Allegheny
		AFN Finance			Communications
		Company No. 2	Combined	Eliminations,	Connect,
RETAINED EARNINGS	Subtotal	LLC	Totals	etc.	Inc. Consolidated
	(from pg K - 4)				(Carried to
					Pg J - 4)

Balance at January 1, 2002	5,882	0	5,882	0	5,882

Add (Deduct):
Net income (loss)	(27,896)	0	(27,896)	0	(27,896)

Balance at December 31, 2002	(22,014)	0	(22,014)	0	(22,014)

OTHER PAID - IN CAPITAL

Balance at January 1, 2002	67,039	0	67,039	0	67,039

Add (Deduct):
Capital Contributions from Parent	33,361	0	33,361	0	33,361

Balance at December 31, 2002	100,400	0	100,400	0	100,400

MEMBERS EQUITY

Balance at January 1, 2002	568	0	568	(568)	0

Add (Deduct):
Net income (loss)	82	(501)	(419)	419	0
Capital Contributions from Parent	0	772	772	(772)	0
Reclass of additional paid-in capital to a
payable to ACC Inc.	(568)	0	(568)	568	0

Balance at December 31, 2002	82	271	353	(353)	0

K - 5 ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
		Allegheny	Allegheny
		Communications	Communications
	Allegheny	Connect	Connect
	Communications	of Virginia	of Pennsylvania,	Subtotal
	Connect, Inc.	Inc.	LLC	(Carried to
				Pg K - 5a)
Cash Flows from Operations:
Net income (loss)	(27,896)	0	82	(27,814)
Cumulative effect of accounting change, net of taxes	0	0	0	0
Income before accounting change	(27,896)	0	82	(27,814)
Depreciation and amortization	1,794	0	0	1,794
Deferred investment credit and income taxes, net	(16,174)	0	2	(16,172)
Workforce reduction expenses	659	0	0	659
Restructuring charges and related asset impairment	5	0	0	5
Impairment of unregulated investments	33,199	0	0	33,199
Changes in certain current assets and liabilities:
Accounts receivable, net	(5,738)	0	0	(5,738)
Account receivable from affiliates	4,836	0	0	4,836
Materials and supplies	0	0	(2,090)	(2,090)
Taxes receivable	(3,680)	0	0	(3,680)
Accounts payable	603	0	0	603
Accounts payable to affiliates	0	0	1,952	1,952
Prepayment	0	0	0	0
Taxes accrued	(367)	0	54	(313)
Interest accrued	0	0	0	0
Funds on deposit	(77)	0	0	(77)
Other, net	(14,284)	0	0	(14,284)
Total Cash Flows from Operations	(27,120)	0	0	(27,120)

Cash Flows used in Investing:
Other construction expenditures and investments	236	0	0	236
Unregulated investments	(6,220)	0	0	(6,220)
Total Cash Flows used in Investing	(5,984)	0	0	(5,984)

Cash Flows from (used in) Financing:
Retirement of notes	0	0	0	0
Parent company contribution	33,361	0	0	33,361
Total Cash Flows from (used in) Financing	33,361	0	0	33,361

Net Change in Cash
Cash Investments*	257	0	0	257
Cash at January 1	87	1	0	88
Cash at December 31	344	1	0	345

Supplemental cash flow information:
Cash paid during the year for:
Interest	0	0	0	0
Income taxes	663	0	0	663

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

K - 5a ALLEGHENY COMMUNICATIONS CONNECT, INC. AND SUBSIDIARY COMPANIES CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2002 (000's)
					Allegheny
		AFN Finance			Communications
		Company No. 2	Combined	Eliminations,	Connect,
	Subtotal	LLC	Totals	etc.	Inc. Consolidated
	(from pg K - 5)				(Carried to
					Pg J - 5)
Cash Flows from Operations:
Net income (loss)	(27,814)	(501)	(28,315)	419	(27,896)
Cumulative effect of accounting change, net of taxes	0	0	0	0	0
Income before accounting change	(27,814)	(501)	(28,315)	419	(27,896)
Depreciation and amortization	1,794	0	1,794	0	1,794
Deferred investment credit and income taxes, net	(16,172)	(151)	(16,323)	0	(16,323)
Workforce reduction expenses	659	0	659	0	659
Restructuring charges and related asset impairment	5	0	5	0	5
Impairment of unregulated investments	33,199	0	33,199	0	33,199
Changes in certain current assets and liabilities:
Accounts receivable, net	(5,738)	1	(5,737)	0	(5,737)
Account receivable from affiliates	4,836	(1)	4,835	1,057	5,892
Materials and supplies	(2,090)	0	(2,090)	0	(2,090)
Taxes receivable	(3,680)	(119)	(3,799)	54	(3,745)
Accounts payable	603	0	603	0	603
Accounts payable to affiliates	1,952	0	1,952	(1,057)	895
Prepayment	0	0	0	0	0
Taxes accrued	(313)	0	(313)	(54)	(367)
Interest accrued	0	0	0	0	0
Funds on deposit	(77)	0	(77)	0	(77)
Other, net	(14,284)	0	(14,284)	353	(13,931)
Total Cash Flows from Operations	(27,120)	(771)	(27,891)	772	(27,119)

Cash Flows used in Investing:
Other construction expenditures and investments	236	0	236	0	236
Unregulated investments	(6,220)	10,500	4,280	0	4,280
Total Cash Flows used in Investing	(5,984)	10,500	4,516	0	4,516

Cash Flows from (used in) Financing:
Retirement of notes	0	(10,500)	(10,500)	0	(10,500)
Parent company contribution	33,361	771	34,132	(772)	33,360
Total Cash Flows from (used in) Financing	33,361	(9,729)	23,632	(772)	22,860

Net Change in Cash
Cash Investments*	257	0	257	0	257
Cash at January 1	88	0	88	0	88
Cash at December 31	345	0	345	0	345

Supplemental cash flow information:
Cash paid during the year for:
Interest	0	324	324	0	324
Income taxes	663	0	663	0	663

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.